SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006
Orthodontix, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-27836	65-0643773

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Snunit Street
Science Park
POB 455
Carmiel, Israel 21000
(Address of principal executive offices) (Zip Code)
1428 Brickell Avenue, Suite 105, Miami, Florida 33131
(Former Name or Former Address, if Changed Since Last Report)
Registrant’s telephone number, including area code: (305) 371-4112
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The statements set forth under the captions “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors”, and other statements included elsewhere in this Current Report on Form 8-K, which are not historical, constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies for the future. When used in this report, the terms “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to our or our subsidiaries or our management, are intended to identify forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.
Examples of the risks and uncertainties include, but are not limited to the following: the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA, or other health regulatory authorities; risks that any of these regulatory authorities will not approve the marketing and sale of a drug product even after they grant us initial approval of any of these drug products; possible changes in our financial condition; any lack of progress of our research and development (including the results of clinical trials being conducted by us); interruptions in the supply of adequate amounts of drug substance and drug product for our clinical trials, which may be difficult or uneconomical to procure or manufacture; obtaining on a timely basis sufficient patient enrollment in our clinical trials; the impact of development of competing therapies and/or technologies by other companies; our ability to obtain additional financings required to fund our research programs; the risk that we will not be able to develop a successful sales and marketing organization in a timely manner, if at all; the additional costs and delays that may result from requirements imposed by the health regulatory authorities in connection with obtaining the required approvals; assessment of the outcome and financial impact of litigation and other governmental proceedings and the potential impact of unasserted claims; our ability to establish and maintain strategic license, collaboration and distribution arrangements and to manage our relationships with collaborators, distributors and partners; potential product liability risks and risks of securing adequate levels of product liability and clinical trial insurance coverage; the availability of reimbursement to patients from health care payors for procedures in which our products are used; the possibility of infringing a third party’s patents or other intellectual property rights; the uncertainty of obtaining patents covering our products and processes and in successfully enforcing them against third parties; and the possible disruption of our operations due to terrorist activities and armed conflict, including as a result of the disruption of operations of regulatory authorities, our subsidiaries, our manufacturing facilities and our customers, suppliers, distributors, couriers, collaborative partners, licensees, and clinical trial sites.

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Items 3.02. Unregistered Sales of Equity Securities
Item. 5.01. Changes in Control of Registrant
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officer
Item 5.06. Change in Shell Company Status
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-4.1 Form of Warrant
EX-10.1 2006 Stock Incentive Plan
EX-10.2 Employment Agreement w/Yoseph Shaaltiel
EX-10.3 Employment Agreement w/Einat Almon
EX-10.4 Employment Agreement w/David Aviezer
EX-10.5 Employment Agreement w/Yossi Maimon
EX-10.6 License Agreement
EX-10.7 Research and License Agreement
EX-10.8 Agreement between Teva and Protalix
EX-10-9 Unprotected Lease Contract
EX-10.10 Merger Agreement and Plan

     In addition, companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. These associated risks and other risks and uncertainties are detailed under “Risk Factors” and in any documents incorporated by reference in this Current Report on Form 8-K. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements. Except where the context otherwise requires, the terms, “we”, “us”, “our”, “the Company,” or “Orthodontix” refer to the business of Orthodontix, Inc. and its consolidated subsidiaries, and “Protalix” or “Protalix Ltd.” refers to the business of Protalix Ltd., our wholly-owned subsidiary and sole operating unit.
Item 1.01. Entry into a Material Definitive Agreement
The disclosures set forth in Items 2.01, 5.02, and 5.03 to this Current Report are incorporated into this item by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
The Merger
On December 31, 2006, we acquired through a merger of our wholly owned subsidiary, Protalix Acquisition Co. Ltd., all of the outstanding shares of Protalix Ltd., a privately-held Israeli biotechnology company, in exchange for shares of our common stock, par value $.001 per share. As a result, Protalix Ltd. is now our wholly-owned subsidiary, with the former shareholders of Protalix Ltd. acquiring in excess of 99% of our outstanding shares of common stock. In connection with the merger, we effected a one-for-ten reverse stock split. All share numbers in this Current Report on Form 8-K give effect to such reverse stock split. We incurred acquisition related costs in connection with this transaction which will be reflected in the financial statements we file with the Securities and Exchange Commission.
Our trading symbol was “OTIX.BB”; however, in connection with the reverse split, it was changed to “ORTX.BB”. We intend to change our name to Protalix BioTherapeutics, Inc., and our trading symbol to “PLXB”. The merger was consummated pursuant to a Merger Agreement and Plan of Reorganization, dated August 21, 2006, as amended on October 31, 2006 and November 30, 2006, by and among us, Protalix Acquisition Co. Ltd., and Protalix Ltd.
At the closing of the merger, the former shareholders of Protalix Ltd. received shares of our common stock in exchange for all of their shares of Protalix Ltd. in a proportion equal to approximately 61 shares of our common stock for each 1 ordinary share of Protalix Ltd. As a result, at the closing of the merger, we issued an aggregate of 61,198,679 shares of our common stock to the former shareholders of Protalix Ltd, and the shares of Orthodontix common stock that were outstanding prior to the merger were converted into shares representing less than 1% of the outstanding shares of Orthodontix’s common stock on a fully diluted basis. Of the 61,198,679 shares of Orthodontix’s common stock issued in the merger, 12,243,130, or approximately 15.82% of the outstanding shares of common stock on a fully diluted basis at the closing of the merger, were received by a trust controlled by Phillip Frost, M.D., one of our directors, Glenn L. Halpryn, a former director of ours and certain other recent investors in Protalix Ltd. In addition, we assumed the obligations under outstanding warrants previously issued by Protalix Ltd. to purchase 117,168 of Protalix Ltd.’s ordinary shares and, in connection therewith, we issued warrants and options to purchase 7,504,242 shares of our common stock to certain shareholders and board members of Protalix Ltd. Of the foregoing, warrants to purchase 3,875,416 shares of common stock were issued to the recent investors in Protalix Ltd.
Immediately prior to the closing of the merger, Protalix Ltd. had outstanding options to purchase 88,001 ordinary shares under its employee stock option plan. Pursuant to the terms of the Merger Agreement, Orthodontix assumed all of the outstanding obligations under such plan and, accordingly, Orthodontix anticipates issuing 5,375,174 shares of its common stock upon the exercise of such options in lieu of shares of Protalix Ltd. and has reserved an additional 4,366,481 shares of its common stock under its incentive plan for future allocation.
In addition, prior to the closing of the merger, on September 12, 2006, pursuant to a share purchase agreement dated August 21, 2006, Protalix Ltd. completed the sale of 163,774 ordinary shares, or 14% of its outstanding ordinary shares, and warrants to purchase an additional 57,691 ordinary shares, or 5% of the outstanding ordinary shares, of Protalix Ltd., on a fully diluted basis, in a private placement to a trust controlled by Dr. Frost, Glenn L. Halpryn and certain other investors introduced to Protalix Ltd. by Dr. Frost. Protalix Ltd. received gross proceeds from the private placement equal to $15,000,000. In connection with such share purchase agreement, prior to the closing of the merger, the investors invested an additional $122,988. As a result of the merger, the shares received by these investors were converted into 10,054,600 shares of our common stock, representing 12.99% of our total outstanding capital stock on a fully-diluted basis after the closing of the merger, and the warrants were converted into warrants issued by us that are exercisable into 3,875,416 shares of our common stock, representing approximately 5% of our total outstanding shares on a fully diluted basis at the closing of the merger.
Under the terms of this share purchase agreement, in connection with services provided and anticipated to be provided to the merged company, including the services to be provided by each of Dr. Frost and Dr. Hsiao as directors, we have issued to Dr. Frost, Jane Hsiao, Ph.D. and one other investor options that are exercisable into 2.5%, 0.5% and 0.5%, respectively, of our issued and outstanding common stock on a fully-diluted basis immediately after the closing of the merger. Such amounts equaled 1,937,708, 387,542 and 387,542 shares, respectively.
The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended, and was conducted in reliance on the exemption from registration afforded by Section 4(2), Rule 506 of Regulation D and Regulation S under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.
We have agreed to use our best efforts to file a shelf registration statement with the SEC covering the resale of all shares of common stock received by Protalix Ltd.’s former shareholders after our common stock has been listed for trading on the American Stock Exchange, if at all, and to use our best efforts to cause such registration statement to be declared effective as promptly as possible after filing. We are obligated to maintain the effectiveness of this shelf registration statement until the shares registered under it are eligible for resale under

Rule 144(k) of the Securities Act of 1933, as amended. There can be no assurance that the American Stock Exchange will list our shares for trading.
Tax Ruling and Lock-up Agreements
In connection with the merger, substantially all of the former shareholders of Protalix Ltd. entered into lock-up agreements to satisfy Israeli tax laws and contractual obligations. The lock-up agreements prohibit such former Protalix shareholders from, directly or indirectly, selling or otherwise transferring the shares of our common stock issued to them as a result of the merger during a period commencing upon the closing of the merger and ending on January 1, 2009. However, during such period, each such former Protalix shareholder may, under the terms of the lock-up agreements and the tax ruling described below, sell an aggregate of 10% of each such shareholder’s original number of locked-up shares. All permitted sales of locked-up shares that may be made during such time period are cumulative.
Furthermore, under applicable tax law, incorporated by reference into the tax ruling obtained by Protalix Ltd. from the Israeli tax authorities, during the lock-up period, we must maintain our holding of at least 51% of Protalix Ltd. and our shareholders at the time of the consummation of the merger must maintain, in the aggregate, holdings of at least 51% of our outstanding share capital.
We and Protalix Ltd. are entitled to issue up to 25% of our respective share capital to third parties or a higher number of shares in a public offering, provided that we and Protalix Ltd. each remain compliant with the limitations described above.
Notwithstanding the limitations described above, the following transactions shall not be subject to any limitation on the sale of shares under the ruling: (i) dispositions by any shareholder of our company that holds less than 5% of our voting rights or issued and outstanding share capital upon the merger; or (ii) a shareholder who is not subject to, or is exempt from, the payment of taxes in Israel. These transactions are restricted pursuant to the contractual lock-ups described above.
According to the tax ruling, until the second anniversary of the closing of the merger, the operation of our company and/or that of Protalix Ltd. shall be further limited as follows:
•	Most of Protalix Ltd.’s operations and activities shall be directed to research and development activities. The Encouragement of Industrial Research and Development Law, 1984, of the State of Israel defines research and development activity to include certain expenses incurred by a company in connection with the transition to the manufacturing and marketing of the products or technology that result from the research and development efforts.

•	The consideration received and to be received in connection with the issuance of our shares or rights, those of Protalix Ltd. or Orthodontix shall be used and reinvested in research and development activity as defined above. Such consideration includes any investment made in Protalix Ltd. prior to the merger and the cash held by us as of the closing of the merger, after the deduction of any amounts required for the operation of our company in the United States.

•	at least 75% of the research and development expenditures of Protalix Ltd. shall be made in Israel. However, the Israeli tax authorities may establish a lower percentage if Protalix Ltd. makes expenditures in connection with clinical and toxicology trials that cannot be conducted in Israel.
Business
Orthodontix was formed as Embassy Acquisition Corp., a Florida corporation, in November 1995 for the purpose of effecting a merger with an operating business. In April 1998, we merged with an orthodontic practice management company and acquired assets and assumed certain liabilities of 26 orthodontic practices in exchange for shares of our common stock and the entering into of practice management service agreements with these practices. Upon completing these acquisitions, we changed our name to Orthodontix, Inc. and began managing the business aspects of these practices. By November 1999, we had ceased providing practice management services. By May 2001, we had terminated our affiliation with all these practices and, during the years ended December 31, 2000 and 2001, we sold each of these practices until we had no further operations.
Upon the completion of the merger, we adopted the business of Protalix Ltd., which is our wholly-owned subsidiary and operating unit. All references to Protalix for periods after the closing of the merger shall refer to us and Protalix Ltd., collectively. We intend to change our name from Orthodontix, Inc. to Protalix BioTherapeutics, Inc.
Company Overview
We are an emerging clinical stage biopharmaceutical company that is focused on developing and producing recombinant therapeutic proteins that are produced through our proprietary plant cell system. In the biotechnology field, the production or manufacture of recombinant proteins is commonly referred to as the “expression” of such proteins. Recombinant therapeutic proteins are proteins that are produced by different genetically modified organisms following the insertion of the relevant DNA into their genome and are the basis of most biopharmaceutical drugs currently under development. Our sole operating unit, Protalix Ltd., was originally incorporated in Israel as Metabogal Ltd. on December 27, 1993, and, as it changed its focus to the expression of recombinant therapeutic proteins in plant cells, changed its name to Protalix Ltd. on April 26, 2004. Our principal business address is 2 Snunit Street, Science Park, POB 455, Carmiel, Israel 21000, where we operate a research and manufacturing facility. We use our plant cell culture and bioreactor technology for the expression of recombinant therapeutic proteins, and we are currently developing several such biotherapeutic products.
Our patented plant cell system enables the expression in plant cells of specific human genes, most often genes coding for proteins of pharmaceutical or therapeutic value. Once the plant cells produce a therapeutic protein, this protein may be grown on an industrial-scale in our proprietary bioreactor system. Subsequently, the protein is extracted from the cells and purified to a clinical grade. Our system presents a proprietary method for the production of recombinant proteins that we believe is safe and scaleable and will allow for the cost-effective industrial-scale production of such recombinant human therapeutic proteins. In addition, we believe that our proprietary plant-cell system has a number of advantages over other expression methodologies, as follows:
•	The glycosilation of a protein is the addition of a glycan, or sugar, residue structure on the protein which, in certain cases, binds the protein to a target cell and enables the protein’s therapeutic function and/or its bioactivity. In certain cases, Protalix’s proprietary manufacturing methods for expressing proteins may provide patent protection for the production method and potential market advantage for the proteins produced through our system. Patent protection and potential market advantage may be achieved for a protein as well as the glycosilation structure of the protein;
•	Our plant cell expression system is a contained regulatory-compliant bioprocess that significantly reduces the risk of contamination with pathogenic agents, such as viruses, which are ordinarily associated with mammalian expression methodologies; and
•	A degree of control of the glycosilation process that is available through our expression system enables the control of the glycosilation process, thereby allowing for the production of highly uniform therapeutic protein products which is necessary for large scale production.
Our lead product candidate, prGCD, is a proprietary plant cell expressed recombinant form of Glucocerebrosidase (GCD) for the treatment of Gaucher Disease, a lysosomal storage disorder in humans. Glucocerebrosidase is an enzyme-based protein, the lack of which is a symptom of Gaucher Disease. Enzymes are proteins that catalyze, or accelerate, chemical reactions in cells. Gaucher Disease is commonly treated through enzyme replacement therapy (ERT), a medical treatment in which an enzyme is replaced in patients in whom the enzyme is lacking or deficient. The only recombinant Glucocerebrosidase currently available on the market and approved worldwide for the treatment of Gaucher Disease is Cerezyme®, which is produced by Genzyme Corporation. According to public reports issued by Genzyme, annual sales of Cerezyme approached $1 billion in 2005 and sales of Cerezyme in 2006 are exceeding 2005 sales. We received approval from the FDA to commence Phase I clinical trials of prGCD under an IND (Investigational New Drug) application in July 2005. The Phase I clinical study was completed in June 2006, and we believe that the data presented in the final clinical report of this trial was promising for proceeding to the next phase of clinical testing. We are currently preparing an application for FDA approval to commence a Phase III pivotal trial of prGCD, which we expect to commence in 2007.
We believe that we have demonstrated the potential of our plant cell manufacturing platform to become a safe and efficacious expression technology for the manufacture or expression of a wide variety of biopharmaceutical products. Accordingly, we are employing a two-pronged business strategy that enables us to pursue our goal of becoming a fully integrated biopharmaceutical company. In addition to our focused development of prGCD, we are using our protein expression technology to develop an innovative proprietary product pipeline. We are evaluating and initiating additional internal research programs through collaboration agreements with academic institutions, such as the Yeda Research and Development Company Limited, the technology transfer arm of Israel’s Weizmann Institute of Science. In addition, we continuously review and consider development and commercialization alliances with corporate partners in specific and identified markets worldwide for specific products or territories in order to enable us to optimize our resources and effectively penetrate target markets. We have recently entered into such an agreement with Teva Pharmaceutical Industries Ltd.
Proprietary Technology
Due to the high cost of protein expression through mammalian cells, many pharmaceutical and biotechnology companies are considering new production technologies. The current industry standard for expression of recombinant therapeutic glycoproteins, proteins that contain sugar residues, is expression in cultured mammalian cells. The cells most often used in connection with mammalian protein expression are Chinese hamster ovary (CHO) cells that are grown in highly sophisticated and costly stainless steel bioreactors. Despite their widespread use, such mammalian systems have a number of disadvantages. The stainless-steel bioreactors used in such systems involve extensive and very rigid monitoring and regulation of environmental conditions, such as temperature, pH levels, and oxygen levels, making such systems expensive and complicated to operate. Mammalian expression systems require large quantities of sophisticated and expensive growth medium. The expression of therapeutic proteins through mammalian systems, in certain cases, produces a mixture of different forms of the glycoprotein requiring complex post-expression modifications to the glycosilation structure of the desired protein. For example, with respect to the expression of prGCD, modifications to the expressed protein are necessary to achieve the sugar residue structure necessary for the expressed protein to have binding qualities for attachment to a target cell, and for the protein to be able to effect the desired bioactivity. Without such modifications, the expressed protein would not be effective in connection with enzyme replacement therapy as it will neither bind with a target cell nor effect the desired bioactivity. Lastly, the mammalian systems present the potential risk of transferring mammalian derived pathogenic agents, such as viruses, resulting in the need for viral inactivation and monitoring for unexpected toxic agents.
Another protein expression methodology is prokaryotic systems, which involve the expression of proteins in a bacterial culture. The industrial-scale production of recombinant proteins through prokaryotic systems is more cost-effective than other expression methodologies. However, prokaryotic expression systems can only be used for the production of simple proteins, such as insulin or growth hormones, because bacterial cultures cannot produce glycoproteins. This is a significant limitation because glycoproteins constitute the majority of newly developed biotherapeutic drugs. In addition, several companies and research institutions have explored the expression of human proteins in genetically-modified organisms, or GMOs, such as transgenic field-grown plants and transgenic animals. However, these alternate techniques may be restricted by environmental risks and by the difficulty in applying current good manufacturing practices (cGMPs) standards of the pharmaceutical industry to these expression technologies.
As an alternative to such expression methodologies, we have developed a novel and proprietary bioreactor system for the expression and manufacture of recombinant proteins that uses plant cells, such as carrot cells, as the platform. Our flexible and disposable bioreactors are uniquely suited for plant cell growth using a simple chemically defined growth medium. The reactors are custom-designed and optimized for plant cell cultures, easy to use, rapidly scalable at a low cost, require less hands-on maintenance between cycles, and entail very low initial capital investment.
We believe that our plant cell expression system has the following advantages over other expression systems:
•	The expression of certain proteins through our proprietary plant cell system does not infringe certain patents that cover the mammalian cell production of such proteins;
•	A protein expressed using our system may provide the basis for patents covering both the protein and methods of producing the protein, thereby providing potential market advantage;
•	There is significantly reduced risk of disease transmission to humans as our system does not involve the use of mammalian cells or mammalian components;
•	The relatively uniform glycosilation pattern of proteins produced in our system enables drug product consistency;
•	When compared to other protein production techniques, our system includes simpler production elements, is easily scalable, and requires less capital expenditures and initial capital investments; and
•	We expect our system to involve lower operational expenses as it requires minimal personnel training and less hands-on maintenance.
However, we believe that our plant cell expression system faces the following disadvantages:
•	The system is novel and is still in the early stages of development and optimization;
•	Mammalian cells have been used in connection with recombinant therapeutic protein expression for more than 20 years and are the subject of a wealth of data; similar amounts of data have not been generated for plant cell expression;
•	Protein glycosilation is not identical to the natural human glycosilation pattern and its long term effect on human patients is still unknown; and
•	There is a need to design custom-made equipment and to generate specific growth media for the plant cells, as this is a new technology that cannot always rely on existing equipment.
We believe, based upon our research and development efforts, that our plant cell expression system is capable of producing “human like” proteins that maintain the amino acid structure of the desired human protein as well as a very similar, but not identical, glycan, or sugar, structure. Our research has demonstrated that by having a glycan structure similar to naturally produced protein, the plant cell expressed proteins maintain the biological activity that characterizes the human protein when tested in the relevant biological assays. Taken together, our research suggests that proteins produced by our plant cell system are likely to mimic the therapeutic functions of the natural human proteins which they are produced to replace.

We have successfully demonstrated the feasibility of our system by producing, on an exploratory, research scale, a variety of therapeutic proteins belonging to different drug classes, such as enzymes, hormones, interferones, monoclonal antibodies and vaccines.
prGCD for the Treatment of Gaucher Disease
Our lead proprietary product candidate, prGCD, is a plant recombinant Glucocerebrosidase enzyme (GCD) for the treatment of Gaucher Disease. In July 2005, we received FDA approval of our IND application for prGCD, allowing us to initiate an FDA-approved clinical development program for prGCD that does not require us to conduct Phase II clinical trials. The Phase I clinical trial was completed in June, 2006. We expect that, based upon the results of such concluded Phase I clinical trial together with the results of certain preclinical studies, we should be able to obtain FDA approval to initiate a pivotal Phase III trial of prGCD for the treatment of Gaucher Disease. We anticipate that we will be able to commence such trial in 2007. However, there can be no assurance that we will obtain FDA approval to initiate such Phase III trial.
Gaucher Disease is the most prevalent lysosomal storage disorder in humans. It is caused by mutations or deficiencies in the gene encoding GCD, a lysosomal enzyme that catalyzes the degradation of glucosylceramide (GlcCer). The normal degradation products of GlcCer are glucose and ceramide that are easily excreted by the cells through normal human processes. The absence of an active GCD enzyme leads to the accumulation of GlcCer in lysosomes of certain white blood cells called macrophages. Macrophages affected by the disease become highly enlarged due to the accumulation of GlcCer and are referred to as “Gaucher cells.” Gaucher cells accumulate in the spleen, liver, lungs, bone marrow and brain. Associated clinical symptoms of Gaucher Disease include enlarged spleen and liver (hepatosplenomegaly), anemia, thrombocytopenia, skeletal deterioration and possible brain damage.
There are three different types of Gaucher Disease, each determined by the level of GCD activity. The associated clinical symptoms of Type I Gaucher Disease include severe enlargement of the spleen and liver, anemia, thrombocytopenia, osteoporosis, skeletal deterioration and bone fractures. Type 1 Gaucher Disease occurs worldwide in all populations; however, it is most prevalent in the Ashkenazi Jewish population (Jewish people of Eastern European ancestry) where it occurs at a rate of 1:450 births. Type 2 Gaucher Disease involves an accumulation of Gaucher cells in the brain leading to acute brain damage and is usually fatal during the first three years of life. Type 2 Gaucher Disease occurs at a rate of 1:100,000 births. Type 3 Gaucher Disease is the chronic neuropathic form of the disease and occurs at a rate of 1:50,000 births. Neurological symptoms of Type 3 Gaucher Disease may include loss of motor control, mental deterioration and myoclonic seizures. Type 3 Gaucher Disease is generally fatal within 20 to 30 years of birth. According to published scientific studies, types 2 and 3 show no ethnic predilection.
Gaucher Disease is currently treated by enzyme replacement therapy (ERT) using recombinant GCD to replace the mutated or deficient natural GCD enzyme. The only recombinant GCD currently available on the market and approved worldwide for the treatment of Gaucher Disease is Cerezyme, produced by Genzyme. There are no known severe side effects to the use of Cerezyme and its approved use over the past decade suggests that it is an effective treatment. According to public reports issued by Genzyme, annual sales of Cerezyme approached $1 billion in 2005 and sales of Cerezyme in 2006 are exceeding 2005 sales. Cerezyme is expressed in mammalian Chinese hamster ovary (CHO) cells. In order for a GCD enzyme to be effective in connection with enzyme replacement therapy, exposed terminal mannose sugar residues, the structures on the protein that bind to the target cell and facilitate the internalization of the protein into the target cell, must be present on the sugar residue covering the protein in order to permit binding to macrophage mannose receptors, the structures to which the terminal mannose residues attach. Cerezyme production involves sequential complex laboratory de-glycosilation processing in order to modify the drug to expose the terminal mannose residues so they can bind to the macrophage mannose receptors of the target cells, a procedure that increases the production cost of Cerezyme. We believe that the high cost of Cerezyme, which has been reported to cost an average of approximately $200,000 per year per patient, places an economic burden on healthcare systems. Cerezyme is currently used to treat approximately 4,500 patients.
Another much less frequently used drug for the treatment of Gaucher Disease is Zavesca® (miglustat), marketed by Actelion Ltd. Zavesca has been approved for use in the United States by the FDA as an oral treatment. However, it has side effects and the FDA has approved it only for the administration to those patients that cannot be treated through enzyme replacement therapy (ERT) (such as Cerezyme) and, accordingly, have no other treatment alternative. As a result, Zavesca’s use has been very limited and Actelion reported sales of Zavesca of approximately $11 million for 2005.
prGCD expression in carrot cells permits intra cellular manipulation of the protein glycosilation process, generating terminal mannose structures in vivo directly by the cells. This enables the production of a “ready to use” GCD enzyme, thus precluding the need for the costly post-production de-glycosilation modification required for proteins generated through mammalian cell expression. The prGCD terminal mannose residues on the sugar chains of prGCD facilitate elevated uptake and internalization into the target cells as compared to Cerezyme. Furthermore, when compared to Cerezyme, prGCD displays a superior to equivalent level of the desired enzymatic activity, depending on the biological test used. prGCD is potentially very safe and less expensive to produce as it does not require mammalian-derived components in the manufacturing process. For the foregoing reasons, we believe that prGCD’s elevated internalization rates and bioactivity may lead prGCD to become a highly effective, attractive, and cost effective treatment alternative for Gaucher Disease patients; however, there can be no assurance that prGCD will be approved as a treatment of Gaucher Disease.
We have filed process patents, as well as composition of matter patents for prGCD thereby providing us with patent-pending manufacturing methodologies with respect to GCD. We believe that our strong intellectual property position in combination with the potential cost-effectiveness and superior bioactivity of prGCD, if indeed also demonstrated in the anticipated Phase III clinical trial, should allow aggressive penetration and establishment of prGCD as a treatment in this market; however, there can be no assurance that we are correct.
Pipeline Drug Candidates
To further expand our internal drug pipeline, we are taking advantage of our ability to produce recombinant therapeutic proteins in a plant cell system to develop certain additional therapeutic proteins available on the market at a high cost without infringing the method patents or other intellectual property rights of third parties in connection with production of such proteins. In order to select additional candidates for clinical development, we are testing, in-house and through collaborations with academic partners, several product candidates oriented towards specialty market segments. We have expressed a number of different proteins demonstrating biological activity. We are also exploring drugs in several potential markets, including the following:
     PRX-102
     We are developing a proprietary alpha Galactosidase enzyme, which is a therapeutic enzyme for the treatment of Fabry disease, a rare genetic lysosomal storage disorder, the symptoms of which involve the accumulation of lipids in the cells of the kidneys, heart and other organs. Fabry disease affects more than 8,000 people globally. We believe that the treatment of Fabry disease is a specialty clinical niche with a high growth potential. Currently there are two drugs available on the market to treat Fabry disease. Fabrazyme®, made by Genzyme, was approved for the treatment of Fabry disease in Europe in 2001 and in the United States in 2003. Another approved drug for the treatment of Fabry disease in the European Union is Replagal® sold by Shire plc.
     PRX-111
     We are developing two variants of a human fertility hormone targeted at the infertility market. We believe that the market for infertility treatments presents a strong opportunity. We are currently performing further research in order to evaluate the potential of these proteins. To date, we believe that our in vitro experiments have demonstrated promising biochemical and cellular results when compared to the currently marketed biotherapeutic proteins used in approved infertility treatments. However, we are performing additional evaluation studies to determine whether it is in our interest to continue the research and development of these hormones.
The Biogeneric Protein Expression Market
Recombinant technologies have become the cornerstone of the modern medical biotechnology industry. There is a strong demand in the market for the discovery and development of recombinant DNA products such as therapeutic proteins, vaccines and antibodies. According to a 2005 report issued by Datamonitor, a leading provider of online database and analyses services for key industry sectors, the total market for recombinant technologies in the United States is anticipated to grow to $53 billion by 2010.
As patents relating to various therapeutic proteins expire, pharmaceutical companies seek to produce biogeneric versions of such proteins in order to capture a portion of the market share of the proteins. Biogeneric proteins are the therapeutic equivalents of a referenced protein. Biogeneric drugs face significant barriers to market entry, such as difficulty of developing an effective product and cell culture manufacturing process, strong branded competition, and the complex patent coverage still surrounding many of the recombinant therapeutic proteins with high annual sales. Companies that can demonstrate superior methods of production may take advantage of commercial opportunities in the market for biogeneric products.

We believe that one of our competitive strengths is our ability to use our plant cell expression system to overcome such barriers to market entry. We believe that our system allows us, in certain cases, to produce proteins without infringing method-based patents or other intellectual property rights held by third parties relating to various drug candidates. These factors are important features for differentiation in the biogeneric therapeutic field and allow for the establishment of new production lines for the development of biogeneric products. We anticipate that a number of biogeneric products may be developed in collaboration with large pharmaceutical and biotechnology companies, and we expect to be able to generate up-front milestones and royalty revenue by entering early-stage deals with such partners to develop and scale up their biogeneric and innovative product candidates. We recently entered into a collaboration agreement with Teva Pharmaceutical Industries Ltd. for the development and manufacture of two proteins using our bioreactor system and the potential development and commercialization of products based on such proteins.
Strategic Collaborations
     Teva Pharmaceutical Industries
On September 14, 2006, Protalix Ltd. entered into a collaboration and licensing agreement with Teva Pharmaceutical Industries Ltd. for the development and manufacturing of two proteins using our plant cell system. The proteins, aimed at large-sized markets, are not part of our current product development pipeline. Pursuant to the agreement, we will collaborate on the research and development of the two proteins utilizing our plant cell expression system. We will grant to Teva an exclusive license to commercialize the developed products in return for royalty and milestone payments payable upon the achievement of certain pre-defined goals. We will retain certain exclusive manufacturing rights with respect to the active pharmaceutical ingredient of the proteins following the first commercial sale of a licensed product under the agreement and other rights thereafter.
     Weizmann Institute of Science/Yeda Research and Development Company Limited
In March, 2006, Protalix Ltd. entered into a Research and License Agreement with the Yeda Research and Development Company Limited, the technology transfer arm of Israel’s Weizmann Institute of Science, pursuant to which Yeda is using its technology to develop a next generation of Glucocerebrosidase (GCD) for the treatment of Gaucher Disease. The licensed technology provides a methodology for the rational design of an improved drug for the treatment of Gaucher Disease by enzyme replacement therapy (ERT) based on the 3-dimensional crystal structure of GCD that was solved by certain scientists associated with the Weizmann Institute of Science during their research in recent years. A team of scientists at the Weizmann Institute of Science has attempted to design modifications to the enzyme structure that may lead to development of a second generation enzyme for the treatment of Gaucher Disease. The research activities under the license are also funded by a grant by the Magneton program of the Ministry of Industry and Trade of Israel, a program created to support the transfer of emerging technologies from the academy to the industry. In consideration for Yeda’s research, Protalix Ltd. agreed to pay a fixed research budget amount. Yeda has granted Protalix Ltd. a license to use the licensed information for the development, manufacture, production and sale of enzymatically active mutants of GCD and derivatives therefrom for the treatment of Gaucher Disease. We are responsible for commercializing the products developed under the license. Commencing upon the fifth anniversary of the execution of the agreement and continuing through the 19th anniversary of the agreement, we are obligated to pay certain minimum royalty amounts and varying fixed royalty amounts on net sales of products for the treatment of Gaucher Disease, products for other indications and for sublicensing revenues. Accordingly, we will owe these payment obligations to Yeda even in the event that we fail to generate any sales revenue from these products.
Licensing Arrangements
     ICON Genetics- Bayer Innovations
In April 2004, Protalix Ltd. entered into a Collaborative Research Agreement with Icon Genetics AG (which was subsequently acquired by Bayer Corporation) regarding certain proteins and an option to license Icon’s amplification technology for utilization in the expression of our products. In connection with such option, Protalix Ltd. entered into a license agreement with Icon on April 12, 2005, pursuant to which we received an exclusive worldwide license to develop, test, use, and commercialize Icon’s technology to make certain proteins in our bioreactor platform. In addition, we are entitled to a non-exclusive worldwide license to make and have made other proteins expressed by using Icon’s technology in our technology. In consideration for the licenses, we are obligated to pay to Icon development milestone payments and royalties.
Patents and Other Intellectual Property
Our success, competitive position, and future revenues, if any, depend in part on our ability, and that of our licensees, to obtain and successfully leverage intellectual property covering our products and product candidates, know-how, methods, processes, and other technologies, to protect our trade secrets, to prevent others from using our intellectual property, and to operate without infringing the intellectual property of third parties. Our policy is to seek to protect our competitive position by filing United States, Israeli and other foreign patent applications covering our technology, including both new technology and improvements to existing technology. Our patent strategy includes obtaining patents, where possible, on methods of manufacture, compositions of matter and methods of use. We also rely on know-how, continuing technological innovation, licensing and partnership opportunities to develop and maintain our competitive position. Lastly, we monitor third parties for activities that may infringe our intellectual property, as well as the progression of third party patent applications that may cover our products or methods and thus, potentially, interfere with the development of our business. We are aware, for example, of United States patents, and corresponding international counterparts of such patents, owned by third parties that contain claims covering methods of producing GCD. We do not believe that, if any claim of infringement were to be asserted against us based upon such patents, prGCD would be found to infringe any valid claim under such patents. However, there can be no assurance that a court would find in our favor or that, if we choose or are required to seek a license to any one or more of such patents, a license would be available to us on acceptable terms or at all.

Our patent portfolio consists of several patent families (consisting of patents and patent applications) covering our technology. We have been issued patents in the United States, Israel, the EC, Mexico, Poland, Hong Kong, and India that cover our disposable bioreactor system used in the expression of proteins. We have also been issued patents that protect the methods that we use for culturing and harvesting plant cells and/or tissues in consecutive cycles. Another patent family in our patent portfolio covers our system and method for producing glycosilated proteins, including prGCD, in a plant culture, particularly proteins having a high mannose glycosilation. An additional patent family covers a system and method for production of antibodies in a plant cell culture, and antibodies produced in such a system. Lastly, our patent portfolio includes a patent family that covers human glycoprotein hormone and chain splice variants, including isolated nucleic acids encoding these variants. More specifically, this patent portfolio covers a new splice variant of human FSH. There are 28 pending patent applications related to these aspects of our technology.
Virginia Tech Intellectual Properties Inc. has granted us a non-exclusive license to a certain production patent, and continuing applications thereof, including divisions, substitutions, and continuations-in-part (but only to extent that the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. See “Risk Factors—If Protalix fails to adequately protect or enforce its intellectual property rights or secure rights to patents of others, the value of its intellectual property rights would diminish and its business and competitive position would suffer.”
Manufacturing
Our drug product candidates, including prGCD, must be manufactured in a sterile environment and in compliance with current good manufacturing practices (cGMPs) set by the FDA and other relevant worldwide regulatory authorities. We use our current facility, which has approximately 5,000 sq/ft of clean rooms, built according to industry standards, to develop, process, and manufacture prGCD and other recombinant proteins. The entire protein production process takes place in a controlled environment. We outsource certain services in connection with final manufacturing processes to Teva. We anticipate entering into further internal and partnership programs in the future that will require additional scale-up of our manufacturing capacity. Consequently, we are planning to establish larger scale manufacturing facilities that will satisfy our production needs for the foreseeable future.
Under the terms of certain grants and other benefits granted to us by the Israeli government and entities affiliated with the Israeli government, our technology is subject to certain transfer of technology and manufacturing rights restrictions. For a description of such restrictions, see “Israeli Government Programs.”
Raw Materials and Suppliers
We believe that the raw materials that we require throughout the manufacturing process are widely available from numerous suppliers and are generally considered to be generic industrial biological supplies. We do not rely on a single or unique supplier for the current production of any biotherapeutic proteins in our pipeline.

Development and regulatory approval of our pharmaceutical products are dependent upon our ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier, which could result in manufacturing delays. From time to time, we intend to identify alternative FDA approved suppliers to ensure continued supply of necessary raw materials.
Competition
The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and significant competition. Competition from numerous existing companies and others entering the fields in which we operate is intense and expected to increase. Most of these companies have substantially greater research and development, manufacturing, marketing, financial, technological personnel and managerial resources than we do. In addition, many specialized biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with our current and future product candidates and technologies. Acquisitions of competing companies by large pharmaceutical or biotechnology companies could enhance such competitors’ financial, marketing and other resources. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize competitive products or technologies on their own or through collaborations with pharmaceutical and biotechnology companies.
We specifically face competition from companies with alternate treatments of Gaucher Disease, as well as companies that are developing other platforms for the production of recombinant therapeutic pharmaceuticals and biogeneric producers in general. We are aware of other companies that are developing alternative technologies to develop and produce protein therapeutics in anticipation of the expiration of certain patent claims covering marketed proteins. Competitors developing alternative expression technologies, including alternate plant-based technologies, include, but are not limited to, Biolex, Inc., Chlorogen, Inc., greenovation Biotech GmbH, Dow, Crucell N.V., Glycofi, Inc. and Shire Pharmaceuticals. Other companies have programs focused on developing competitive products to treat Gaucher Disease and other lysosomal disorders. These companies include Genzyme, Shire Pharmaceuticals, Actelion and Amicus.
Several biogeneric companies are pursuing the opportunity to develop and commercialize follow-on versions of currently marketed biologic products, including growth factors, hormones, enzymes, interferones, and monoclonal antibodies, areas that interest us. These companies include, among others, Novartis/Sandoz, BioGeneriX, Stada, BioPartners and Teva.
Government Regulation
The United States federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Federal Food, Drug, and

Cosmetic Act (FDCA), as well as other relevant laws; (ii) the Center for Medicare & Medicaid Services (CMS), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (OIG) which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All of the aforementioned are agencies within the Department of Health and Human Services (HHS). Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Department of Veterans Affairs, especially through the Veterans Health Care Act of 1992, the Public Health Service within HHS under Public Health Service Act § 340B (42 U.S.C. § 256b), the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.
Medicare is the federal healthcare program for those who are (i) over 65 years of age, (ii) disabled, (iii) suffering from end-stage renal disease or (iv) suffering from Lou Gehrig’s disease. Medicare consists of part A, which covers inpatient costs, part B, which covers services by physicians and laboratories, durable medical equipment and certain drugs, primarily those administered by physicians, and part D, which provides drug coverage for most prescription drugs other than those covered under part B. Medicare also offers a managed care option under part C. Medicare is administered by CMS. In contrast, Medicaid is a state-federal healthcare program for the poor and is administered by the states pursuant to an agreement with the Secretary of Health and Human Services. Most state Medicaid programs cover most outpatient prescription drugs.
The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country.
The regulatory process, which includes overseeing preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and efficacy and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources, and gives larger companies with greater financial resources a competitive advantage over us. Delays or terminations of clinical trials that we undertake would likely impair our development of product candidates. Delays or terminations could result from a number of factors, including stringent enrollment criteria, slow rate of enrollment, size of patient population, having to compete with other clinical trials for eligible patients, geographical considerations and others.
The FDA review process can be lengthy and unpredictable, and we may encounter delays or rejections of our applications when submitted. Generally, in order to gain FDA approval, we must first conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound and to identify any safety problems. The results of these studies are submitted as part of an IND application that the FDA must review before human clinical trials of an investigational drug can commence.
Clinical trials are normally done in three sequential phases and generally take two to five years or longer to complete. Phase I consists of testing the drug product in a small number of humans, normally healthy volunteers, to determine preliminary safety and tolerable dose range. Phase II usually involves studies in a limited patient population to evaluate the effectiveness of the drug product in humans having the disease or medical condition for which the product is indicated, determine dosage tolerance and optimal dosage and identify possible common adverse effects and safety risks. Phase III consists of additional controlled testing at multiple clinical sites to establish clinical safety and effectiveness in an expanded patient population of geographically dispersed test sites to evaluate the overall benefit-risk relationship for administering the product and to provide an adequate basis for product labeling. Phase IV clinical trials may be conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication.
After completion of clinical trials of a new drug product, FDA and foreign regulatory authority marketing approval must be obtained. Assuming that the clinical data support the product’s safety and effectiveness for its intended use, a New Drug Application (NDA) is submitted to the FDA for its review. Generally, it takes one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and we may not receive approval on a timely basis, if at all, or the approval that we receive may be for a narrower indication than we had originally sought, potentially undermining the commercial viability of the product. Even if regulatory approvals are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.
None of our products under development has been approved for marketing in the United States or elsewhere. We may not be able to obtain regulatory approval for any such products under development in a timely manner, if at all. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude us, or our licensees or marketing partners, from marketing our products, or limit the commercial use of our products, and thereby would have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors—Protalix may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize its drug candidates which would severely undermine its business by reducing the number of salable products and, therefore, corresponding product revenues.”

Israeli Government Programs
The following is a summary of the current principal Israeli tax laws applicable to us and Protalix Ltd., and of the Israeli Government programs from which we benefit. Some parts of this discussion are based on new tax legislation that has not been subject to judicial or administrative interpretation. Therefore, the views expressed in the discussion may not be accepted by the tax authorities in question. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.
General Corporate Tax Structure in Israel
Israeli companies are generally subject to corporate tax based on their taxable income. This rate was 34% in 2005 and 35% for 2004. Pursuant to a new tax reform plan, this tax rate is scheduled to decline to 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter. As discussed below, the corporate tax rate is effectively reduced for income derived from an Approved Enterprise.
Law for the Encouragement of Capital Investments, 1959
The Law for the Encouragement of Capital Investments, 1959, known as the Investment Law, provides certain incentives for capital investments in a production facility (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an “Approved Enterprise,” is entitled to benefits. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the location of the facility in which the investment is made or the election of the grantee.
The Investment Law was significantly amended effective April 2005. We will continue to enjoy the tax benefits under the pre-revision provisions of the Investment Law, but if we are granted any new benefits in the future we will be subject to the provisions of the amended Investment Law. Therefore, the following discussion is a summary of the Investment Law prior to its amendment as well as the relevant changes contained in the new legislation.
Under the Investment Law prior to its amendment, a company that wished to receive benefits had to receive an approval from the Investment Center of the Israeli Ministry of Industry, Trade and Labor, or Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.
An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, instead, participate in an alternative benefits program under which the undistributed income from the Approved Enterprise is fully exempt from corporate tax for a defined period of time. Under the alternative package of benefits, a company’s undistributed income derived from an approved enterprise will be exempt from corporate tax for a period of between two and 10 years from the first year of taxable income, depending upon the geographic location within Israel of the Approved Enterprise. Upon expiration of the exemption period, the Approved Enterprise is eligible for the reduced tax rates otherwise applicable under the Investment Law for any remainder of the otherwise applicable benefits period (up to an aggregate benefits period of either seven or 10 years, depending on the location of the company or its definition as a foreign investors’ company). If a company has more than one Approved Enterprise program or if only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise must be allocated among the different Approved Enterprises and therefore does not enjoy tax benefits.
A company that has an approved enterprise program may be eligible for further tax benefits if it qualifies as a foreign investor’s company. A foreign investor’s company eligible for benefits is essentially a company that is more than 25% owned (measured by both share capital, and combined share and loan capital) by non-Israeli residents. A company that qualifies as a foreign investor’s company and has an approved enterprise program is eligible for tax benefits for a 10 year benefit period and may enjoy a reduced corporate tax rate of 10% to 25%, depending on the amount of the company’s shares held by non-Israeli shareholders.
If a company that has an approved enterprise program is a wholly owned subsidiary of another company, then the percentage of foreign investments is determined based on the percentage of foreign investment in the parent company. The tax rates and related levels of foreign investments are set forth in the following table:

Percent of	Rate of
Foreign Ownership	Reduced Tax
0-25%	25%
25-49%	25%
49-74%	20%
75-90%	15%
90-100%	10%
In addition, if a company that has an approved enterprise distributes a dividend during the tax benefit period or within 12 years thereafter (or, in the case of a foreign investor’s company, without time limitation), the dividend recipient is taxed at the reduced rate of 15% applicable to dividends from approved enterprises.
Our facility in Israel has been granted “Approved Enterprise” status, and we have elected to participate in the alternative benefits program. Under the terms of our Approved Enterprise program, the facility is located in a top priority location, or “Zone A”, and, therefore, our income from that Approved Enterprise will be tax exempt for a period of 10 years, commencing with the year in which we first generate taxable income from the relevant Approved Enterprise. The current benefits program may not continue to be available and we may not continue to qualify for its benefits.
A company that has elected to participate in the alternative benefits program and that subsequently pays a dividend out of the income derived from the Approved Enterprise during the tax exemption period will be subject to corporate tax in respect of the amount distributed at the rate that would have been applicable had the company not elected the alternative benefits program (generally 10% to 25%). If the dividend is distributed within twelve years after the commencement of the benefits period, the dividend recipient is taxed at the reduced withholding tax rate of 15%, or at the lower rate under an applicable tax treaty. After this period, the withholding tax rate is 25%, or at the lower rate under an applicable tax treaty. In the case of a company with a foreign investment level (as defined by the Investment Law) of 25% or more, the twelve-year limitation on reduced withholding tax on dividends does not apply. The company must withhold this tax at its source, regardless of whether the dividend is converted into foreign currency.
The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. This benefit is an incentive granted by the Israeli government regardless of whether the alternative benefits program is elected.
The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and regulations and the criteria set forth in the applicable certificate of approval. If Protalix Ltd. does not fulfill these conditions in whole or in part, the benefits can be canceled and Protalix Ltd. may be required to refund the amount of the benefits, linked to the Israeli consumer price index and with the addition of interest. We believe that Protalix Ltd. currently operates in compliance with all applicable conditions and criteria, but there can be no assurance that it will continue to do so. There can be no assurance that any approved enterprise status granted to Protalix Ltd.’s facilities will entitle us to the same benefits to which it is currently entitled.
Pursuant to a recent amendment to the Investment Law, the approval of the Investment Center is required only for Approved Enterprises that receive cash grants. Approved Enterprises that do not receive benefits in the form of governmental cash grants, but only tax benefits, are no longer required to obtain this approval. Instead, these Approved Enterprises are required to make certain investments as specified in the law. These Approved Enterprises may, at their discretion, elect to apply for a pre-ruling from the Israeli tax authorities confirming that they are in compliance with the provisions of the law or Approved Enterprises may claim the benefits offered under the Investment Law in their tax returns (provided they meet the criteria for such tax benefits).
The amended Investment Law specifies certain conditions for an Approved Enterprise to be entitled to benefits. These conditions include:
•	the Approved Enterprise’s revenues from any single country or a separate customs territory may not exceed 75% of the Approved Enterprise’s total revenues; or

•	at least 25% of the Approved Enterprise’s revenues during the benefits period must be derived from sales into a single country or a separate customs territory with a population of at least 12 million.

There can be no assurance that we will comply with the above conditions in the future or that we will be entitled to any additional benefits under the Investment Law. In addition, it is possible that we may not be able to operate in a way that maximizes utilization of the benefits under the Investment Law.
Encouragement of Industrial Research and Development Law, 1984
In the past, Protalix Ltd. received grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, the OCS, for the financing of a portion of our research and development expenditures in Israel. Since inception, Protalix Ltd. received or accrued grants from the OCS in respect of our continuing operations totaling approximately $4.9 million. Protalix Ltd. is required to repay up to 100% of the dollar value of these grants (plus interest equal to the LIBOR rate applied to the grants received on or after January 1, 1999) to the OCS through payments of royalties at a rate of 3% to 6% of revenues generated (depending on the sales period) from an OCS-funded project until the entire amount is repaid, plus interest. As of September 30, 2006, Protalix Ltd. has not paid or accrued royalties. As of September 30, 2006, Protalix Ltd.’s contingent liability to the OCS with respect to grants received was approximately $4.2 million.
Under the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law, recipients of grants from the OCS are prohibited from manufacturing products developed using these grants outside of the State of Israel without special approvals. If Protalix Ltd. receives approval to manufacture the products developed with government grants outside of Israel, it will be required to pay an increased total amount of royalties (possibly up to 300% of the grant amounts plus interest), depending on the manufacturing volume that is performed outside of Israel, as well as a possible increased royalty rate.
Additionally, under the Research Law, Protalix Ltd. is prohibited from transferring the OCS financed technologies and related intellectual property rights outside of the State of Israel except under limited circumstances and only with the approval of the Research Committee of the OCS. Protalix Ltd. may not receive the required approvals for any proposed transfer and, if received, Protalix Ltd. may be required to pay the OCS a portion of the consideration that it receives upon any sale of such technology by a non-Israeli entity. The scope of the support received, the royalties that Protalix Ltd. paid, the amount of time that elapsed between the date on which the know-how was transferred and the date on which the grants were received, and the sale price and the form of transaction, will be taken into account in order to calculate the amount of the payment. Approval of the transfer of technology to residents of the State of Israel is required, and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. No assurances can be made that consent, if requested, will be granted.
The State of Israel does not own intellectual property rights in technology developed with OCS funding and there is no restriction on the export of products manufactured using technology developed with OCS funding. The technology is, however, subject to transfer of technology and manufacturing rights restrictions as described above. OCS approval is not required for the export of any products resulting from the research or development or for the licensing of any technology in the ordinary course of business. For a description of such restrictions, please see “Risk Factors—Risks Relating to Our Operations in Israel.”
Special Provisions Relating to Taxation under Inflationary Conditions
We are taxed under the Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law. The Inflationary Adjustments Law is highly complex, and represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The provisions that are material to us are summarized below:
•	Where a company’s equity, as calculated under the Inflationary Adjustments Law, exceeds the depreciated cost of its fixed assets (as defined in the Inflationary Adjustments Law), a deduction from taxable income is permitted equal to this excess multiplied by the applicable annual rate of inflation. The maximum deduction permitted under this provision in any single tax year is 70% of taxable income, with the unused portion permitted to be carried forward, linked to the Israeli consumer price index.

•	Where a company’s depreciated cost of fixed assets exceeds its equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

•	Subject to specified limitations, depreciation deductions carryforwards on fixed assets and losses are adjusted for inflation based on the change in the consumer price index.
Under the Inflationary Adjustments Law, results for tax purposes are measured in real terms, in accordance with changes in the Israeli consumer price index. The difference between the change in the Israeli consumer price index and the exchange rate of Israeli currency in relation to the dollar may in future periods cause significant differences between taxable income and the income measured in dollars as reflected in our consolidated financial statements.
Law for the Encouragement of Industry (Taxes), 1969
We believe that Protalix Ltd. currently qualifies as an “Industrial Company” within the meaning of the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law. The Industry Encouragement Law defines “Industrial Company” as a company resident in Israel that derives 90% or more of its income in any tax year (other than specified kinds of passive income such as capital gains, interest and dividends) from an “Industrial Enterprise” that it owns. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production.
The following corporate tax benefits, among others, are available to Industrial Companies:
•	amortization of the cost of purchased know-how and patents over an eight-year period for tax purposes;

•	accelerated depreciation rates on equipment and buildings;

•	under specified conditions, an election to file consolidated tax returns with additional related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years.
Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. It is possible that Protalix Ltd. may fail to qualify or may not continue to qualify as an “Industrial Company” or that the benefits described above will not be available in the future.
Tax Benefits for Research and Development
Under specified conditions, Israeli tax laws allow a tax deduction by a company for research and development expenditures, including capital expenditures, for the year in which such expenditures are incurred. These expenses must relate to scientific research and development projects and must be approved by the OCS. Furthermore, the research and development projects must be for the promotion of the company and carried out by or on behalf of the company seeking such tax deduction. However, the amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. Expenditures not so approved are deductible over a three-year period.
Employees
We believe that our success will greatly depend on our ability, and the ability of our subsidiaries, to identify, attract and retain capable employees. As of December 2006, we had 60 employees. Of our employees, 13 have Ph.D.s in their respective scientific fields. We believe that our relations with these employees are good. Expansion orders issued by the Israeli Ministry of Labor and Welfare make certain industry-wide collective bargaining agreements applicable to us. These agreements affect matters such as cost of living adjustments to salaries, length of working hours and week, recuperation, travel expenses, and pension rights. Otherwise, our employees are not represented by a labor union or otherwise represented under a collective bargaining agreement. See “Risk Factors—Protalix depends upon key employees and consultants in a competitive market for skilled personnel. If Protalix is unable to attract and retain key personnel, it could adversely affect Protalix’s ability to develop and market its products.” Orthodontix has no employees apart from those employed by Protalix Ltd.
Risk Factors
Investors should carefully consider the risks described below together with the other information included in this Current Report on Form 8-K. Our business, financial condition, and results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our common stock could decline. Because the business of Protalix Ltd. is our sole operating business, all references to Protalix in the following risk factors for periods after the merger shall refer to us and Protalix Ltd., combined.

Risks Related to Investing in our Common Stock
An investment in our common stock is very speculative and involves a very high degree of risk.
     To date, neither we nor Protalix Ltd. has generated revenues from product sales, and Protalix Ltd. has generated only minimal revenues from license agreements. Our accumulated deficit as of December 31, 2004 and 2005, and September 30, 2006, was approximately $3,738,000, $3,813,000 and $3,902,000, respectively; and Protalix Ltd.’s accumulated deficit as of December 31, 2004 and 2005, and September 30, 2006, was approximately $5,376,000, $11,122,000 and $17,048,000, respectively. For the years ended December 31, 2005 and 2004, and the nine months ended September 30, 2006, we had net losses of approximately $160,000, $75,000, and $89,000, respectively, and Protalix Ltd. had net losses of approximately $5,746,000, $2,421,000 and $5,926,000, respectively, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under Protalix Ltd.’s control and expenses supporting those activities. Until Protalix Ltd. receives approval from the FDA and other regulatory authorities for its drug candidates, Protalix Ltd. cannot sell its drugs and will not generate product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of equity or debt offerings, cash on hand, licensing fees and grants. Although we plan to pursue additional financings, we may not be able to secure financing when needed or obtain financing on terms satisfactory to us. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.
The market price of our common stock may fluctuate significantly.
     The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:
•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the biotechnology industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.
     Further, the stock market in general, and the market for biotechnology companies in particular, has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low. We have not paid, and do not expect to pay, any cash dividends on our common stock as any earnings generated from future operations will be used to finance our operations and as a result, investors will not realize any income from an investment in our common stock until and unless their shares are sold at a profit.
     Some or all of the “restricted” shares of our common stock issued to former shareholders of Protalix Ltd. in connection with the merger or held by other of our shareholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144, and these sales may have a depressive effect on the market for our common stock. We have undertaken to register for resale substantially all of the outstanding shares of common stock held by previous shareholders of Protalix Ltd. pursuant to contractual obligations of Protalix Ltd.
Because Protalix became public by means of a reverse merger, Protalix may not be able to attract the attention of major brokerage firms.
     Additional risks may exist because Protalix became public through a “reverse merger”. Security analysts of major investment banking firms may not elect to cover us. Further, investment banking firms may not seek to conduct any secondary offerings of our common stock in the future.
Trading of our common stock is limited and trading restrictions imposed on us by regulatory authorities may further reduce our trading, making it difficult for our shareholders to sell their shares.
     Trading of our common stock is currently conducted on the National Association of Securities Dealers, Inc.’s, OTC Bulletin Board, or “OTC BB”. The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but may also be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.
     Currently, there are approximately 47 holders of record and 423 beneficial holders of our common stock. Under the terms of a tax ruling obtained by Protalix Ltd. from the Israeli tax authorities in connection with the merger of Protalix Ltd. into our company, we and Protalix Ltd. are subject to various restrictions and conditions in connection with the issuance of shares for a period commencing upon the closing of the merger through January 1, 2009, including, but not limited to, a requirement that we maintain our holdings of at least 51% of the outstanding shares of Protalix Ltd. and that the shareholders at the time of the closing of the merger maintain aggregate holdings of at least 51% of our outstanding shares. See “Business—Israeli Government Programs”.
     These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
     Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the American Stock Exchange, the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.
     If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.
Directors, executive officers, principal shareholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our shareholders.
     As of the closing of the merger, our directors, executive officers, principal shareholders and affiliated entities beneficially owned, in the aggregate, approximately 70% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our shareholders. This concentration of ownership may have the effect of delaying or preventing a change in control of our company that may be favored by other shareholders. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.
     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.
     We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies and weaknesses which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.
Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
     There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the Commission and rules promulgated by the American Stock Exchange, the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.
We have not yet evaluated our internal controls over financial reporting to determine whether they are in compliance with Section 404 of the Sarbanes-Oxley Act and, accordingly, cannot assure you that these internal controls are in compliance which may be necessary to maintain investor confidence in our financial reporting and interest in our stock.
     We are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and, accordingly, cannot assure you yet that these internal controls are in compliance. This process may divert internal resources and will take a significant amount of time and effort to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors. Our inability to obtain this unqualified report from our independent auditors could adversely affect the confidence investors have in our financial reporting which could adversely impact the price of our stock.
Risks Related to our New Business
Protalix may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize its drug candidates which would severely undermine its business by reducing the number of salable products and, therefore, corresponding product revenues.
     Protalix will need FDA approval to commercialize its drug candidates in the U.S. and approvals from foreign regulators to commercialize its drug candidates elsewhere. In order to obtain FDA approval of any of its drug candidates, Protalix must submit to the FDA a New Drug Application, or NDA, demonstrating that the drug candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, and depends upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. Protalix’s research and clinical efforts may not result in drugs that the FDA considers safe for humans and effective for indicated uses. After clinical trials are completed, the FDA has substantial discretion in the drug approval process of the drug candidate and may require Protalix to conduct additional pre-clinical and clinical testing or to perform post-marketing studies.

     The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during its regulatory review. Delays in obtaining regulatory approvals may:
•	delay commercialization of, and Protalix’s ability to derive product revenues from, its drug candidates;

•	impose costly procedures on Protalix; and

•	diminish any competitive advantages that Protalix may otherwise enjoy.
     Even if Protalix complies with all FDA requests, the FDA may ultimately reject one or more of its NDAs. Protalix might not obtain regulatory clearance for its drug candidates in a timely manner, if at all. Failure to obtain FDA approval of any of its drug candidates in a timely manner or if at all will severely undermine our business by reducing the number of salable products and, therefore, corresponding product revenues.
     In foreign jurisdictions, Protalix must receive approval from the appropriate regulatory authorities before it can commercialize its drug. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. Protalix might not be able to obtain the approvals necessary to commercialize its drug candidates for sale outside the United States in a timely manner, if at all.
Protalix currently has no product revenues, and we will need to raise additional capital to operate its business, the failure of which may force us to reduce or discontinue product development, licensing, sales or marketing efforts.
     Until Protalix receives approval from the FDA and other regulatory authorities for its drug candidates, Protalix cannot sell its drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of equity or debt offerings, cash on hand, licensing fees and grants. We will need additional financing, which may not be available on favorable terms, if at all. Over the next twelve months, Protalix expects to spend a minimum of approximately $5 million on clinical development for its products under development. Based on its current plans and its capital resources, Protalix believes that its cash and cash equivalents will be sufficient to enable it to meet its minimum planned operating needs for at least the next twelve months. However, changes may occur that would consume our existing capital at a faster rate than projected, including, among others, the progress of our research and development efforts, the cost and timing of regulatory approvals and the costs of protecting our intellectual property rights. Following completion of the merger, we may seek additional financing to implement and fund longer-term product development, clinical trial and research and development efforts to the maximum extent of our operating plan, including pre-clinical studies and clinical trials for the drugs in Protalix’s pipeline as well as additional drug candidates and other research and development projects. Under the terms of a tax ruling obtained by Protalix Ltd. from the Israeli tax authorities in connection with the merger into our company, we and Protalix Ltd. are subject to various restrictions and conditions in connection with the issuance of shares for a period commencing upon the closing of the merger through January 1, 2009, including, but not limited to, a requirement that we maintain our holdings of at least 51% of the outstanding shares of Protalix Ltd. and that the shareholders at the time of the closing of the merger maintain aggregate holdings of at least 51% of our outstanding shares. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to commence or complete planned pre-clinical and clinical trials or obtain approval of Protalix’s drug candidates from the FDA and other regulatory authorities. In addition, Protalix may be forced to reduce or discontinue product development or product licensing, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve its liquidity to enable it to continue operations. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on shareholders.
Protalix is not currently profitable and may never become profitable.
     Protalix expects to incur substantial losses for the foreseeable future and might never become profitable. Protalix also expects to continue to incur significant operating and capital expenditures and anticipates that its expenses will increase substantially in the foreseeable future as Protalix:
•	continues to undertake pre-clinical development and clinical trials for its current and new drug candidates;

•	seeks regulatory approvals for its drug candidates;

•	implements additional internal systems and infrastructure;

•	seeks to license in additional technologies to develop; and

•	hires additional personnel.
     We expect to continue to experience negative cash flow for the foreseeable future as we fund Protalix’s operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock. Protalix has a limited operating history upon which to base an investment decision.
     Protalix’s operations have been limited to organizing and staffing its company, acquiring, developing, and securing its proprietary technology and undertaking, through third parties, pre-clinical trials and clinical trials of its principal drug candidates. To date, Protalix has completed Phase I clinical trials only on prGCD and expects to commence preclinical trials of its other drug candidates in the future. These operations provide a limited basis for investors to assess Protalix’s ability to commercialize its drug candidates and the advisability of investing in Protalix.

Protalix may be forced to abandon development altogether, which will significantly impair its ability to generate product revenues.
     Upon the completion of any clinical trial by Protalix, if at all, the results of these trials might not support the claims sought by Protalix. Further, success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that Protalix’s drug candidates are safe for humans and effective for indicated uses. Any such failure may cause Protalix to abandon a drug candidate and may delay development of other drug candidates. Any delay in, or termination of, its clinical trials will delay the filing of NDAs with the FDA and, ultimately, Protalix’s ability to commercialize its drug candidates and generate product revenues. In addition, certain of Protalix’s clinical trials involve a specific patient population. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. If the clinical trials do not support Protalix’s drug product claims, the completion of development of such drug candidates may be significantly delayed or Protalix may be forced to abandon development which will significantly impair Protalix’s ability to generate product revenues and will materially adversely affect our results of operations.
Even if Protalix successfully completes clinical trials for its product candidates, there are no assurances that Protalix will be able to submit, or obtain FDA approval of, an NDA, the failure to so submit or obtain would hinder or halt Protalix’s ability to commercialize its products.
     There can be no assurance that, if Protalix’s clinical trials for any of its product candidates are successfully completed, Protalix will be able to submit an NDA to the FDA or that any NDA Protalix submits will be approved by the FDA in a timely manner, if at all. After completing clinical trials for a product candidate in humans, a drug dossier is prepared and submitted to the FDA as an NDA in order to allow the FDA to review such drug dossier and to consider a product candidate for approval for commercialization in the United States. If Protalix is unable to submit an NDA with respect to any of its product candidates, or if any NDA Protalix submits is not approved by the FDA, Protalix will be unable to commercialize that product in the United States. The FDA can and does reject NDAs and requires additional clinical trials, even when drug candidates perform well or achieve favorable results in large-scale Phase III clinical trials. If Protalix fails to commercialize any of its product candidates, we may be unable to generate sufficient revenues to continue operations or attain profitability and Protalix’s reputation in the industry and our reputation in the investment community would likely be damaged, each of which could cause our stock price to significantly decrease.
Protalix’s product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if Protalix fails to comply with these requirements, it could lose these approvals, and the sales of any approved commercial products could be suspended.
     Even if Protalix receives regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact Protalix or its collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable United States and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, Protalix could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:
•	Restrictions on the products, manufacturers or manufacturing processes;

•	Warning letters;

•	Civil or criminal penalties, fines and/or injunctions;

•	Product seizures or detentions;

•	Import or export bans or restrictions;

•	Voluntary or mandatory product recalls and related publicity requirements;

•	Suspension or withdrawal of regulatory approvals;

•	Total or partial suspension of production; and

•	Refusal to approve pending applications for marketing approval of new products or supplements to approved applications.
     If Protalix or its collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for Protalix’s product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our results of operations.
If Protalix fails to adequately protect or enforce its intellectual property rights or secure rights to patents of others, the value of its intellectual property rights would diminish and its business and competitive position would suffer.
     Protalix’s success, competitive position, and future revenues, if any, depend in part on its ability, and that of its licensees, to obtain and successfully leverage intellectual property covering its products and product candidates, know-how, methods, processes, and other

If the results of Protalix’s clinical trials do not support its drug candidate claims, the completion of development of such drug candidates may be significantly delayed or technologies, to protect its trade secrets, to prevent others from using Protalix’s intellectual property and to operate without infringing the intellectual property rights of third parties. For a description of Protalix’s intellectual property and policy with respect to protecting its intellectual property, see “Business—Patents and Other Intellectual Property”.
With respect to intellectual property rights, Protalix cannot predict:

•	the degree and range of protection any patents will afford Protalix against competitors, including whether third parties will find ways to invalidate or design around its own or licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by its own or licensed patents and patent applications; or

•	whether it will need to initiate litigation or administrative proceedings that may be costly whether it wins or loses.
     If patent rights covering Protalix’s products and methods are not sufficiently broad, they may not provide Protalix with any protection against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office or foreign patent offices issue patents to Protalix or its licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents. Thus, any patents Protalix owns or licenses from or to third parties may not provide any protection against its competitors.
     Protalix is aware of United States patents, and corresponding international counterparts of such patents, owned by third parties that contain claims related to methods of producing Glucocerebrosidase. If any claim for infringement is asserted against Protalix based upon such patents, there can be no assurance that a court would find in Protalix’s favor or that, if Protalix chooses or is required to seek a license to any one or more of such patents, a license would be available to Protalix on acceptable terms, or at all.
     Furthermore, the life of Protalix’s patents is limited. The basic platform patent will expire in 2016. If patents issue from other currently submitted patent applications, those patents will expire between 2023 and 2025.
If Protalix infringes the intellectual property rights of third parties it could be prevented from selling products, forced to pay damages and defend against litigation.
     If Protalix’s products, methods, processes, and other technologies infringe the intellectual property rights of other parties, it could incur substantial costs and it may have to:
•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign its products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause it to lose the use of one or more of its drug candidates;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether Protalix wins or loses, and which could result in a substantial diversion of its management resources.
Protalix has not received to date any claims of infringement by any third parties. However, as its drug candidates progress into clinical trials and commercialization, if at all, the public profile of Protalix and its drug candidates may be raised and generate such claims. Any claims of infringement asserted against Protalix, whether or not successful, may have a material adverse effect on Protalix.
Clinical trials are very expensive, time-consuming and difficult to design and implement and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.
     Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. Protalix estimates that clinical trials of its current drug candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and Protalix may encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:
•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness or efficacy during clinical trials;

•	failure of third party suppliers to perform final manufacturing steps for the drug substance;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators and institutional review boards to follow Protalix’s clinical protocols; and

•	lack of sufficient funding to finance the clinical trials.
     Protalix may suffer delays in future clinical trials. In addition, Protalix or the FDA may suspend its clinical trials at any time if it appears that Protalix is exposing participants to unacceptable health risks or if the FDA finds deficiencies in Protalix’s IND submissions or the conduct of these trials. Any suspension of clinical trials will have a material adverse effect on us.

If physicians and patients do not accept and use Protalix’s drugs, its ability to generate revenue from sales of its products will be materially impaired.
     Even if the FDA approves Protalix’s drug candidates for commercialization, physicians and patients may not accept and use such candidates. Future acceptance and use of Protalix’s products will depend upon a number of factors including:
•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of Protalix’s drugs;

•	pharmacological benefit and cost-effectiveness of Protalix’s products relative to competing products;

•	availability of reimbursement for its products from government or other healthcare payers;

•	effectiveness of marketing and distribution efforts by Protalix and its licensees and distributors, if any; and

•	the price at which Protalix sells its products.
     Because we expect sales of Protalix’s current drug candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.
The manufacture of Protalix’s products is an exacting and complex process, and if Protalix or one of its materials suppliers encounter problems manufacturing its products, our business could suffer.
     The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with cGMP or similar requirements that the FDA or foreign regulators establish. Protalix or its materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where Protalix or the supplier may not be able to maintain compliance with the FDA’s cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our drug substance. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the United States Drug Enforcement Agency and corresponding foreign standards to ensure strict compliance with cGMP requirements and other governmental regulations and corresponding foreign standards. Any failure to comply with cGMP requirements or other FDA or foreign regulatory requirements could adversely affect Protalix’s clinical research activities and Protalix’s ability to market and develop its products. Protalix’s current facility has not been audited by the FDA and such approval may not be granted in the future.

Protalix relies on third parties for final processing of its prGCD candidate, which exposes Protalix to a number of risks that may delay development, regulatory approval and commercialization of Protalix’s products or result in higher product costs.
     Protalix has no experience in the final filling and freeze drying steps of the drug manufacturing process. Protalix has entered into a contract with Teva to perform the final manufacturing steps for its prGCD drug candidate in connection with its clinical trials. If any of Protalix’s drug candidates receive FDA approval, Protalix will rely on Teva or other third-party contractors to perform the final manufacturing steps for its drugs on a commercial scale. Protalix may be unable to identify manufacturers and replacement manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer and any such third party manufacturers might be unable to formulate and manufacture Protalix’s drugs in the volume and of the quality required to meet its clinical needs and commercial needs. If Protalix engages any contract manufacturers, such manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply its clinical trials or to successfully produce, store and distribute its products. Each of these risks could delay Protalix’s clinical trials, the approval, if any, of Protalix’s drug candidates by the FDA, or the commercialization of Protalix’s drug candidates or result in higher costs or otherwise deprive Protalix of potential product revenues.
Protalix has no experience selling, marketing, or distributing products, and, as a result, it might not be able to effectively market and sell its products, which would have a material adverse effect on us.
     While Protalix intends to have a role in the commercialization of its products, Protalix currently has no sales, marketing or distribution capabilities. Protalix’s future success depends, in part, on its ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. Protalix intends to pursue additional collaborative arrangements regarding the sales and marketing of its products; however, Protalix might not be able to establish or maintain such collaborative arrangements, or if such arrangements are made, Protalix’s counterparties might not have effective sales and marketing forces. To the extent that Protalix decides not to, or is unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. Protalix may not be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that Protalix depends on third parties for marketing and distribution, any revenues it receives will depend upon the efforts of such third parties, as well as the terms of its agreements with such third parties, which cannot be predicted at this early stage of its development. As a result, Protalix might not be able to market and sell its products in the United States or overseas, which would have a material adverse effect on us.
Protalix’s strategy, in many cases, is to enter into collaboration agreements with third parties with respect to its products and Protalix may require additional collaboration agreements. If Protalix fails to enter into these agreements or if Protalix or the third parties do not perform under such agreements, it could impair Protalix’s ability to commercialize its products.
     Protalix’s strategy for the completion of the required development and clinical testing of a number of its products and for the marketing and commercialization of products, in many cases, depends upon entering into collaboration arrangements with pharmaceutical companies to market, commercialize and distribute its products. To date, Protalix has entered into an agreement with Teva, which relates to the development of two proteins, and licensing by Teva of such proteins in consideration for royalties and milestone payments.
     If Protalix or any of its partners breach or terminate the agreements that make up such collaboration arrangements or such partners otherwise fail to conduct their collaboration-related activities in a timely manner or if there is a dispute about their obligations, Protalix may need to seek other partners or may have to develop its own internal sales and marketing capability for its current and future products. Accordingly, Protalix may need to enter into additional collaboration agreements, and our success may depend upon obtaining additional collaboration partners. In addition, we may depend on our collaborators’ expertise and dedication of sufficient resources to develop and commercialize our proposed products.
     We may, in the future, grant to collaboration partners rights to license and commercialize pharmaceutical products developed under collaboration agreements. Under these arrangements, our collaboration partners may control key decisions relating to the development of the products. The rights of our collaboration partners would limit our flexibility in considering alternatives for the commercialization of our products. If we fail to successfully develop these relationships or if our collaboration partners fail to successfully develop or commercialize any of our products, it may delay or prevent us from developing or commercializing our products in a competitive and timely manner and would have a material adverse effect on the commercialization of our products. See “Risk Factors—Protalix has no experience selling, marketing, or distributing products, and, as a result, it might not be able to effectively market and sell its products, which would have a material adverse effect on us.”
Developments by competitors may render Protalix’s products or technologies obsolete or non-competitive.
     We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs, and have substantially greater financial resources than we do, as well as significantly greater experience in:
•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.
     Genzyme and Actelion currently sell proprietary compounds for the treatment of Gaucher Disease. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history, more experience in obtaining regulatory approvals, and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures, and other collaborations.
If Protalix cannot meet requirements under its license agreements, it could lose the rights to its products.
     Protalix has signed licensing agreements with third parties to maintain the intellectual property rights to certain of our products under development. Presently, Protalix has licensed rights from Icon (Bayer), Virginia Tech, and Yeda. These agreements require Protalix to make payments and satisfy performance obligations in order to maintain its rights under these licensing agreements. All of these agreements last either throughout the life of the patents, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.
     In addition, Protalix is responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to Protalix. If Protalix does not meet its obligations under its license agreements in a timely manner, it could lose the rights to its proprietary technology.
     Finally, Protalix may be required to obtain licenses to patents or other intellectual property rights of third parties in connection with the development and use of its products and technologies. Licenses required under any such patents or intellectual property rights might not be made available on terms acceptable to Protalix, if at all.
If Protalix is unable to successfully manage its growth, its business may be harmed.
     In addition to its own internally developed drug candidates, Protalix seeks to review, proactively, opportunities to license advance recombinant DNA products such as therapeutic proteins, vaccines, and antibodies that are strategic and have value-creating potential to take advantage of and leverage its development know-how. Protalix is also actively pursuing additional drug candidates to acquire for development. Such additional drug candidates may significantly increase Protalix’s capital requirements and place further strain on or otherwise adversely affect the development of Protalix’s existing drug candidates. Alternatively, Protalix may be required to hire more employees, further increasing the size of its organization and related expenses. If Protalix is unable to manage its growth effectively, Protalix may not efficiently use its resources, which may delay the development of its drug candidates and negatively impact its business, results of operations, and financial condition.

Protalix depends upon key employees and consultants in a competitive market for skilled personnel. If Protalix is unable to attract and retain key personnel, it could adversely affect Protalix’s ability to develop and market its products.
     Protalix is highly dependent upon the principal members of its management team, as well as its scientific advisory board members, consultants, and collaborating scientists. Many of these people have been involved in the formation of Protalix (or have otherwise been involved with Protalix) for many years, have played integral roles in the progress of Protalix, and Protalix believes that they will continue to provide value to Protalix. A loss of any of these personnel may have a material adverse effect on aspects of Protalix’s business and clinical development and regulatory programs. As of September 30, 2006, Protalix had employment agreements with seven key employees and officers expiring at will and terminable by either party upon prior notice ranging from 30 to 90 days. Although these employment agreements generally include non-competition covenants, the applicable non-compete provisions can be difficult and costly to monitor and enforce. The loss of any of these persons’ services would adversely affect Protalix’s ability to develop and market its products and obtain necessary regulatory approvals. Further, Protalix does not maintain key-man life insurance.
     Protalix’s future success also will depend in part on the continued service of its key scientific and management personnel and its ability to identify, hire, and retain additional personnel, including marketing and sales staff. Protalix experiences intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent Protalix from hiring those individuals or subject Protalix to suit from their former employers.
     While Protalix attempts to provide competitive compensation packages to attract and retain key personnel, some of its competitors are likely to have greater resources and more experience than Protalix has, making it difficult for Protalix to compete successfully for key personnel.
Protalix may enter into distribution arrangements and marketing alliances, which could require it to give up rights to its product candidates.
     Protalix may rely on third-party distributors to distribute its products or enter into marketing alliances to sell its products. Protalix may not be successful in entering into distribution arrangements and marketing alliances with third parties. Protalix’s failure to successfully develop a marketing and sales team or to enter into these arrangements on favorable terms could delay or impair its ability to commercialize its product candidates and could increase its costs of commercialization. Protalix’s dependence on distribution arrangements and marketing alliances to commercialize its product candidates will subject Protalix to a number of risks, including:
•	Protalix may be required to relinquish important rights to its products or product candidates;

•	Protalix may not be able to control the amount and timing of resources that its distributors or collaborators may devote to the commercialization of its product candidates;

•	Protalix’s distributors or collaborators may experience financial difficulties;

•	Protalix’s distributors or collaborators may not devote sufficient time to the marketing and sales of Protalix’s products thereby exposing Protalix to potential expenses in terminating such distribution agreements; and

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.
     Protalix may need to enter into additional co-promotion arrangements with third parties where its own sales force is neither well situated nor large enough to achieve maximum penetration in the market. Protalix may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements may not be favorable to Protalix. In addition, if Protalix enters into co-promotion arrangements or markets and sells additional products directly, Protalix may need to further expand its sales force and incur additional costs.
     If Protalix fails to enter into arrangements with third parties in a timely manner or if it fails to perform, it could adversely affect sales of our products. Protalix and any of its third-party collaborators must also market Protalix’s products in compliance with federal, state, and local laws relating to the providing of incentives and inducements. Violation of these laws can result in substantial penalties.
Protalix relies on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using Protalix’s intellectual property to compete against it.
     Although Protalix believes that it takes reasonable steps to protect its intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to Protalix of the rights to the ideas, developments, discoveries, and inventions of its employees and consultants while Protalix employs them, the agreements can be difficult and costly to enforce. Although Protalix seeks to obtain these types of agreements from its contractors, consultants, advisors, and research collaborators, to the extent that they apply or independently develop intellectual property in connection with any of Protalix’s projects, disputes may arise as to the intellectual property rights to this type of information. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of Protalix’s rights can be costly and unpredictable. In addition, Protalix relies on trade secrets and proprietary know-how that it will seek to protect in part by confidentiality agreements with its employees, contractors, consultants, advisors or others. Despite the protective measures Protalix employs, it still faces the risk that:
•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach;

•	Protalix’s trade secrets or proprietary know-how will otherwise become known;

•	Protalix’s competitors will independently develop similar technology; or

•	Protalix’s competitors will independently discover our proprietary information and trade secrets.
Under current U.S. and Israeli law, Protalix may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent its competitors from benefiting from the expertise of some of its former employees.
     Protalix has entered into non-competition agreements with all of its employees. These agreements prohibit Protalix’s employees, if they cease working for Protalix, from competing directly with Protalix or working for Protalix’s competitors for a limited period. Under current U.S. and Israeli law, Protalix may be unable to enforce these agreements, and it may be difficult for Protalix to restrict its competitors from gaining the expertise its former employees gained while working for Protalix. If Protalix cannot enforce the non-compete agreements with its employees, Protalix may be unable to prevent its competitors from benefiting from the expertise of its former employees.
Protalix may incur substantial liabilities and may be required to limit commercialization of its products in response to product liability lawsuits.
     The clinical testing of, marketing, and use of Protalix’s products exposes Protalix to product liability claims in the event that the use or misuse of those products causes injury, disease or results in adverse effects. Use of Protalix’s products in clinical trials, as well as commercial sale, could result in product liability claims. In addition, sales of Protalix’s products through third party arrangements could subject Protalix to product liability claims. Protalix carried clinical trial liability insurance for its Phase I clinical trial of prGCD with coverages of up to $3 million per occurrence and $3 million in the aggregate, an amount we consider reasonable and customary relating to such Phase I clinical trial. However, this insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. Protalix will need to obtain additional clinical trial liability coverage prior to initiating additional clinical trials. Protalix expects to obtain product liability insurance coverage before commercialization of its proposed products; however, the insurance is expensive and insurance companies may not issue this type of insurance when Protalix needs it. Protalix may not be able to obtain adequate insurance in the future at an acceptable cost. Any product liability claim, even one that was not in excess of Protalix’s insurance coverage or one that is meritless and/or unsuccessful, could adversely affect Protalix’s cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock.
Protalix expects the healthcare industry to face increased scrutiny over reimbursement and healthcare reform, which could adversely impact how much or under what circumstances healthcare providers will prescribe or administer Protalix’s products.
     In both the United States and other countries, sales of Protalix’s products will depend in part upon the availability of reimbursement from third party payors, which include government health administration authorities, managed care providers, and private health insurers. Third party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.
     Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the implementing regulations thereunder impose new requirements for the distribution and pricing of prescription drugs which could reduce reimbursement of prescription drugs for healthcare providers and insurers. Some of our proposed products may be reimbursed differently than the corresponding API. Specifically, Medicare provides limited drug coverage under part B for drugs that are administered by physicians on an outpatient basis. Reimbursement for drugs covered under Medicare part B is set by a restrictive formula. Medicare part B, however, does not cover drugs that a patient may self-administer, other than cancer drugs which come in two versions—physician administered and self-administered. Most drugs not covered under part B are covered under part D and prices for those drugs are negotiated between private insurers, known as Prescription Drug Plans, and the drug manufacturer. Although we cannot predict the full effect on our business of the implementation of this legislation, we believe that legislation that reduces reimbursement for our products could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.
We are subject to federal anti-kickback laws and regulations, the failure with which to comply could have adverse consequences to us.
     There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs, and; the Civil Monetary Penalties Law, which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.
     Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of

Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products, once commercialized, may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.
Risks Relating to Our Operations in Israel
Potential political, economic and military instability in the State of Israel, where the majority of Protalix’s senior management and its research and development facilities are located, may adversely affect our results of operations.
     Protalix’s office and research and development facilities are located in the State of Israel. Political, economic and military conditions in Israel may directly affect Protalix’s business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm Protalix’s operations and product development and cause our revenues to decrease. Furthermore, several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies. These restrictive laws and policies may limit seriously Protalix’s ability to sell its products in these countries.
     Although Israel has entered into various agreements with Egypt, Jordan, and the Palestinian Authority, there has been an increase in unrest and terrorist activity, which began in September 2000 and has continued with varying levels of severity into 2006. The recent election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council has resulted in an escalation in violence among Israel, the Palestinian Authority, and other groups. In July and August 2006, significant fighting took place between Israel and the Hezbollah in Lebanon, resulting in rockets being fired from Lebanon up to 50 miles into Israel. Protalix’s facilities are located in northern Israel, are in range of rockets that were fired recently from Lebanon into Israel and suffered minimal damages during one of the rocket attacks. In the event that Protalix’s facilities are damaged as a result of hostile action, its operations may be materially adversely affected.
Protalix’s operations may be disrupted by the obligations of its personnel to perform military service.
     Many of Protalix’s male employees in Israel, including members of senior management, are obligated to perform one month (in some cases more) of annual military reserve duty until they reach age 42 and, in the event of a military conflict, could be called to active duty. Protalix’s operations could be disrupted by the absence of a significant number of Protalix’s employees related to military service or the absence for extended periods of military service of one or more of its key employees. A disruption could materially adversely affect Protalix’s business.
The tax benefits available to Protalix require it to meet several conditions and may be terminated or reduced in the future, which would increase Protalix’s taxes.
     Protalix is able to take advantage of tax exemptions and reductions resulting from the “Approved Enterprise” status of its facilities in Israel. To remain eligible for these tax benefits, Protalix must continue to meet certain conditions, including making specified investments in property and equipment (of NIS 5.4 million), and financing at least 30% of such investments with share capital. If Protalix fails to meet these conditions in the future, the tax benefits will be canceled and Protalix may be required to refund any tax benefits it already has enjoyed. As of September 30, 2006, Protalix has not utilized any of such tax benefits. These tax benefits are subject to investment policy by the Israeli Government Investment Center and may not be continued in the future at their current levels or at any level. In recent years the Israeli government has reduced the benefits available and has indicated that it may further reduce or eliminate some of these benefits in the future. The termination or reduction of these tax benefits or Protalix’s inability to qualify for additional “Approved Enterprise” approvals may increase Protalix’s tax expenses in the future, which would reduce our expected profits. Additionally, if Protalix increases its activities outside of Israel, for example, by future acquisitions, its increased activities generally may not be eligible for inclusion in Israeli tax benefit programs.
The government grants Protalix has received for certain research and development expenditures restrict its ability to manufacture products and transfer technologies outside of Israel and require Protalix to satisfy specified conditions. If Protalix fails to satisfy these conditions, it may be required to refund grants previously received together with interest and penalties.
     Protalix’s research and development efforts have been financed, in part, through grants that it has received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade or OCS. Protalix, therefore, must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law.
     Under the Research Law, the discretionary approval of an OCS committee is required for any transfer of technology developed with OCS funding. Such restriction may impair Protalix Ltd.’s ability to outsource manufacturing, engage in change-of-control transactions or otherwise transfer its technology developed with government grants outside of the State of Israel. Protalix Ltd. has no current intention to manufacture or transfer technologies out of the State of Israel. The restrictions will continue to apply even after Protalix Ltd. has repaid the full amount of royalties payable for the grants.
     Further, if Protalix. Ltd. fails to comply with any of the conditions imposed by the OCS, it may be required to refund any grants received together with interest and penalties, and may be subject to criminal charges. In recent years, the government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, the Israeli government has, from time to time, discussed reducing or eliminating the availability of these grants. There can be no assurance that the Israeli government’s support of such grants will continue.
     OCS approval is not required for the export of any products resulting from the research or development, or for the licensing of the technology in the ordinary course of business. Protalix may not receive the required approvals for any proposed transfer. Such approvals, if granted, may be subject to the following additional restrictions:
•	Protalix may be required to pay the OCS a portion of the consideration it receives upon any sale of such technology by an entity that is not Israeli. The scope of the support received, the royalties that were paid by Protalix, the amount of time that elapsed between the date on which the know-how was transferred and the date on which the grants were received, as well as the sale price, will be taken into account in order to calculate the amount of the payment; and

•	the transfer of manufacturing rights could be conditioned upon an increase in the royalty rate and payment of increased aggregate royalties (up to 300% of the amount of the grant plus interest, depending on the percentage of the manufacturing that is foreign).
     These restrictions may impair Protalix’s ability to sell its technology assets or to outsource manufacturing outside of Israel. Protalix has no current intent to manufacture or transfer technologies out of Israel. The restrictions will continue to apply even after Protalix has repaid the full amount of royalties payable for the grants.
Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against Protalix, its executive officers and directors or asserting U.S. securities laws claims in Israel.
     Many of Protalix’s directors and officers are not residents of the United States and some of their assets and Protalix’s assets are located outside the United States. Service of process upon Protalix’s non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Protalix, some of its directors and executive officers may be difficult to obtain within the United States. Protalix has been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Protalix or its officers and directors because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

     Israeli courts might not enforce judgments rendered outside Israel which may make it difficult to collect on judgments rendered against Protalix. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:
•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.
     Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:
•	the judgment was obtained by fraud;

•	there is a finding of lack of due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.
Properties
Protalix’s manufacturing facility and executive offices, which are leased for a period ending in April, 2009, are located in Carmiel, Israel. Protalix has the option to extend the lease for an additional five-year period. The facilities contain approximately 1,300 square meters of laboratory and office space and are leased at a rate of approximately $9,000 per month. The facilities are equipped with the requisite laboratory services required to conduct Protalix’s business, and we believe that the existing facilities are adequate to meet Protalix’s needs for the foreseeable future.
Legal Proceedings
We are not involved in any material legal proceedings.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of Protalix Ltd.’s financial condition and results of operations together with Protalix Ltd.’s financial statements and the related notes appearing at the end of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to Protalix Ltd.’s plans and strategy for Protalix Ltd.’s business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
The discussion and analysis of Protalix Ltd.’s financial condition and results of operations are based on Protalix Ltd.’s financial statements, which Protalix Ltd. has prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Protalix Ltd. to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, Protalix Ltd. evaluates such estimates and judgments, including those described in greater detail below. Protalix Ltd. bases its estimates on historical experience and on various other factors that Protalix Ltd. believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
The following discussion and analysis excludes the impact of Orthodontix’s financial condition and results of operations because they were not material for any of the periods presented. Specifically, for the years ended December 31, 2005, 2004 and 2003, Orthodontix had no revenue, expenses consisting solely of general and administrative expenses (i.e., legal, accounting and other professional fees) in the amount of $93,295, $165,582 and $147,385, respectively, and other income (i.e., amounts earned from investing available cash in a money market account) in the amount of $18,364, $5,512 and $6,671, respectively. During the nine months ended September 30, 2006, Orthodontix had no revenue, and expenses consisted solely of general and administrative expenses in the amount of $164,843 and other income in the amount of $75,787. Orthodontix’s balance sheet as of September 30, 2006 consisted solely of total current assets equal to $837,825 ($825,702 of which consisted of cash and cash equivalents) and total liabilities equal to $12,150. During these periods, Orthodontix had no sources of cash and its sole use of cash was payment of the aforementioned professional fees and other costs associated with complying with Orthodontix’s reporting obligations under the rules and regulations promulgated by the SEC and consummating the merger with Protalix.

Overview
Protalix Ltd. is an emerging clinical stage biopharmaceutical company that is developing and producing recombinant therapeutic proteins which are expressed through its proprietary plant cell system. Recombinant therapeutic proteins are proteins that are produced by different genetically modified organisms following the insertion of the relevant DNA into their genome and are the basis of most biopharmaceutical drugs currently under development. Protalix Ltd. is leveraging its plant cell culture and bioreactor technology for the production of recombinant therapeutic proteins, and it is currently developing several such biotherapeutic products. Protalix Ltd.’s patented plant cell system enables the expression in plant cells of specific human genes, most often genes coding for proteins of pharmaceutical or therapeutic value. Once the plant cells produce a therapeutic protein, such protein may be grown on an industrial scale in Protalix Ltd.’s proprietary bioreactor system. Subsequently, the protein is extracted from the cells and purified to a clinical grade. Protalix Ltd.’s system presents a proprietary method for the production of recombinant proteins which we believe is safe and scaleable and may allow for the cost-effective industrial scale production of such recombinant human therapeutic proteins. In addition, Protalix believes that its plant-cell system has a number of advantages over other expression methodologies, as follows:
•	The glycosilation structure and proprietary manufacturing methods of certain of the expressed proteins can provide patent protection and potential market advantage;

•	Protalix Ltd.’s plant cell expression system is a contained regulatory-compliant bioprocess which significantly reduces the risk of contamination with pathogenic agents, such as viruses, which are ordinarily associated with mammalian production processes; and

•	The control of the glycosilation process which is available through Protalix Ltd.’s system enables the production of highly uniform therapeutic protein products.
Protalix Ltd.’s lead product candidate, prGCD, is a proprietary plant cell expressed recombinant Glucocerebrosidase enzyme-based protein for the treatment of Gaucher Disease. Genzyme Corporation currently dominates the market for the treatment of Gaucher Disease with reported sales approaching $1 billion for 2006. In July 2005, Protalix Ltd. received FDA approval of its IND for prGCD, allowing it to initiate an FDA-approved clinical development program for prGCD which does not require Protalix Ltd. to conduct Phase II clinical trials. The Phase I clinical trial was completed in June 2006. Protalix Ltd. expects that, based upon the results of such concluded Phase I clinical trial, together with the results of certain preclinical studies, it should be able to obtain FDA approval to initiate a pivotal Phase III trial of prGCD for the treatment of Gaucher Disease, although there can be no assurance that Protalix will get such approval. Protalix Ltd. anticipates that it will be able to commence such trial in 2007.
Protalix Ltd. believes that it has demonstrated the potential of its plant cell manufacturing platform to become a safe and efficacious expression technology for the manufacturing of a wide variety of biopharmaceutical products. Accordingly, Protalix Ltd. is employing a two-pronged business strategy that enables it to pursue its goal of becoming a fully integrated biopharmaceutical company. In addition to its development of prGCD, Protalix Ltd. is using its protein expression technology to develop an innovative proprietary product pipeline. Protalix

Ltd. is evaluating and initiating additional internal research programs through collaboration agreements with academic institutions, such as the Yeda Research and Development Company Limited, the technology transfer arm of the Weizmann Institute of Science. In addition, Protalix Ltd. continuously reviews and considers development and commercialization alliances with corporate partners in specific and identified markets worldwide for specific products or territories in order to enable Protalix Ltd. to optimize its resources and effectively penetrate target markets. Protalix has recently entered into such an agreement with Teva Pharmaceutical Industries Ltd.
Since its inception in December 1993, Protalix Ltd. has generated significant losses in connection with the research and development of its technology, including the clinical development of prGCD, and has accumulated a deficit equal to $17.0 million. Since it does not generate revenue from any of its product candidates, Protalix Ltd. expects to continue to generate losses in connection with the continued clinical development of prGCD and the research and development activities relating to its technology and other drug candidates, including PRX 102 and PRX 111. Such research and development activities are budgeted to expand over time and will require further resources if Protalix Ltd. is to be successful. As a result, Protalix believes that its operating losses are likely to be substantial over the next several years. Protalix Ltd. will need to obtain additional funds to further develop its research and development programs.
Results of Operation
While Protalix Ltd.’s significant accounting policies are more fully described in Note 2 to Protalix Ltd.’s financial statements appearing at the end of this Current Report on Form 8-K. Protalix Ltd. believes that these accounting policies are critical for one to fully understand and evaluate Protalix Ltd.’s financial condition and results of operations.
     Revenue
Protalix Ltd. has not generated any substantial revenue since its inception. To date, Protalix Ltd. has funded its operations primarily through the sale of equity securities. If Protalix Ltd.’s development efforts result in clinical success, regulatory approval and successful commercialization of Protalix Ltd.’s products, Protalix Ltd. could generate revenue from sales of Protalix Ltd.’s products.
     Research and Development Expense
Protalix Ltd. expects its research and development expense to increase as it continues to develop its product candidates. Research and development expense consists of:
•	internal costs associated with research and development activities;

•	payments made to third party contract research organizations, contract manufacturers, investigative sites, and consultants;

•	manufacturing development costs;

•	personnel-related expenses, including salaries, benefits, travel, and related costs for the personnel involved in the research and development;

•	activities relating to the advancement of product candidates through preclinical studies and clinical trials; and

•	facilities and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, as well as laboratory and other supplies.
These costs and expenses are partially funded by grants received by Protalix Ltd. from the OCS. See “Business—Encouragement of Industrial Research and Development Law, 1984.” There can be no assurance that Protalix Ltd. will continue to receive grants from the OCS in amounts sufficient for its operations, if at all.
Protalix Ltd. expects its research and development expenditures to increase most significantly in the near future in connection with the anticipated commencement of the Phase III clinical trial for prGCD. In addition, Protalix Ltd. intends to consider establishing a new manufacturing facility which would meet the FDA requirements for the manufacture of its product candidates, which would increase Protalix Ltd.’s capital expenditures significantly. Protalix Ltd. intends to continue to hire new employees, in research and development, manufacturing and administration, in order to meet its operation plans.
Protalix Ltd. has multiple research and development projects ongoing at any one time. Protalix Ltd. utilizes its internal resources, employees, and infrastructure across multiple projects and tracks time spent by employees on specific projects. Protalix Ltd. is required to do so by the OCS in order to qualify for the grants it receives for its different projects. Protalix Ltd. expenses research and development costs as incurred. Protalix Ltd. believes that significant investment in product development is a competitive necessity and plans to continue these investments in order to realize the potential of its product candidates. From its inception in December 1993 through September 30, 2006, Protalix Ltd. has incurred a gross research and development expense in the aggregate of $15.4 million, which includes salaries and related expenses equal to $6.1 million (of which stock-based compensation was $1.3 million), subcontractors expenses equal to $2.6 million, and expenses relating to materials and consumables equal to $2.3 million. These expenses were partially offset by grants received from the OCS equal to $4.9 million.
Protalix Ltd. believes that its cash balance as of the date of the merger is sufficient to satisfy all its capital needs for the next twelve months.
The successful development of Protalix Ltd.’s product candidates is subject to numerous risks, uncertainties, and other factors, which are discussed in detail in the section entitled “Risk Factors”. Beyond the next twelve months, Protalix Ltd. cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of, or the period, if any, in which material net cash inflows may commence from prGCD, PRX 102, and PRX 111 or any of Protalix Ltd.’s other development efforts. This is due to the numerous risks and uncertainties associated with the duration and cost of clinical trials which vary significantly over the life of a project as a result of differences arising during clinical development, including:
•	the time needed for the research phase prior to preclinical and clinical trials;

•	completion of such preclinical and clinical trials;

•	receipt of necessary regulatory approvals;

•	the number of clinical sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	adverse medical events or side effects in treated patients;

•	lack of comparability with complementary technologies;

•	obtaining capital necessary to fund operations, including the research and development efforts; and

•	the results of clinical trials.
Protalix Ltd.’s expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals, and the expense of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights. Protalix Ltd. may obtain unexpected results from its clinical trials. Protalix Ltd. may elect to discontinue, delay or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of the foregoing variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or other regulatory authorities were to require Protalix Ltd. to conduct clinical trials beyond those which it currently anticipates will be required for the completion of the clinical development of a product candidate, or if Protalix Ltd. experiences significant delays in enrollment in any of its clinical trials, Protalix Ltd. could be required to expend significant additional financial resources and time on the completion of clinical development. Drug development may take several years and millions of dollars in development costs. If Protalix Ltd. does not obtain or maintain regulatory approval for its products, its financial condition and results of operations will be substantially harmed.
     General and Administrative Expense
General and administrative expense consists primarily of salaries and other related costs, including stock-based compensation expense, for persons serving in Protalix Ltd.’s executive, finance, accounting and administration functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, costs associated with industry and trade shows and professional fees for legal and accounting services. Protalix Ltd. expects that its general and administrative expenses will increase as it adds additional personnel and becomes subject to the reporting obligations applicable to public companies in the United States. From its inception in December 1993 through September 30, 2006, Protalix Ltd. has spent $7.3 million on general and administrative expense, including stock-based compensation expense of $3.2 million for options granted to its employees and consultants.

     Financial Expense and Income
Financial Expense and Income consists of the following:
•	interest earned on Protalix Ltd.’s cash and cash equivalents;

•	interest expense on short term bank credit and loan;

•	expense or income resulting from fluctuations of the New Israeli Shekel, which a portion of Protalix Ltd.’s assets and liabilities are denominated in, against the United States Dollar and other foreign currencies.
     Stock-based compensation
Until December 31, 2005, Protalix Ltd. accounted for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of Protalix Ltd.’s ordinary shares and the exercise price. In addition, in accordance with FAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), Protalix Ltd. disclosed pro forma data assuming it had accounted for employee share option grants using the fair value-based method defined in SFAS 123.
As to options granted in consideration of services granted by consultants, Protalix Ltd. applies EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.
As of January 1, 2006, Protalix Ltd. adopted SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective method. This new standard requires measurement of stock-based compensation cost for all stock-based awards at the fair value on the grant date and recognition of stock-based compensation over the service period for awards that Protalix Ltd. expects will vest. The fair value of stock options is determined based on the number of shares granted and the price of Protalix Ltd.’s ordinary shares, and calculated based on the Black-Scholes valuation model, which is consistent with Protalix Ltd.’s valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Protalix Ltd. recognizes such value as expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). Due to its adoption of SFAS 123(R), Protalix Ltd. no longer has employee stock-based compensation awards subject to variable accounting treatment. The cumulative effect of Protalix Ltd.’s adoption of SFAS 123(R), as of January 1, 2006 was not material.
The following table illustrates the pro forma effect on loss and loss per share assuming Protalix Ltd. had applied the fair value recognition provisions of SFAS 123 to its stock-based employee compensation:

				Period from
				December 27,
				1993	Nine months
				through	Ended
	Year ended December 31,			December 31,	September 30,
	2003	2004	2005	2005	2005
		(In thousands, except per share data)
Loss as reported	$(646)	$(2,421)	$(5,746)	$(11,122)	$(3,816)
Add: stock based employee compensation expense included in the reported loss	61	149	509	732	350
Deduct: stock-based employee compensation expense determined under fair value method	(67)	(170)	(539)	(788)	(370)

Pro forma loss	$(652)	$(2,442)	$(5,776)	$(11,178)	$(3,836)

Loss per share:
Basic as reported	$(2.10)	$(7.86)	$(18.67)		$(12.40)

Basic – pro forma	$(2.12)	$(7.93)	$(18.76)		$(12.46)

Diluted – as reported	$(2.10)	$(7.86)	$(18.67)		$(12.40)

Diluted – pro forma	$(2.12)	$(7.93)	$(18.76)		$(12.46)

The fair value of options granted to employees during 2003, 2004, and 2005 was $389,000, $0, and $939,000, respectively. The fair value of each option granted is estimated on the date of grant using the Black–Scholes option-pricing model, with the following weighted average assumptions:

	2003	2005
Dividend yield	0%	0%

Expected volatility	59.00%	54.00%

Risk-free interest rate	3.28%	3.83%

Expected life – in years	6.00	5.70

Protalix Ltd. had multiple classes of stock before the conversion of all preferred shares into ordinary shares in September 2006. Through December 31, 2005, Protalix Ltd. considered the three commonly used methods described by the AICPA practice aid “Valuation of Privately-Held Company Equity Securities Issued as Compensation” and determined that the Probability-Weighted Expected Return Method to be the appropriate method. Protalix Ltd. chose this method because it is forward-looking and incorporates future economic events and outcomes into the determination of value at the time of calculation. The method is limited, as are all forward-looking methods, in that it relies on a number of assumptions.
Under the Probability-Weighted Expected Return Method, the value of the ordinary shares is estimated based upon an analysis of future values for the enterprise assuming various future outcomes. Share value is based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise, as well as the rights of each share class. Although the future outcomes considered in any given valuation model will vary based upon the enterprise’s facts and circumstances, common future outcomes modeled might include an initial public offering, merger or sale, dissolution, or continued operation as a viable private enterprise.
The Probability-Weighted Expected Return Method analysis presents value afforded to shareholders under four possible scenarios for the Company. Three of the scenarios assume a shareholder realization, either through an initial public offering, sale, merger or liquidation. The last scenario assumes operations continue as a private company and no realization transaction occurs. Fair value calculations of Protalix Ltd.’s ordinary shares were performed for dates close to the dates on which it issued preferred shares to third parties. Protalix Ltd. considered the issuance price of each series of preferred shares to third parties in the calculation of the fair value of the ordinary shares. For each of the first three realization scenarios, estimated future and present values for each of the share classes were calculated utilizing assumptions which consisted of the following:
•	expected pre-money value at the realization date;

•	standard deviation around the above pre-money value;

•	expected date of the realization scenario occurring;

•	standard deviation around the expected realization scenario occurrence date (in days); and

•	an appropriate risk-adjusted discount rate.
SFAS 123(R) allows companies to estimate the expected term of the option rather than simply using the contractual term of an option. Because of lack of data on past option exercises of Protalix Ltd.’s employees, the expected term of the options could not be based on historic exercise patterns. Accordingly, Protalix Ltd. adopted the simplified method as stipulated in SAB 107, according to which companies which cannot provide a good estimation regarding their options’ expected life, may calculate the expected term as the average between the vesting date and the expiration date, assuming the option was granted as a “plain vanilla” option.
SAB 107 defines “plain vanilla share options” as those having the following characteristics:
•	Share options are granted at the money;

•	Exercisability is conditional only on performing service through the vesting date;

•	If an employee terminates service prior to vesting, the employee forfeits the share options;

•	If an employee terminates service after vesting, the employee has a limited period of time (typically 30-90 days) to exercise the share options; and

•	Share options are nontransferable and nonhedgeable
All of the outstanding options of Protalix Ltd. were granted at an exercise price that was lower than the then share price. Accordingly, Protalix Ltd. assumed that the exercise period will on average be shorter than the average period between the vesting and the expiration of the options.

However, due to the lack of information regarding exercise behavior and recognizing the approach to be conservative, Protalix Ltd. implemented the methodology proposed above for the calculation of the expected term for all grants including those which were “in the money”.
In performing the valuation, Protalix Ltd. assumed an expected 0% dividend yield in the previous years and in the next years. Protalix Ltd. does not have a dividend policy and given the development stage of the Company, dividends are not expected in the foreseeable future. SFAS 123(R) stipulates a number of factors that should be considered when estimating the expected volatility, including the implied volatility of traded options, historical volatility and the period that the shares of the company are being publicly traded. As Protalix Ltd. does not have any traded shares or options, the expected volatility figures used in this valuation have been calculated by using the historical volatility of traded shares of similar companies. In addition, Protalix Ltd. examined the standard deviation of shares of additional biotechnology companies that engage in research of cells and other relevant developments. Protalix Ltd. found that the standard deviation of the shares of comparable companies was in the range of 40%-60% over periods of three to six years. The volatility used for each grant differed based on its expected term. For the term of each grant of options by Protalix Ltd., the historical volatility was calculated based upon the overall trading history of the common stock of comparable companies.
Risk–Free Rate Methodology
The risk free rate has been based on the implied yield of U.S. federal reserve zero–coupon government bonds. The remaining term of the bonds used for each valuation was equal to the expected term of the grant. This methodology has been applied to all grants valued by Protalix Ltd.
Rationale
SFAS 123(R) requires the use of a risk–free interest rate based on the implied yield currently available on zero–coupon government issues of the country in whose currency the exercise price is expressed, with a remaining term equal to the expected life of the option being valued. This requirement has been applied for all grants valued as part of this report.
Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005
     Revenues
Revenues were $150,000 for the nine months ended September 30, 2005. The revenues were generated in connection with the achievement by Protalix Ltd. of development milestones under a research and development program between Protalix Ltd. and Ferring Pharmaceuticals. The program with Ferring Pharmaceuticals was completed, and $150,000 of development milestones payments payable to Protalix Ltd. in connection therewith were made, by the end of fiscal year 2005. No revenues were recorded during the nine months ended September 30, 2006.

     Research and Development Expenses
Research and development expenses were $4.8 million for the nine months ended September 30, 2006, an increase of $1.6 million, or 50%, from $3.2 million for the nine months ended September 30, 2005. The increase resulted primarily from the increase of $900,000 in development expenses related to salaries for personnel involved in research and development and related materials and general development expenses. The increase was partially offset by $723,000 due to the receipt of grants by Protalix Ltd. from the OCS equal to $1.5 million during the nine months ended on September 30, 2006, as compared to the receipt of grants equal to $787,000 during the nine months ended September 30, 2005.
Protalix Ltd. expects Research and Development expenses to continue to increase as it enters into a more advanced stage of clinical trials for Protalix Ltd.’s product candidates, especially with respect to the expected phase III trial for prGCD.
     General and Administrative Expenses
General and administrative expenses were $2.8 million for the nine months ended September 30, 2006, an increase of $1.3 million, or 87%, from $1.5 million for the nine months ended September 30, 2005. The increase resulted primarily from a $1.1 million increase in share-based compensation, resulting from additional stock option awards in the nine months ended September 30, 2006.
     Financial Expenses and Income
Financial income was $73,000 for the nine months ended on September 30, 2006, an increase of $35,000, or 92%, compared to $38,000 the nine months ended September 30, 2005. The increase resulted primarily from a higher balance of cash and cash equivalents Protalix Ltd. had during these periods, primarily the result of the proceeds generated from the sale of Preferred Shares in December 2005 and September 2006, which resulted in higher interest income.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
     Revenues
Revenues were $150,000 for the year ended December 31, 2005, a decrease of $280,000, or 65%, from $430,000 for the year ended December 31, 2004. The revenues were generated in connection with the achievement by Protalix Ltd. of development milestones under its research and development program with Ferring Pharmaceuticals. The decrease resulted primarily from Protalix Ltd.’s achievement of more significant development milestones under the program during the year 2004 as compared to the year 2005, resulting in the receipt by Protalix Ltd. of higher milestone payments during the year 2004.
     Research and Development Expenses
Research and development expenses were $4.7 million for the year ended December 31, 2005, an increase of $2.2 million, or 88%, from $2.5 million for the year ended December 31, 2004. The increase resulted primarily from an increase of $1.2 million in development expenses related to salaries and related consulting and materials associated with the development of prGCD. The increase was incurred in connection with the higher costs associated with the end of Protalix Ltd.’s preclinical trials and with the initiation of Phase I clinical trials by Protalix Ltd. during 2005. In addition, Protalix Ltd. incurred a $498,000 increase in share based compensation. The increase was partially offset by a $362,000 increase in grant funds received by Protalix Ltd. from the OCS; Protalix Ltd. received grants equal to $935,000 during the year ended December 31, 2005 as compared to the receipt of grants equal to $573,000 during the year ended December 31, 2004.
     General and Administrative Expenses
General and Administrative expenses were $2.1 million for the year ended December 31, 2005, an increase of $1.3 million, or 175%, from $807,000 for the year ended December 31, 2004. The difference resulted primarily from a $1.1 million increase in share based compensation.
     Financial Expenses and Income
Financial income was $43,000 for the year ended December 31, 2005, compared to expense of $4,000 for the year ended December 31, 2004. The increase resulted primarily from the higher balance of cash and cash equivalents held by Protalix Ltd. during such periods and the incurrence by Protalix Ltd. of interest expense in connection with a $1.0 million loan.
Year Ended December 31 2004 compared to Year Ended December 31, 2003
     Revenues
Revenues were $430,000 for the year ended December 31, 2004, an increase of $180,000, or 72%, from $250,000 for the year ended December 31, 2003. The revenues were generated in connection with the achievement by Protalix Ltd. of development milestones under its research and development program with Ferring Pharmaceuticals. The increase resulted primarily from the achievement by Protalix Ltd. of more significant development milestones under the program during the year 2004 as compared to the year 2003, resulting in the receipt by Protalix Ltd. of higher milestone payments during the year 2004.
     Research and Development Expenses
Research and development expense was $2.5 million for the year ended December 31, 2004, an increase of $1.8 million, or 269%, from $668,000 for the year ended December 31, 2003. The increase resulted primarily from an increase of $1.3 million in development expenses related to salaries and related consulting and materials associated with preclinical trials commenced by Protalix Ltd. during 2004. The increase was offset by $144,000 due to the receipt of grants by Protalix Ltd. from the OCS equal to $573,000 during the year ended December 31, 2004, as compared to the receipt of grants equal to $429,000 during the year ended December 31, 2003.

     General and Administrative Expenses
General and Administrative expenses were $807,000 for the year ended December 31, 2004, an increase of $204,000, or 33%, from $603,000 for the year ended December 31, 2004. The increase resulted primarily from a natural growth in the operations of Protalix Ltd. between the periods, including an increase of $144,000 of salaries and related expenses incurred in connection with the hiring of new employees during the year ended December 31, 2004.
     Financial Expenses and Income
Financial income was $4,000 and $3,000 for the year ended December 31, 2004 and 2003, respectively.
Source of Liquidity
As a result of its significant research and development expenditures and the lack of any approved products to generate product sales revenue, Protalix Ltd. has not been profitable and has generated operating losses since its inception. To date, Protalix Ltd. has funded its operations primarily with proceeds equal to $30.3 million from the sale of convertible preferred and ordinary stock through September 30, 2006.
The following table summarizes Protalix Ltd.’s funding sources:

Security	Year	Number of Shares		Amount(1)

Ordinary Shares	1996-2000	307,813	(2)	$1,100,000
Series A Convertible Preferred Shares	2001	190,486		$2,000,000
Series B Convertible Preferred Shares(3)	2004-2005	117,477		$4,500,000
Series C Convertible Preferred Shares(4)	2005	90,264		$7,700,000
Ordinary Shares(5)	2006	163,774		$15,000,000

(1)	Represents gross proceeds.

(2)	Includes the issuance of ordinary shares to founders.

(3)	During 2005, 16,954 Series B Preferred Shares were converted on a 1:1 basis, into Series C Preferred Shares for no consideration. Also in connection with such funding, warrants to purchase 2,967 Series B Preferred Shares were issued for no additional consideration with a total exercise price of $0.1 million. As of the closing date of the merger, 2,751 of such warrants were exercised for net proceeds to Protalix Ltd. equal to approximately $96,000 and 216 of such warrants have been forfeited.

(4)	In connection with such funding, warrants to purchase an additional 145,099 Series C Preferred Shares were granted to the investors for no additional consideration with a total exercise price equal to $9.0 million. As of the closing date of the merger, 86,613 of such warrants were exercised for net proceeds to Protalix Ltd. equal to $8.7 million, 55,410 were assumed by our company and 3,076 expired.

(5)	In connection with such funding, warrants to purchase 57,691 ordinary shares of Protalix Ltd. were issued for no additional consideration with a total exercise price equal to $5 million.
On September 11, 2006, all Preferred Shares were converted into ordinary shares on a 1:1 basis.
As of September 30, 2006, Protalix Ltd. had cash and cash equivalents of $15.6 million. In addition, at the closing of the merger, Protalix Ltd. received $8.7 million as a result of the exercise of outstanding warrants. Protalix Ltd.’s cash and investment balances are held in a variety of interest-bearing instruments. Wherever possible, Protalix Ltd. seeks to minimize the potential effects of concentration and degrees of risk. Protalix Ltd. maintains cash balances with financial institutions in excess of insured limits. Protalix Ltd. does not anticipate any losses with respect to such cash balances.

Cash Flows
Net cash used in operations was $3.3 million and $2.3 million for the nine months ended September 30, 2006 and 2005, respectively. The net loss for the nine months ended September 30, 2006 of $5.9 million resulted primarily from non-cash charges for share-based compensation of $2.3 million and depreciation of $314,000.
Net cash used in investing activities for the nine months ended September 30, 2006, was $712,000 and consisted primarily of purchase of property and equipment.
Net cash provided by financing activities for the nine months ended September 30, 2006, was $14.9 million, consisting of net proceeds from the sale of ordinary shares.
Net cash used in operations was $3.2 million and $1.8 million for the years ended December 31, 2005 and 2004, respectively. The net loss for 2005 of $5.7 million was mainly offset by $1.9 million of non-cash share based compensation and depreciation equal to $311,000.
Net cash used in investing activities for the year ended December 31, 2005 was $900,000 and consisted primarily of $844,000 for purchases of property and equipment.
Net cash provided from financing activities for 2005 was $7.4 million, which consisted primarily of net proceeds of $8.4 million from the sale of Series C Preferred Shares, which was partially offset by the redemption of a $1.0 million loan.
Funding Requirements
Protalix Ltd. expects to incur losses from operations for the foreseeable future. Protalix Ltd. expects to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. Protalix Ltd. expects that general and administrative expenses will also increase as Protalix Ltd. expands its finance and administrative staff, adds infrastructure, and incurs additional costs related to being a public company in the United States, including the costs of directors’ and officers’ insurance, investor relations programs, and increased professional fees. Protalix Ltd.’s future capital requirements will depend on a number of factors, including the continued progress of its research and development of product candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and Protalix Ltd.’s success in developing markets for its product candidates.
Protalix Ltd. believes that its existing cash and cash equivalents and short-term investments will be sufficient to enable us to fund Protalix Ltd.’s operating expenses and capital expenditure requirements at least for the next twelve months. Protalix Ltd. has based this estimate on assumptions that may prove to be wrong or subject to change, and Protalix Ltd. may be required to use its available capital resources sooner than it currently expects. Because of the numerous risks and uncertainties associated with the development and commercialization of its product candidates, Protalix is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated clinical trials.
Protalix Ltd.’s future capital requirements will depend on many factors, including the progress and results of its clinical trials, the duration and cost of discovery and preclinical development, and laboratory testing and clinical trials for Protalix Ltd.’s product candidates, the timing and outcome of regulatory review of Protalix Ltd.’s product candidates, the number and development requirements of other product candidates that Protalix Ltd. pursues, and the costs of commercialization activities, including product marketing, sales, and distribution.
Protalix Ltd. does not anticipate that it will generate product revenues for at least the next several years. In the absence of additional funding, Protalix Ltd. expects continuing operating losses to result in increases in Protalix Ltd.’s cash used in operations over the next several years. To the extent that Protalix Ltd.’s capital resources are insufficient to meet its future capital requirements, Orthodontix will need to finance its future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. Neither Orthodontix nor Protalix Ltd. currently has any commitments for future external funding. Orthodontix and Protalix Ltd. may need to raise additional funds more quickly if one or more of Protalix Ltd.’s assumptions prove to be incorrect or if Protalix Ltd. chooses to expand its product development efforts more rapidly than it presently anticipates, and Orthodontix and Protalix Ltd. may decide to raise additional funds even before Protalix Ltd. needs them if the conditions for raising capital are favorable. Orthodontix and Protalix Ltd. may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities may result in dilution to Orthodontix’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict Orthodontix’s operations. Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, Orthodontix may be required to delay, reduce the scope of or eliminate its research and development programs, reduce its planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.
Effects of Inflation and Currency Fluctuations
Inflation generally affects Protalix Ltd. by increasing its cost of labor and clinical trial costs. Protalix Ltd. does not believe that inflation has had a material effect on its results of operations during the years ended December 31, 2003, 2004 or 2005, or the nine months ended September 30, 2006.
Currency fluctuations could affect Protalix Ltd. by increased or decreased costs mainly for goods and services acquired outside of Israel. Protalix Ltd. does not believe currency fluctuations have had a material effect on Protalix Ltd.’s results of operations during the years ended December 31, 2003, 2004 or 2005, or the nine months ended September 30, 2006.

Off-Balance Sheet Arrangements
Protalix Ltd. has no off-balance sheet arrangements as of December 31, 2004, 2005 and September 30, 2006. See Note 5 of the financial Statements for a full description of certain contingent royalty payments.
Recently Issued Accounting Pronouncements
In June 2006, the FASB issued FASB Interpretation (FIN) No. 48 “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for Protalix Ltd.). If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. Protalix Ltd. is currently assessing the impact of FIN 48 on its financial position and results of operations.
In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective commencing upon the fiscal year beginning after September 1, 2008. Protalix Ltd. is currently evaluating the impact of the provisions of FAS 157 on its financial position and results of operations.
In September 2006, the SEC released Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Protalix Ltd. is required to initially apply SAB No. 108 during fiscal year 2007. Protalix Ltd. is currently evaluating the impact of the provisions of FAS 158 on its financial position and results of operations.

Security Ownership of Certain Beneficial Owners and Management
The following tables set forth information, as of the closing date of the merger, regarding beneficial ownership of our common stock to the extent known to us by:
(i)	each person who is known by us to own beneficially more than 5% of our common stock;

(ii)	each director;

(iii)	our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer who served in such capacities in 2005 (collectively, the “Named Executive Officers”); and

(iv)	all of our directors and Named Executive Officers collectively.
     Except as otherwise noted, each person has sole voting and investment power as to his or her shares. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.
     For purposes of these tables, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.
Security Ownership of 5% Beneficial Owners

Title of	Name and Address or	Amount and Nature of		Percentage of
Class	Number in Group	Beneficial Ownership		Class (%)
Common Stock	Biocell Ltd. (1)	14,466,319	(7)	23.42
Common Stock	Pontifax G.P. Ltd. (2)	5,394,436	(8)	8.39
Common Stock	Techno-Rov Holdings (1993) Ltd. (3)	6,186,046	(9)	10.01
Common Stock	Marathon Investments Ltd. (4)	6,556,381	(10)	10.61
Common Stock	Frost Gamma Investment Trust (5)	9,766,273	(11)	15.27
Common Stock	Yoseph Shaaltiel, Ph.D. (6)	3,188,431	(12)	5.14

(1)	The address is Moshe Aviv Tower, 7 Jabotinsky Street, Ramat Gan, Israel.

(2)	The address of Pontifax (Israel) L.P. and Pontifax (Cayman) L.P. is 8 Hamanofim St. Herzliya 46725, Israel.

(3)	The address is Alrov Tower, 46 Rothschild Blvd., Tel Aviv.

(4)	The address is 7 Hanagar Street, Holon, Israel.

(5)	The address is 4400 Biscayne Blvd., Miami, Florida 33137.

(6)	The address is c/o Orthodontix, Inc., 2 Snunit Street, Science Park, POB 455, Carmiel, Israel, 21000.

(7)	Biocell Ltd.’s investment and voting decisions are made collectively by its Board of Directors.

(8)	Consists of 2,575,843 shares of our common stock held by Pontifax (Cayman) L.P., 1,378,278 of which shares are owned of record and 1,197,565 of which shares are issuable upon exercise of options that are exercisable within 60 days of the closing date of the merger and 2,818,593 shares of our common stock held by Pontifax (Israel) L.P., 1,508,169 of which shares are owned of record and 1,310,424 of which shares are issuable upon exercise of options that are exercisable within 60 days of the closing date of the merger. Pontifax (Cayman) L.P. and Pontifax (Israel) L.P. are governed by Pontifax Management L.P. Pontifax G.P. Ltd. is the general partner of Pontifax Management L.P. Pontifax G.P. Ltd.’s investment and voting decisions are made collectively by its Board of Directors.

(9)	Mr. Amos Bar-Shalev is the manager of Techno-Rov Holdings (1993) Ltd. and has the power to control its investment decisions.

(10)	Marathon Investments Ltd.’s investment and voting decisions are made collectively by its Board of Directors.

(11)	Includes warrants to purchase 2,157,302 shares of common stock issuable upon exercise of outstanding warrants exercisable within 60 days of the closing date of the merger. Frost Gamma, L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Phillip Frost is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Does not include options to purchase 1,937,708 shares of common stock issued to Dr. Frost with vesting periods that commence upon the listing of our common stock on the American Stock Exchange, if at all.

(12)	The address is c/o Orthodontix, Inc., 2 Snunit Street, Science Park, POB 455, Carmiel, Israel, 21000. Includes 244,324 shares of our common stock issuable upon exercise of outstanding options within 60 days after the closing date of the Merger, held by Dr. Shaaltiel.
Security Ownership of Board of Directors and Management

Title of	Name and Address or	Amount and Nature of		Percentage of
Class	Number in Group	Beneficial Ownership		Class (%)
Common Stock	Eli Hurvitz	5,394,436	(1)	8.39
Common Stock	Yoseph Shaaltiel, Ph.D.	3,188,431	(2)	5.14
Common Stock	Phillip Frost, M.D.	9,766,273	(3)	15.27
Common Stock	Jane H. Hsiao, Ph.D., MBA	1,134,060	(4)	1.83
Common Stock	David Aviezer, Ph.D., MBA	930,020	(5)	1.48
Common Stock	Zeev Bronfeld	14,466,319	(6)	23.42
Common Stock	Amos Bar-Shalev	6,186,046	(7)	10.01
Common Stock	Sharon Toussia-Cohen	6,556,381	(8)	10.61
Common Stock	Eyal Sheratzki	14,466,319	(9)	23.42
Common Stock	Pinhas Barel Buchris	—		—
Common Stock	Einat Brill Almon, Ph.D.	125,827	(10)	*
Common Stock	Yossi Maimon	—		—
Common Stock	All Executive Officers and Directors as a group (12 persons)	47,747,793	(11)	70.21

*	less than 1%.
The address for all holders listed herein is c/o Orthodontix, Inc., 2 Snunit Street, Science Park, POB 455, Carmiel, Israel, 21000.

(1)	Consists of 2,575,843 shares of our common stock held by Pontifax (Cayman) L.P., 1,378,278 of which shares are owned of record and 1,197,565 of which shares are issuable upon exercise of options that are exercisable within 60 days of the closing date of the merger and 2,818,593 shares of our common stock held by Pontifax (Israel) L.P., 1,508,169 of which shares are owned of record and 1,310,424 of which shares are issuable upon exercise of options that are exercisable within 60 days of the closing date of the merger. Mr. Hurvitz disclaims beneficial ownership of these shares.

(2)	Includes 244,324 shares of our common stock issuable upon exercise of outstanding options within 60 days after the closing date of the Merger, held by Dr. Shaaltiel.

(3)	Includes 7,608,971 shares of common stock and 2,157,302 shares of common stock issuable upon exercise of outstanding warrants owned by Frost Gamma Investments Trust exercisable within 60 days of the closing date of the merger. Does not include options to purchase 1,937,708 shares of common stock issued to Dr. Frost with vesting periods that commence upon the listing of our common stock on the American Stock Exchange, if at all. Frost Gamma, L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.

(4)	Includes 258,355 shares of our common stock issuable upon exercise of outstanding warrants held by Dr. Hsiao. Does not include options to purchase 387,542 shares of common stock issued to Dr. Hsiao with vesting periods that commence upon the listing of our common stock on the American Stock Exchange, if at all.

(5)	Includes 930,020 shares of common stock issuable upon exercise of outstanding options within 60 days after the closing date of the merger, held by Dr. Aviezer.

(6)	Consists of 14,466,319 shares of our common stock held by Biocell Ltd. Mr. Bronfeld is a director and Chief Executive Officer of Biocell. Mr. Bronfeld disclaims beneficial ownership of these shares.

(7)	Consists of 6,186,046 shares of our common stock held by Techno-Rov Holdings (1993) Ltd. Mr. Bar-Shalev is the manager and has the power to control its investment decisions. Mr. Bar-Shalev disclaims beneficial ownership of these shares.

(8)	Consists of 6,556,381 shares of our common stock held by Marathon Investments Ltd. Mr. Toussia-Cohen is a director and Chief Executive Officer of Marathon Investments Ltd. Mr. Toussia-Cohen disclaims beneficial ownership of these shares.

(9)	Consists of 14,466,319 shares of our common stock held by Biocell Ltd. Mr. Sheratzki is the Chairman of the Board of Biocell. Mr. Sheratzki disclaims beneficial ownership of these shares.

(10)	Consists of 125,827 shares of our common stock issuable upon exercise of outstanding options within 60 days after the closing date of the merger, held by Dr. Brill Almon.

(11)	Includes of 6,223,817 shares of our common stock issuable upon exercise of warrants or options, as applicable, within 60 days after the closing date of the merger.

Directors and Executive Officers
     Our directors and executive officers, their ages and positions as of the closing date of the merger, are as follows:

Name	Age	Position
Directors
Eli Hurvitz	74	Chairman of the Board
David Aviezer, Ph.D., MBA	42	Director, President and Chief Executive Officer
Yoseph Shaaltiel, Ph.D.	53	Director and Executive VP, Research and Development
Zeev Bronfeld(1)	55	Director
Amos Bar-Shalev(2)(3)	53	Director
Sharon Toussia-Cohen(1)(2)	47	Director
Eyal Sheratzki(1)	38	Director
Pinhas Barel Buchris(2)(3)	56	Director
Phillip Frost, M.D.	70	Director
Jane H. Hsiao, Ph.D., MBA(3)	59	Director
Executive Officers
Einat Brill Almon, Ph.D.	47	Vice President, Product Development
Yossi Maimon	37	Chief Financial Officer, Treasurer and Secretary

(1)	Member of Nominating Committee

(2)	Member of Audit Committee

(3)	Member of Compensation Committee
David Aviezer, Ph.D., MBA. Dr. Aviezer has served as Protalix Ltd.’s Chief Executive Officer since 2002 and is a member of our board of directors. Dr. Aviezer has over a decade of experience in biotechnology management, advancing products from early-stage research up to their regulatory approval and commercialization. Prior to joining Protalix Ltd., from 1996 to 2002, he served as General Manager of ProChon Biotech Ltd., an Israeli company focused on orthopedic disorders. Previously Dr. Aviezer was a visiting scientist at the Medical Research Division of American Cyanamid, a subsidiary of Wyeth (NYSE:WEY), in New York. Dr. Aviezer is the recipient of the Clore Foundation Award and the J.F. Kennedy Scientific Award. He holds a Ph.D. in Molecular Biology and Biochemistry from the Weizmann Institute of Science and an M.B.A. from the Bar Ilan University Business School.
Yoseph Shaaltiel, Ph.D. Dr. Shaaltiel founded Protalix Ltd. in 1993 and currently serves as a member of our Board of Directors and Vice President, Research and Development. Prior to establishing Protalix Ltd., from 1988 to 1993, Dr. Shaaltiel was a Research Associate at the MIGAL Technological Center. He also served as Deputy Head of the Biology Department of the Biological and Chemical Center of the Israeli Defense Forces and as a Biochemist at Makor Chemicals Ltd. Dr. Shaaltiel was a Postdoctoral Fellow at the University of California at Berkeley and at Rutgers University in New Jersey. He has co-authored over 40 articles and abstracts on plant biochemistry and holds seven patents. Dr. Shaaltiel received his Ph.D. in Plant Biochemistry from the Weizmann Institute of Science, an Ms.C. in Biochemistry from the Hebrew University, and a B.Sc. in Biology from the Ben Gurion University.
Einat Brill Almon, Ph.D. Dr. Almon joined Protalix Ltd. in December 2004 and has served as its Vice President, Product Development since then. Dr. Almon has many years of experience in the management of life science projects and companies, including biotechnology and agrobiotech, with direct experience in clinical, device and scientific software development, as well as a strong background and work experience in Intellectual Property. Prior to joining Protalix Ltd., from 2001 to 2004, she served as Director of R&D and IP of Biogenics Ltd, a company that developed an autologous platform for tissue based protein drug delivery. Biogenics, based in Israel, is a wholly-owned subsidiary of Medgenics Inc. Dr. Almon has trained as a biotechnology patent agent at leading IP firms in Israel. Dr. Almon holds a Ph.D. and an M.Sc. in molecular biology of cancer research from the Weizmann Institute of Science, a B.Sc. from the Hebrew University and has carried out Post-Doctoral research at the Hebrew University in the area of plant molecular biology.
Yossi Maimon, CPA. Yossi Maimon has served as our Vice President and Chief Financial Officer since he joined Protalix Ltd. in 2006. Prior to joining Protalix, from 2002 to 2006, he served as the Chief Financial Officer of Colbar LifeScience Ltd., a biomaterial company focusing on aesthetics, where he led all of the corporate finance activities, fund raisings, and legal aspects of Colbar including the sale of Colbar to Johnson and Johnson. Prior to that, from 2000 to 2002, he served as the Chief Financial Officer of Way2Call Communications, Ltd., an Israeli start up company in the telecommunications field, where he led the fund raising efforts, accounting issues, and business development activities. Prior to that, from 1998 to 2000, he served as the controller of PEC, a United States company publicly traded on the New York Stock Exchange, where he was responsible for reporting and compliance with the SEC and led the process of delisting and merging PEC into Discount Investment Bank. Mr. Maimon has a B.A. in accounting from the City University of New York and an M.B.A. from Tel Aviv University, and he is a Certified Public Accountant in the United States (New York State) and Israel.
Board of Directors
Eli Hurvitz. Mr. Hurvitz serves as Chairman of Protalix Ltd.’s board of directors and has served as a director of Protalix Ltd. since 2005. Mr. Hurvitz has served as Chairman of the Board of Teva since April 2002. Previously, he served as Teva’s President and Chief Executive Officer for over 25 years and has been employed at Teva in various capacities for over 40 years. He serves as Chairman of the Board of The Israel Democracy Institute (IDI), Chairman of the Board of NeuroSurvival Technologies Ltd. (a private company) and a director of Vishay Intertechnology. He served as Chairman of the Israel Export Institute from 1974 through 1977 and as the President of the Israel Manufacturers Association from 1981 through 1986. He served as Chairman of the Board of Bank Leumi Ltd. from 1986 through 1987. He was a director of Koor Industries Ltd. from 1997 through 2004 and a member of the Belfer Center for Science and International Affairs at the John F. Kennedy School of Government at Harvard University from 2002 through 2005. He received his B.A. in Economics and Business Administration from the Hebrew University in 1957.
Phillip Frost, M.D. Dr. Frost has served as a director of Protalix Ltd. since 2006. Dr. Phillip Frost was named the Vice Chairman of the Board of Teva in January 2006 when Teva acquired IVAX Corporation. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. Dr. Frost was named Chairman of the Board of Ladenburg Thalman & Co., Inc., an American Stock Exchange-listed investment banking and securities brokerage firm, in July 2006 and has been a director of Ladenburg Thalman since March 2005. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. He serves on the Board of Regents of the Smithsonian Institution, a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center and is Vice Chairman of the Board of Governors of the American Stock Exchange. Dr. Frost is also a director of Continucare Corporation, an American Stock Exchange-listed provider of outpatient healthcare and home healthcare services, Northrop Grumman Corp., a New York Stock Exchange-listed global defense and aerospace company, Castle Brands, Inc., an American Stock Exchange-listed developer and marketer of alcoholic beverages, and Cellular Technical Services, Inc., a provider of products and services for the telecommunications industry. Dr. Frost received a B.A. in French Literature from the University of Pennsylvania and an M.D. from the Albert Einstein College of Medicine.
Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as a director of Protalix Ltd. since 2006. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX Corporation from 1995 to January 2006, when Teva acquired IVAX. Dr. Hsiao served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and Assistant to the Chairman. Dr. Hsiao served as Chairman and President of DVM Pharmaceuticals from 1998 through 2006 and is also a director of Cellular Technical Services Company, Inc., a provider of products and services for the telecommunications industry. Dr. Hsiao received a B.S. in Pharmacy from the National Taiwan University and a Ph.D. in Pharmaceutical Chemistry from the University of Illinois, Chicago.
Zeev Bronfeld. Mr. Bronfeld has served as a director of Protalix Ltd. since 1996. Mr. Bronfeld brings to Protalix vast experience in management and value building of biotechnology companies. Mr. Bronfeld is an experienced businessman who is involved in a number of biotechnology companies. He is a co-founder of Biocell Ltd., an Israeli publicly traded holding company specializing in biotechnology companies and has served as its chief executive officer since 1986. Mr. Bronfeld currently serves as a director of Biocell Ltd., Nasvax Ltd., D. Medical Industries Ltd., and Biomedix Incubator Ltd., all of which are public companies traded on the Tel Aviv Stock Exchange. Mr. Bronfeld is also a director of each of the following privately-held companies: Meitav Technological Incubator Ltd., Innovetica Ltd., Ecocycle Israel Ltd., Contipi Ltd., Nilimedix Ltd., G-Sense Ltd., and L.N. Innovative Technologies. Mr. Bronfeld holds a B.A. in Economics from the Hebrew University of Jerusalem.
Amos Bar-Shalev. Mr. Bar-Shalev has served as a director of Protalix Ltd. since 2005. Mr. Bar-Shalev brings to Protalix extensive experience in managing technology companies. Currently Mr. Bar-Shalev is the President of 1andOne Technology, and manages the Technorov portfolio. Until recently he was the Managing Director of TDA Israel, a management company of the TGF (Templeton Tadiran) Fund. Mr. Bar-Shalev was Vice President of Eurofund and a senior analyst at Teuza. He has served on the board of directors of many companies, such as Schema, ScitexVision, MessageVine, Objet, Idanit and ART. Mr. Bar-Shalev holds a B.Sc. in Electrical

Engineering from the Technion, Israel and an M.B.A. from the Tel Aviv University. He holds the highest award from the Israeli Air Force for technological achievements.
Sharon Toussia-Cohen. Mr. Toussia-Cohen has served as a director of Protalix Ltd. since 2004. Mr. Toussia-Cohen is the president, chief executive officer and a director of Marathon Investments, an Israeli publicly-traded company since 2004. During the period from 1996 to 2002, he served as the chief executive officer of the Aleppo Group and also as Managing Director of Israel’s Airport City Project. From the years 2002 through 2004, Mr. Toussia-Cohen was a partner and Managing Director of the Tiv Taam Group and from the years 2004 through 2006 he was the chief executive officer and a director of ISRI Investments Ltd. Mr. Toussia-Cohen currently serves on the Board of Directors of Bioview, an Israeli company traded on the Tel Aviv Stock Exchange, and several privately-held companies including Nanomotion, Margan Business Development Ltd., Pegasus, Chromat Ltd., and Yeulit. Mr. Toussia-Cohen is certified in Bank Management by the First International Bank of Israel and at the Republic National Bank of New York. He was also the co-owner and director of a strategic consulting firm in Israel. Mr. Toussia-Cohen holds a Bachelor’s degree in Economics and Political Science and an M.B.A. from the Hebrew University in Jerusalem.
Eyal Sheratzki. Mr. Sheratzki has served as a director of Protalix Ltd. since 2005. Mr. Sheratzki has served as a director of Ituran Location & Control, a publicly-traded company quoted on the Nasdaq, since 1995 and as a co-chief executive officer since 2003. Prior to such date, he served as an alternate chief executive officer of Ituran from 2002 through 2003 and as Vice President of Business Development from 1999 through 2002. Mr. Sheratzki also serves as a director of Moked Ituran Ltd. and of Ituran’s subsidiaries. From 1994 to 1999 he served as the chief executive officer of Moked Services, Information and Investments Ltd. and as legal advisor to several of Ituran’s affiliated companies. Mr. Sheratzki holds LL.B and LL.M degrees from Tel Aviv University School of Law and an Executive M.B.A. degree from Kellogg University.
Pinhas Barel Buchris. Mr. Buchris has served as a director of Protalix since December 2006. Mr. Buchris is currently a Venture Partner at Apax Partners and is a Managing Director of Tamares Capital Ltd., both of which positions he has held since 2002. From 2002 to the present, Mr. Buchris has been engaged, from time to time, as an independent consultant and advisor for several high-tech companies and security-based organizations. From 1974 through 2001, Mr. Buchris served in the Israeli Defense Forces where he achieved the rank of Brigadier General (retired). From 1997 through 2001, he led the Israeli Defense Force’s largest technology information gathering unit, the Central Unit of Technology Intelligence. Mr. Buchris currently serves on the Board of Directors of Bezeq the Israeli Telecommunications Corp. Ltd., an Israeli company traded on the Tel Aviv Stock Exchange, and several privately-held companies including Tamares Israel Investments Ltd., Tamares Capital Ltd., Global Medical Networks, and AGN Knafaim Holdings Ltd. Mr. Buchris holds a B.Sc. in Computer Science from the Technion Technology Institute of Haifa, Israel, and an MBA from the Israeli extension of Derby University, United Kingdom. Mr. Buchris has also completed an Executive Finance program and an Advanced Directors program at the Israeli Management Center as well as an Advanced Management program at Harvard University. In 1993, Mr. Buchris was awarded the Israel Defense Prize, one of the most prestigious awards in Israel.

Executive Compensation
The following table sets forth a summary for the fiscal years ended December 31, 2005 and 2004, respectively, of the cash and non-cash compensation awarded, paid or accrued by Protalix Ltd. to our Named Executive Officers. There were no restricted stock awards, long-term incentive plan payouts or other compensation paid during fiscal years 2005 and 2004 by Protalix Ltd. to the Named Executive Officers, except as set forth below. During such periods the Named Executive Officers were not employees of Orthodontix. All currency amounts are expressed in U.S. dollars.
Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and Principal		Salary	Bonus	Award(s)	Award(s)	Compensation	Earnings	sation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)(1)	($)
David Aviezer, Ph.D., MBA (2)	2005	198,890	75,000	—	272,879	—	—	—	546,769
President and CEO	2004	161,409	20,000	—	147,124	—	—	—	328,533
Yoseph Shaaltiel, Ph.D.	2005	120,855	8,022	—	4,077	—	—	40,283	173,237
Executive Vice President, Research and Development	2004	96,809	—	—	5,302	—	—	32,269	134,380
Einat Brill Almon, Ph.D.	2005	79,818	3,915	—	67,824	—	—	26,605	178,162
Vice President, Product Development	2004	2,316	—	—	—	—	—	772	3,088

(1)	Includes employer contributions to pension and/or insurance plans and other miscellaneous payments.

(2)	Dr. Aviezer served as Protalix Ltd.’s Chief Executive Officer on a consultancy basis, until September 2006, pursuant to a Consulting Services Agreement between Protalix Ltd. and Agenda Biotechnology Ltd., a company wholly-owned by Dr. Aviezer.
Yossi Maimon joined Protalix Ltd. as Chief Financial Officer on October 15, 2006 and is Protalix Ltd.’s most recently hired senior executive. Although Mr. Maimon is not included in the Summary Compensation Table because he was not an executive officer of Protalix Ltd. during fiscal year 2005, information about his employment agreement is included under “Employment Agreements and Change in Control Arrangements.”
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the Named Executive Officers concerning equity awards granted by Protalix Ltd. as of December 31, 2005. During such period the Named Executive Officers were not employees of Orthodontix. All share amounts represent ordinary shares of Protalix Ltd. In connection with the merger, the share amounts were subsequently converted into shares of Orthodontix’s common stock at a ratio of approximately 61 shares of Orthodontix’s common stock for every one ordinary share of Protalix Ltd. No officer of Orthodontix received compensation during the year ended December 31, 2005.

	Option Awards					Stock Awards
Equity
Incentive
Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
			Equity					Awards:	Value
			Incentive				Market	Number	of
	Number		Plan Awards:			Number	Value of	of	Unearned
	of	Number	Number			of Shares	Shares or	Unearned	Shares,
	Securities	of Securities	of Securities			or Units	Units of	Shares,	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Units or	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That	Other	Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Rights	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	That Have	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	Not Vested (#)	($)
David Aviezer, Ph.D.	19,670	6,557	—	7.35	8/1/2013	—	—	—	—
Yoseph Shaaltiel, Ph.D.	4,000	—	—	0.01NIS	6/30/2011	—	—	—	—
Einat Brill Almon, Ph.D.	1,030	3,089	—	24.36	8/1/2013	—	—	—	—
The following table sets forth information with respect to compensation of directors of Protalix during fiscal year 2005. No director of Orthodontix received compensation during fiscal year 2005. All currency amounts are expressed in U.S. dollars.

Nonqualified
				Non-Equity	Deferred
	Fees Earned or		Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Eli Hurvitz (1)	24,549	855,388	—	—	—	—	879,936
Zeev Bronfeld	—	—	—	—	—	—	—
Amos Bar-Shalev	—	—	—	—	—	—	—
Sharon Toussia-Cohen	—	—	—	—	—	—	—
Eyal Sheratzki	—	—	—	—	—	—	—
Alon Dumanis, Ph.D. (2)	—	—	—	—	—	—	—
Phillip Frost, M.D. (3)	—	—	—	—	—	—	—
Jane H. Hsiao, Ph.D., MBA (3)	—	—	—	—	—	—	—

(1)	Represents amounts paid to Pontifax Management Company, Ltd. pursuant to a management consulting agreement.

(2)	Dr. Dumanis ceased to serve as a director of Protalix Ltd. in December 2006.

(3)	Dr. Frost and Dr. Hsiao did not serve as directors of Protalix Ltd. during fiscal year 2005.
Employment Agreements and Change in Control Arrangements
David Aviezer, Ph.D., MBA. Dr. Aviezer originally served as Protalix Ltd.’s Chief Executive Officer on a consultancy basis pursuant to a Consulting Services Agreement between Protalix Ltd. and Agenda Biotechnology Ltd., a company wholly-owned by Dr. Aviezer. On September 11, 2006, Protalix entered into an employment agreement with Dr. Aviezer pursuant to which he agreed to be employed as Protalix Ltd.’s President and Chief Executive Officer, which agreement supersedes the Consultancy Services Agreement. Protalix Ltd. agreed to pay Dr. Aviezer a monthly base salary equal to NIS 80,000 (approximately $19,000) and an annual bonus at the Board’s discretion. The monthly salary is subject to cost of living adjustments from time to time. Dr. Aviezer is eligible to receive a substantial bonus in the event of certain public offerings or acquisition transactions, which bonus shall be at the discretion of the Board and is not payable solely with respect to the merger, and certain specified bonuses in the event Protalix achieves certain specified milestones. In connection with the employment agreement, in addition to other options already held by Dr. Aviezer, Protalix Ltd. granted to Dr. Aviezer options to purchase 16,000 ordinary shares of Protalix Ltd. at an exercise price equal to $59.40 per share, which we assumed as options to purchase 977,297 shares of our common stock at $0.97 per share. Such options vest quarterly retroactively from June 1, 2006, over a four year period. The employment agreement is terminable by either party on 90 days’ written notice for any reason and we may terminate the agreement for cause without notice. Dr. Aviezer is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance, company contributions towards vocational studies, annual recreational allowances, a company car, and a company phone. Dr. Aviezer is entitled to 24 working days of vacation. All stock options that have not vested as of the date of termination shall be deemed to have expired.
Yoseph Shaaltiel, Ph.D. Dr. Shaaltiel founded Protalix Ltd. in 1993 and currently serves as its Executive Vice President, Research and Development. Dr. Shaaltiel entered into an employment agreement with Protalix Ltd. September 1, 2001. Pursuant to the employment agreement, Protalix Ltd. agreed to pay Dr. Shaaltiel a monthly base salary equal to $7,000, subject to annual cost of living adjustments. His current salary is $10,600 per month. The employment agreement is terminable by Protalix Ltd. on 90 days’ written notice for any reason and we may terminate the agreement for cause without notice. Dr. Shaaltiel is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance, company contributions towards vocational studies, annual recreational allowances, a company car, and a company phone. Dr. Shaaltiel is entitled to 24 working days of vacation.
Einat Brill Almon, Ph.D. Dr. Brill Almon joined Protalix Ltd. as its Vice President, Product Development, pursuant to an employment agreement effective on December 19, 2004 by and between Protalix Ltd. and Dr. Brill Almon. Pursuant to the employment agreement, Protalix Ltd. agreed to pay Dr. Brill Almon a monthly base salary equal to NIS 28,000 (approximately $6,575). Her current salary is NIS 35,000 per month (approximately $8,235). The monthly salary is subject to cost of living adjustments from time to time. She is also entitled to certain specified bonuses in the event that Protalix achieves certain specified clinical development milestones within specified timelines. In connection with the employment agreement, Protalix agreed to grant to Dr. Brill Almon options to purchase 7,919 ordinary shares of Protalix Ltd. at exercise prices equal to $24.36 and $59.40 per share, which we assumed as options to purchase 483,701 shares of our common stock at $0.40 and $0.97 per share. The options shall vest over four years. The employment agreement is terminable by either party on 60 days’ written notice for any reason and we may terminate the agreement for cause without notice. Dr. Brill Almon is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance, company contributions towards vocational studies, annual recreational allowances, a company car, and a company phone at up to NIS 1,000 per month. Dr. Brill Almon is entitled to 22 working days of vacation. All stock options that have not vested as of the date of termination shall be deemed to have expired.
Yossi Maimon. Mr. Maimon joined Protalix Ltd. as its Chief Financial Officer on pursuant to an employment agreement effective as of October 15, 2006 by and between Protalix Ltd. and Mr.

Maimon. Pursuant to the employment agreement, Protalix Ltd. agreed to pay Mr. Maimon a monthly base salary equal to NIS 45,000 (approximately $10,600) and an annual discretionary bonus and additional discretionary bonuses in the event Protalix achieves significant financial milestones, subject to the Board’s sole discretion. The monthly salary is subject to cost of living adjustments from time to time. In connection with the employment agreement, Protalix agreed to grant to Mr. Maimon options to purchase 10,150 ordinary shares of Protalix Ltd. at an exercise price equal to $59.40 per share, which we assumed as options to purchase 619,972 shares of our common stock at $0.97 per share. The first 25% of such options shall vest on the first anniversary of the grant date and the remainder shall vest quarterly in twelve equal increments. The employment agreement is terminable by either party on 60 days’ written notice for any reason and we may terminate the agreement for cause without notice. Mr. Maimon is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance, company contributions towards vocational studies, annual recreational allowances, a company car, and a company phone. Mr. Maimon is entitled to 24 working days of vacation. All stock options that have not vested as of the date of termination shall be deemed to have expired.
Stock Option Plan
Immediately prior to the closing of the merger, Protalix Ltd. had outstanding options to purchase 88,001 ordinary shares under its employee stock option plan. Pursuant to the terms of Merger Agreement, we assumed all of the outstanding obligations under such plan and, accordingly, we anticipate issuing approximately 5,375,174 shares of our common stock upon the exercise of such options in lieu of shares of Protalix Ltd. under our 2006 Stock Incentive Plan.
Our Board of Directors and a majority of our shareholders approved our 2006 Stock Incentive Plan on December 13, 2006. We have reserved 9,741,655 shares of our common stock for issuance, in the aggregate, under the 2006 Stock Incentive Plan, subject to adjustment for a stock split or any future stock dividend or other similar change in our common stock or our capital structure. No shares of our common stock have been granted under the 2006 Stock Incentive Plan; however, we anticipate issuing options to purchase approximately 5,375,174 shares of common stock under this plan in connection with the merger.
     2006 Stock Incentive Plan
Our 2006 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2006 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. The 2006 Stock Incentive Plan is also in compliance with the provisions of the Israeli Income Tax Ordinance New Version, 1961 (including as amended pursuant to Amendment 132 thereto) and is intended to enable us to grant awards to grantees who are Israeli residents as follows: (i) awards to employees pursuant to Section 102 of the Tax Ordinance (definition refers only to employees, office holders and directors of our company or a related entity excluding those who are considered “Controlling Shareholders” pursuant to the Tax Ordinance); and (ii) awards to non-employees pursuant to Section 3(I) of the Tax Ordinance. In accordance with the terms and conditions imposed by the Tax Ordinance, grantees who receive awards under the 2006 Stock Incentive Plan may be afforded certain tax benefits in Israel as described below.
Our Board of Directors or the compensation committee, referred to as the “plan administrator,” will administer our 2006 Stock Incentive Plan, including selecting the grantees, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award, and determining the vesting and exercise periods of each award.
The exercise price of stock options granted under the 2006 Stock Incentive Plan must be equal to at least 100% of the fair market value of our common stock on the date of grant; however, in certain circumstances, grants may be made at a lower price to Israeli grantees who are residents of the State of Israel. If, however, incentive stock options are granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of our company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of all other awards must not exceed 10 years. The plan administrator will determine the exercise or purchase price (if any) of all other awards granted under the 2006 Stock Incentive Plan.
Under the 2006 Stock Incentive Plan, incentive stock options and options to Israeli grantees may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent and in the manner authorized by the plan administrator by gift or pursuant to a domestic relations order to members of the participant’s immediate family. The 2006 Stock Incentive Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.
In the event the service of a participant in the 2006 Stock Incentive Plan is terminated for any reason other than cause, disability or death, the participant may exercise awards that were vested as of the termination date for a period ending upon the earlier of twelve months or the expiration date of the awards unless otherwise determined by the plan administrator.
In the event of a corporate transaction or a change of control, all awards will terminate unless assumed by the successor corporation. Unless otherwise provided in a participant’s award agreement, in the event of a corporate transaction for the portion of each award that is assumed or replaced, then such award will automatically become fully vested and exercisable immediately upon termination of a participant’s service if the participant is terminated by the successor company or us without cause within twelve months after the corporate transaction. For the portion of each award that is not assumed or replaced, such portion of the award will automatically become fully vested and exercisable immediately prior to the effective date of the corporate transaction so long as the participant’s service has not been terminated prior to such date.
In the event of a change in control, except as otherwise provided in a participant’s award agreement, following a change in control (other than a change in control that also is a corporate transaction) and upon the termination of a participant’s service without cause within twelve months after a change in control, each award of such participant that is outstanding at such time will automatically become fully vested and exercisable immediately upon the participant’s termination.
Under our 2006 Stock Incentive Plan, a corporate transaction is generally defined as:
     • a merger or consolidation in which we are not the surviving entity, except for the principal purpose of changing our company’s state of incorporation;
     • the sale, transfer or other disposition of all or substantially all of our assets;
     • the complete liquidation or dissolution of our company;
     • any reverse merger in which we are the surviving entity but our shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or in which securities possessing more than forty percent (40%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or
     • acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities but excluding any such transaction or series of related transactions that the plan administrator determines not to be a corporate transaction (provided however that the plan administrator shall have no discretion in connection with a corporate transaction for the purchase of all or substantially all of our shares unless the principal purpose of such transaction is changing our company’s state of incorporation).
     Under our 2006 Stock Incentive Plan, a change of control is defined as:
     • the direct or indirect acquisition by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our shareholders and which a majority of the members of our board (who have generally been on our board for at least twelve months) who are not affiliates or associates of the offeror do not recommend shareholders accept the offer, or
     • a change in the composition of our board over a period of twelve months or less, such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who were previously directors of our company;
Unless terminated sooner, the 2006 Stock Incentive Plan will automatically terminate in 2016. Our Board of Directors has the authority to amend, suspend or terminate our 2006 Stock Incentive Plan. No amendment, suspension or termination of the 2006 Stock Incentive Plan shall adversely affect any rights under awards already granted to a participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein (including the Tax Ordinance), we shall obtain shareholder approval of any such amendment to the 2006 Stock Incentive Plan in such a manner and to such a degree as required.
     Impact of Israeli Tax Law
The awards granted to employees pursuant to Section 102 of the Tax Ordinance under the 2006 Stock Incentive Plan may be designated by us as approved options under the capital gains alternative, or as approved options under the ordinary income tax alternative.
To qualify for these benefits, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any shares of common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and deposit into trust with the trustee and ending 24 months thereafter.
Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes.
Under the 2006 Stock Incentive Plan, we may also grant to employees options pursuant to Section 102(c) of the Tax Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 50% as well as payments to the National Insurance Institute and health tax on the date of the sale of the shares or options. Under the 2006 Stock Incentive Plan, we may also grant to non-employees options pursuant to Section 3(I) of the Tax Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.
These options shall be further subject to the terms of the tax ruling that has been obtained by Protalix Ltd. from the Israeli tax authorities in connection with the merger. Under the tax ruling, the options issued by us in connection with the assumption of Section 102 options previously issued by Protalix Ltd. under the capital gains alternative shall be issued to a trustee, shall be designated under the capital gains alternative and the issuance date of the original options shall be deemed the issuance date for the assumed options for the calculation of the respective holding period.
Compensation of Directors
We intend to pay each non-management director a participation fee of $500 for each regular and special meeting of our board of directors attended and to award each such director stock options granted under Protalix’s employee stock option plan. Prior to the merger, Protalix compensated only certain of its directors, which compensation was limited to the granting of options under its Employee Stock Option Plan. Our board of directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

Certain Relationships and Related Transactions, and Director Independence
On March 17, 2005, Protalix entered into a Management Services Agreement with Pontifax Management Company, Ltd. in connection with the purchase of Protalix’s Series B Preferred Shares by the Pontifax Funds. Pursuant to the Management Services Agreement, Mr. Hurvitz serves as a member of the Board of Directors of Protalix. Further, Protalix agreed not to designate a permanent chairman of the Board of Directors until Pontifax Management Company chose to nominate Mr. Hurvitz as the Chairman of the Board in 2006. In consideration for Mr. Hurvitz’s services, Protalix is required to pay Pontifax Management Company a fee equal to $3,000 per month plus required taxes on such payment. In addition, in connection with the execution of the Management Services Agreement, Protalix issued to Pontifax options to purchase a number of Series B Preferred Shares equal to 3.5% of the then outstanding share capital with an exercise price equal to the par value of the shares. Lastly, upon the appointment of Mr. Hurvitz as Chairman of the Board of Directors, Protalix issued to Pontifax additional warrants for Series B Preferred Shares equal to 3.76% of the then outstanding share capital of Protalix. In connection with the merger, we assumed the Management Services Agreement and all options granted under the Management Services Agreement have been converted into options to purchase 3,384,502 shares of our common stock. Under the terms of the assumed Management Services Agreement, we are obligated only to use our best efforts to nominate Mr. Hurvitz for election to our Board of Directors which remains subject to the review and approval of the Nominating Committee of the Board of Directors and the entire Board of Directors, as applicable.
On September 14, 2006, Protalix entered into a collaboration and licensing agreement with Teva Pharmaceutical Industries Ltd. for the development and manufacturing of two proteins, using its plant cell system. Mr. Hurvitz, the Chairman of Protalix’s Board of Directors is the Chairman of Teva’s Board of Directors; and Dr. Frost, one of our directors, is the Vice Chairman of Teva’s Board of Directors. Pursuant to the agreement, Protalix will collaborate on the research and development of the two proteins utilizing its plant cell expression system. Protalix will grant to Teva an exclusive license to commercialize the developed products in return for royalty and milestone payments payable upon the achievement of certain pre-defined goals. Protalix will retain certain exclusive manufacturing rights with respect to the active pharmaceutical ingredient of the proteins following the first commercial sale of a licensed product under the agreement and other rights thereafter.
Corporate Governance and Independent Directors
Orthodontix currently trades its shares on the National Association of Securities Dealers, Inc.’s, OTC Bulletin Board, or “OTCBB”. Accordingly, we are not required to have an audit, compensation or nominating committee. However, we have submitted a listing application to list our shares on the American Stock Exchange under the proposed ticker symbol “PLXB”. Although we cannot assure you that we will be successful in listing our shares with the American Stock Exchange, in compliance with the listing requirements of the American Stock Exchange, we have begun operating within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We currently regularly monitor developments in the area of corporate governance to ensure we will be in compliance with the standards and regulations required by the American Stock Exchange. A summary of our corporate governance measures follows:
Independent Directors
•	We believe a majority of the members of our Board of Directors are independent from management. When making determinations from time to time regarding independence, the Board of Directors will reference the listing standards adopted by the American Stock Exchange as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC under that Act. In particular, our Audit Committee periodically evaluates and reports to the Board of Directors on the independence of each member of the Board. We anticipate our audit committee will analyze whether a director is independent by evaluating, among other factors, the following:
1.	Whether the member of the Board of Directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the Board of Directors is a current employee of our company or our subsidiaries or was an employee of our company or our subsidiaries within three years preceding the date of determination;

3.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of our company or any affiliate of such auditor, or (ii) any former internal or external auditor of our company or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which any of our executive officers serve on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the Board of Directors receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee of the Board of Directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board of Directors or committee membership matters;

6.	Whether an immediate family member of the member of the Board of Directors is a current executive officer of our company or was an executive officer of our company within three years preceding the date of determination;

7.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any former internal or external auditor of our company or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which any of our executive officers serve on the compensation committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.
The above list is not exhaustive and we anticipate that the Audit Committee will consider all other factors which could assist it in its determination that a director will have no material relationship with us that could compromise that director’s independence.
Under these standards, our Board of Directors has determined that Dr. Hsiao and Messrs. Bar-Shalev, Toussia-Cohen and Buchris are considered “independent” pursuant to the rules of the American Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. In addition, our Board has determined that at least two of these members of the Board of Directors are able to read and understand fundamental financial statements and have substantial business experience that results in their financial sophistication, qualifying them for membership on any audit committee we form. Our Board of Directors has also determined that Dr. Hsiao and Messrs. Bronfeld, Bar-Shalev, Toussia-Cohen, Sheratzki and Buchris are “independent” pursuant to the rules of the American Stock Exchange.
•	Our non-management directors hold formal meetings, separate from management, at least two times per year.

•	We have no formal policy regarding attendance by our directors at annual shareholders meetings, although we encourage such attendance and anticipate most of our directors will attend these meetings. Last year all directors attended Protalix’s annual shareholder meeting and Orthodontix’s annual shareholder meeting.

Audit Committee

•	We require that all Audit Committee members possess the required level of financial literacy and at least one member of the Committee meet the current standard of requisite financial management expertise as required by the American Stock Exchange and applicable SEC rules and regulations. Messrs. Toussia-Cohen, Buchris and Bar-Shalev have been appointed by the Board of Directors to serve on the Audit Committee.

•	Messrs. Toussia-Cohen and Bar-Shalev qualify as “audit committee financial experts” under the applicable rules of the Securities and Exchange Commission. In making the determination as to these individuals’ status as audit committee financial experts, our board of directors determined they have accounting and related financial management expertise within the meaning of the aforementioned rules, as well as the listing standards of the American Stock Exchange.

•	Our Audit Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Audit Committee are independent from our executive officers and management.

•	Our independent registered public accounting firm reports directly to the Audit Committee.

•	Our Audit Committee meets with management and representatives of our registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002.

•	Our Audit Committee has adopted a Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation against Reporting employees to enable confidential and anonymous reporting of improper activities to the Audit Committee.

Compensation Committee

•	Our Compensation Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Compensation Committee are independent from our executive officers and management. Messrs. Buchris and Bar-Shalev and Dr. Hsiao have been appointed by the Board of Directors to serve on the Compensation Committee.

Nominating Committee

•	Our Nominating Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Nominating Committee will be independent from our executive officers and management. Messrs. Toussia-Cohen, Bronfeld and Shervatzki have been appointed by the Board of Directors to serve on the Nominating Committee.

Code of Business Conduct and Ethics

•	We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All of our employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee.

•	The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors. We anticipate posting this Code of Business Conduct and Ethics on our website (http://www.Protalix.com/). We intend to post amendments to or waivers from any such Code of Business Conduct and Ethics.

Personal Loans to Executive Officers and Directors

•	We currently prohibit extensions of credit in the form of a personal loan to or for our directors and executive officers.

Communications with the Board of Directors

•	Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with the Audit Committee. These communications may be confidential or anonymous, and may be mailed, e-mailed, submitted in writing or reported by phone. All of these concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by our Chief Financial Officer in the same way that we address other concerns.
Recent Sales of Unregistered Securities
The below discussion of recent sales of unregistered securities is expressed in ordinary shares of Protalix Ltd. In the Merger, each ordinary share of Protalix Ltd. was converted into approximately 61 shares of Orthodontix’s common stock. All currencies are expressed in U.S. dollars.
During the fourth quarter of fiscal year 2006, Protalix Ltd. issued 165,117 of its ordinary shares, and warrants to purchase 57,758 ordinary shares, to a group of private investors in exchange for $15,122,988, in the aggregate.
In December 2005, Protalix Ltd. issued 27,778 of its Series C Preferred Shares, and warrants to purchase 23,428 Series C Preferred Shares, to a group of private investors in exchange for $2,360,632, in the aggregate.
In July 2005, Protalix Ltd. issued 62,486 of its Series C Preferred Shares, and warrants to purchase 52,698 Series C Preferred Shares, to a group of private investors in exchange for $5,309,833, in the aggregate.

In February 2005, Protalix Ltd, issued 16,954 of its Series B Preferred Shares, and warrants to purchase 13,563 Series B Preferred Shares, to a group of private investors in exchange for $1,000,000, in the aggregate. In connection with this issuance, additional warrants to purchase 55,410 Series B Preferred Shares were granted to the investor for no consideration, in lieu of certain management services to be granted to Protalix Ltd. In July 2005 these shares and warrants were converted to Series C Preferred Shares and warrants to purchase Series C Preferred Shares for no additional consideration.
In October 2004, Protalix Ltd. issued 100,523 of its Series B Preferred Shares to a group of private investors in exchange for $3,500,000, in the aggregate.
In the fourth quarter of 2006, all of Protalix’s outstanding Preferred Shares were converted into ordinary shares on a one-to-one basis.
We believe that the securities sold in these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) or Regulation S of the Securities Act.
From November, 2003 through November, 2006, Protalix Ltd. issued options under its Stock Option Plan to approximately 60 employees, consultants, and directors to purchase up to an aggregate total of 126,615 of its ordinary shares under its employee share option plan, of which 88,001 are currently outstanding. (in exchange for which we have assumed options to issue 5,375,174 shares of our common stock). The exercise prices per share ranged from ($0.002) to $59.40. As of December 2006, options to purchase 29,800 shares of Protalix Ltd.’s ordinary shares have been exercised by employees, consultants, and a director of Protalix Ltd. No consideration was paid to Protalix Ltd. by any recipient of any of the foregoing options for the grant of such options. We believe that the securities sold in these transactions were exempt from registration under the Securities Act in reliance upon Rule 701 or Regulation S of the Securities Act.
Indemnification of Directors and Officers
     We indemnify our directors and officers to the maximum extent permitted by Florida law for the costs and liabilities of acting or failing to act in an official capacity. We also have purchased insurance in the aggregate amount of $1,000,000 for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities. Such policy will be in a run-off “tail” coverage phase as of the merger effective date and will covering those individuals who were our officers and directors prior to the merger for a period of six-years after such individual resigned his/her position with our company.
     In addition, we have entered into indemnification agreements with each of our executive officers and directors, to provide them with the maximum indemnification allowed under our bylaws and applicable Florida law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being our director, officer or employee, to the extent indemnification is permitted by the laws of

Florida. We believe that the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.
     Protalix Ltd.’s articles of association allow it to exculpate, indemnify, and insure its office holders to the fullest extent permitted by Israeli law. Accordingly, Protalix Ltd. has entered into indemnification agreements with each of its officers and directors undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from the merger. This indemnification is limited to events determined as foreseeable by the Board of Directors based on the activities of Protalix Ltd., and to an amount determined by the Board of Directors as reasonable under the circumstances.
     Protalix Ltd. further purchased and maintains directors and officers liability insurance policy coverage in the aggregate amount of $3,000,000. Such policy will be in a run-off phase as of the merger effective date. In addition, we maintain additional directors and officers liability insurance policy coverage in the aggregate amount of $20,000,000.
     As of the date of hereof, no claims for directors and officers’ liability insurance have been filed under this policy and Protalix Ltd. is not aware of any pending or threatened litigation or proceeding involving any of the directors or officers of Protalix Ltd. in which indemnification is sought.
     Under the merger agreement we have undertaken to fulfill and honor in all respects the obligations of Protalix Ltd. pursuant to any indemnification agreements between Protalix Ltd. and its directors in effect immediately prior to the closing of the merger. We further agreed that any provision of Protalix Ltd.’s charter documents in relation to exculpation and indemnification of officers and directors of Protalix Ltd. will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the closing of the merger, were directors, officers, employees or agents of Company, unless such modification is required by any applicable law.
     Under Israeli law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care (other than in the event that such liability arises out of a prohibited dividend or distribution) but only if a provision authorizing such exculpation is inserted in its articles of association. Protalix Ltd.’s articles of association include such a provision.
     An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Protalix Ltd.’s articles of association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on or incurred by him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.
     An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:
•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a breach of duty of care to the company or to a third party; and

•	a financial liability imposed on the office holder in favor of a third party in respect of an act performed in his or her capacity as an office holder.
     An Israeli company may not indemnify or insure an office holder against any of the following:
•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a grossly negligent or intentional violation of an office holder’s duty of care;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.

     Under the Israeli law, exculpation, indemnification, and insurance of office holders must be approved by the board of directors of Protalix Ltd. and, in respect of directors of Protalix Ltd., by us as the sole shareholder of Protalix Ltd.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Items 3.02. Unregistered Sales of Equity Securities.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.
Item. 5.01. Changes in Control of Registrant.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.
Prior to the closing of the merger, our board of directors was composed of Glenn L. Halpryn, Curtis Lockshin, Alan J. Weisberg and Noah M. Silver. At the closing of the merger, in accordance with our by-laws for filling newly-created board vacancies, these directors appointed Mr. Eli Hurvitz, Dr. Yoseph Shaaltiel, Mr. Zeev Bronfeld, Mr. Eyal Sheratzky, Mr. Amos Bar-Shalev, Mr. Sharon Toussia-Cohen, Mr. Pinhas Barel Buchris, Dr. Phillip Frost, Dr. Jane Hsiao and Dr. David Aviezer, all of whom are directors of Protalix Ltd., to our board of directors, and the former directors resigned. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors.
Prior to the closing of the merger, Glenn L. Halpryn was our President, Secretary, and Chief Executive Officer, and Alan J. Weisberg was our Acting Chief Financial and Accounting Officer. Mr. Halpryn and Mr. Weisberg resigned from all of the offices that they held effective as of the closing of the merger.
At the closing of the merger, our board of directors appointed the following persons to serve in the offices set forth immediately after their names: Dr. David Aviezer, President and Chief Executive Officer and Mr. Yossi Maimon, CPA, Vice President, Chief Financial Officer, Treasurer and Secretary. Officers serve at the discretion of our board of directors.
Item 5.06. Change in Shell Company Status.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. As a result of the completion of the merger, we believe we are no longer a Shell

Company as that term is defined in Rule 405 of the Securities Act and Rule 126-2 of the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

(b)	Pro forma financial information.

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
FINANCIAL STATEMENTS:
Balance Sheets	3-4
Statements of Operations	5-6
Statements of Changes in Shareholders’ Equity	7
Statements of Cash Flows	8-10
Notes to Financial Statements	11-40
The amounts are stated in U.S. dollars ($)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and shareholders of
PROTALIX LTD.
(A development stage company)
We have audited the accompanying balance sheets of Protalix Ltd. (a development stage company) (hereafter — the “Company”) as of December 31, 2004 and 2005, and the related statements of operations, changes in shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2005 and for the period from December 27, 1993 (date of Company’s incorporation) through December 31, 2005. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2005, and the results of its operations, changes in shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2005 and for the period from December 27, 1993 (date of incorporation) through December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/Kesselman & Kesselman
Tel-Aviv, Israel	Kesselman & Kesselman
December 27, 2006	Certified Public Accountant (Isr.)
A member of PricewaterhouseCoopers
International Limited

PROTALIX LTD.
(A development stage company)
BALANCE SHEETS
(U.S. dollars in thousands)

	December 31,		September 30,
	2004	2005	2006
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,477	$4,741	$15,621
Accounts receivable	666	254	833

Total current assets	2,143	4,995	16,454

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON RETIREMENT	132	195	268

PROPERTY AND EQUIPMENT, NET	1,680	2,035	2,285

Total assets	$3,955	$7,225	$19,007

	December 31,		September 30,
	2004	2005	2006
			(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	$591	$426	$757
Other	655	419	544

Total current liabilities	1,246	845	1,301

LONG-TERM LIABILITIES:
Loan	1,028
Liability for employee rights upon retirement	206	285	388

Total long-term liabilities	1,234	285	388

COMMITMENTS

Total liabilities	2,480	1,130	1,689

SHAREHOLDERS’ EQUITY:
Convertible preferred shares of NIS 0.01 par value:
Authorized — as of December 31, 2004 and 2005 - 390,486 and 773,532 shares, respectively and no shares as of September 30, 2006 (unaudited);
Issued and outstanding — as of December 31, 2004 and 2005 - 291,009 and 398,227, respectively, and no shares as of September 30, 2006 (unaudited)	1	1
Ordinary Shares of NIS 0.01 par value:
Authorized — as of December 31, 2004 and 2005 and September 30, 2006 (unaudited), 1,899,514, 1,516,468 and 2,290,000 shares respectively;
Issued and outstanding — as of December 31, 2004 and 2005 and September 30, 2006 (unaudited); 307,813, 307,813 and 870,661 shares, respectively	1	1	2
Additional paid-in capital	6,849	16,188	32,985
Warrants		1,027	1,379
Deficit accumulated during the development stage	(5,376)	(11,122)	(17,048)

Total shareholders’ equity	1,475	6,095	17,318

Total liabilities and shareholders’ equity	$3,955	$7,225	$19,007

The accompanying notes are an integral part of the financial statements.

(Continued — 1)
PROTALIX LTD.
(A development stage company)
STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except shares and per share amounts)

				Period from			Period from
				December 27, 1993*	Nine months ended		December 27, 1993*
	Year ended December 31,			through	September 30,		through
	2003	2004	2005	December 31, 2005	2005	2006	September 30, 2006
					(Unaudited)		(Unaudited)
REVENUES	$250	$430	$150	$830	$150		$830
COST OF REVENUES	51	120	35	206	35		206

GROSS PROFIT	199	310	115	624	115		624

RESEARCH AND DEVELOPMENT EXPENSES -	668	2,493	4,708	10,664	3,215	$4,759	15,423
less — grants	(429)	(573)	(935)	(3,365)	(787)	(1,510)	(4,875)

	239	1,920	3,773	7,299	2,428	3,249	10,548

GENERAL AND ADMINISTRATIVE EXPENSES	603	807	2,131	4,471	1,541	2,787	7,258

OPERATING LOSS	643	2,417	5,789	11,146	3,854	6,036	17,182
FINANCIAL EXPENSES (INCOME) — NET	3	4	(43)	(24)	(38)	(73)	(97)

NET LOSS BEFORE CHANGE IN ACCOUNTING PRINCIPLE	646	2,421	5,746	11,122	3,816	5,963	17,085
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE						(37)	(37)

NET LOSS FOR THE PERIOD	$646	$2,421	$5,746	$11,122	$3,816	$5,926	$17,048

(Continued — 1)
PROTALIX LTD.
(A development stage company)
STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share amounts)

				Nine months ended
		Year ended December 31,		September 30,
	2003	2004	2005	2005	2006
				(Unaudited)
NET LOSS PER ORDINARY SHARE — BASIC:
Prior to cumulative effect of change in accounting principle	$2.10	$7.86	$18.67	$12.40	$17.27
Cumulative effect of change in accounting principle					$(0.11)

	$2.10	$7.86	$18.67	$12.40	$17.16

NET LOSS PER ORDINARY SHARE — DILUTED:
Prior to cumulative effect of change in accounting principle	$2.10	$7.86	$18.67	$12.40	$17.27
Cumulative effect of change in accounting principle					$(0.11)

	$2.10	$7.86	$18.67	$12.40	$17.16

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING LOSS PER ORDINARY SHARE:
Basic	307,813	307,813	307,813	307,813	345,364

Diluted	307,813	307,813	307,813	307,813	345,364

* Incorporation date, see Note 1a.
The accompanying notes are an integral part of the financial statements.

PROTALIX LTD.
(A development stage company)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

							Deficit
							accumulated
		Convertible		Convertible		Additional	during
	Ordinary	preferred	Ordinary	preferred		paid in	development
	shares	shares	shares	shares	Warrants	capital	stage	Total
	Number of shares		Amount
Beginning balance — December 27, 1993*
Changes during the period from December 27, 1993 through December 31, 2002:
Ordinary and convertible preferred A shares issued for cash (net of issuance costs of $124)	307,813	190,486	$1	**	—	$2,305	—	$2,306
Share based compensation	—	—	—	—	—	109	—	109
Net Loss	—	—	—	—	—	—	$(2,309)	(2,309)

Balance at December 31, 2002	307,813	190,486	1	—	—	2,414	(2,309)	106
Changes during 2003:
Additional consideration for Convertible A preferred shares (net of issuance costs of $38)	—	—	—	—	—	612	—	612
Share based compensation	—	—	—	—	—	222	—	222
Net Loss	—	—	—	—	—	—	(646)	(646)

Balance at December 31, 2003	307,813	190,486	1	—	—	3,248	(2,955)	294
Changes during 2004:
Convertible preferred B shares issued for cash (net of issuance costs of $216)	—	100,523	—	1	—	3,283	—	3,284
Share based compensation	—	—	—	—	—	318	—	318
Net Loss		—	—	—	—	—	(2,421)	(2,421)

Balance at December 31, 2004	307,813	291,009	1	1	—	6,849	(5,376)	1,475
Changes during 2005:
Convertible preferred B and C shares and warrants issued for cash (net of issuance costs of $192)	—	107,218	—	**	$1,027	7,452	—	8,479
Share based compensation	—	—	—	—	—	1,887	—	1,887
Net Loss	—	—	—	—	—	—	(5,746)	(5,746)

Balance at December 31, 2005	307,813	398,227	1	1	1,027	16,188	(11,122)	6,095
Changes during the nine month period ended September 30, 2006 (unaudited):
Ordinary shares and warrants issued for cash (net of issuance costs of $139)	163,774	—	—	**	352	14,509	—	14,861
Exercise of options granted to non—employees	—	847	—	**	—	30	—	30
Share based compensation	—	—	—	—	—	2,295	—	2,295
Conversion of convertible preferred shares into ordinary shares, see Note 6b	399,074	(399,074)	1	(1)	—	—	—	—
Net Loss	—	—	—	—	—	—	(5,963)	(5,963)
Change in accounting principle	—	—	—	—	—	(37)	37	—

Balance at September 30, 2006 (unaudited)	870,661	—	$2	—	$1,379	$32,985	$(17,048)	$17,318

*	Incorporation date, see Note 1a.

**	Represents an amount less than $1.
The accompanying notes are an integral part of the financial statements.

(Continued — 1)
PROTALIX LTD.
(A development stage company)
STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

				Period from			Period from
				December 27, 1993*	Nine months ended		December 27, 1993*
	Year ended December 31,			through	September 30,		through
	2003	2004	2005	December 31, 2005	2005	2006	September 30, 2006
					(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(646)	$(2,421)	$(5,746)	$(11,122)	$(3,816)	$(5,926)	$(17,048)
Adjustments required to reconcile net loss to net cash used in operating activities
Income and expenses not involving cash
Cumulative effect of change in accounting principle	—	—	—	—	—	(37)	(37)
Share based compensation	222	297	1,887	2,515	1,337	2,295	4,810
Depreciation	62	123	311	678	226	314	992
Interest in respect of loan	2	26	(28)	—	19	—	—
Changes in accrued liability for employee rights upon retirement	45	67	79	285	52	103	388
Loss (gain) on amounts funded in respect of employee rights upon retirement		2	(4)	(40)	—	5	(35)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	43	(534)	412	(254)	174	(579)	(833)
Increase (decrease) in accounts payable and accrual	(113)	691	(117)	804	(243)	523	1,327

Net cash used in operating activities	$(385)	$(1,749)	$(3,206)	$(7,134)	$(2,251)	$(3,302)	$(10,436)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(184)	(1,291)	(844)	(2,645)	(664)	(639)	(3,284)
Investment grant received in respect of fixed assets	—	—	—	38	—	—	38
Amount funded in respect of employee rights upon retirement	(42)	(48)	(83)	(295)	(46)	(85)	(380)
Amount paid in respect of employee rights upon retirement	—	3	24	140	2	7	147

Net cash used in investing activities	$(226)	$(1,336)	$(903)	$(2,762)	$(708)	$(717)	$(3,479)

(Continued — 2)
PROTALIX LTD.
(A development stage company)
STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

				Period from			Period from
				December 27,			December 27,
				1993			1993
				through	Nine months ended		through
	Year ended December 31,			December 31,	September 30,		September 30,
	2003	2004	2005	2005	2005	2006	2006
					(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Loan and convertible bridge loan received	$1,000	$800	—	$2,145	—	—	$2,145
Repayment of loan	—	—	$(1,000)	(1,000)	—	—	(1,000)
Issuance of shares and warrants	612	2,546	8,373	13,492	$6,039	$14,869	28,361
Exercise of options	—	—	—	—	—	30	30
Net increase (decrease) in short-term bank credit	45	(45)	—	—	—	—	—

Net cash provided by financing activities	1,657	3,301	7,373	14,637	6,039	14,899	29,536

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,046	216	3,264	4,741	3,080	10,880	15,621
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	215	1,261	1,477	—	1,477	4,741	—

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,261	$1,477	$4,741	$4,741	$4,557	$15,621	$15,621

(Concluded) – 3
PROTALIX LTD.
(A development stage company)
STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

				Period from			Period from
				December 27,			December 27,
				1993*			1993*
				through	Nine months ended		through
	Year ended December 31,			December 31,	September 30,		September 30,
	2003	2004	2005	2005	2005	2006	2006
					(Unaudited)	(Unaudited)	(Unaudited)
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR -
interest	$2	$2	$65	$80	$1	**	$80

Supplementary information on investing and financing activities not involving cash flows:
Conversion of convertible bridge loan into shares		800		1,145			1,145

Purchase of property and equipment	$15	284	$106	106	92	31	31

Issuance cost setoff against accounts and accruals — other		121	15	15	30	23	23

Consultants’ and director credit balance converted into shares		80		80			80

Issuance cost paid by a grant of options		$21		$21			21

Conversion of convertible preferred shares into ordinary shares						$13,651	$13,651

*	Incorporation date, see Note 1a.

**	Represents an amount less than $1.
The accompanying notes are an integral part of the financial statements.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES:
a.	Operation.

Protalix Ltd. (the “Company”) was incorporated on December 27, 1993 under the laws of the State of Israel, and, since its inception, has been engaged in the biotechnology field and more recently in the development of protein based medicines in particular, using genetically engineered plant-based cultures. The Company’s business is located in Carmiel, Israel.

The Company is engaged in research and development in the biotechnology field developing plant-derived human proteins, with its main product, prGCD, being a plant-derived protein used as a treatment for Gaucher Disease. The Company has completed Phase I of a clinical study on prGCD, is exempt from Phase II, and expects to initiate a pivotal Phase III clinical trial in 2007.

During the years 2003 to 2005, the Company was a party to a research and development services contract with a pharmaceutical company pursuant to which the Company agreed to provide certain research and development services. The Company earned total revenues of $830 throughout the duration of the contract in consideration for the performance of such services. The contract expired in the first quarter of 2005, and since that time, the Company has not provided any further research and development services for third parties. The Company’s plan of operations is to commercialize the results of its research and development efforts, not to provide research and development services.

The Company has been in the development stage since its inception. The Company’s successful completion of its development program and its transition to profitable operations is dependent upon obtaining necessary regulatory approvals from the United States Food and Drug Administration (“FDA”) prior to selling its products within the U.S., and foreign regulatory approvals must be obtained to sell its products internationally. There can be no assurance that the Company’s products will receive regulatory approvals, and a substantial amount of time may pass before the Company achieves a level of sales adequate to support the Company’s operations, if at all. The Company will also incur substantial expenditures in connection with the regulatory approval process and it will need to raise additional capital during the developmental period. Obtaining marketing approval will be directly dependent on the Company’s ability to implement the necessary regulatory steps required to obtain marketing approval in the U. S. and other countries and the success of the Company’s clinical trials. The Company cannot predict the outcome of these activities.

The Company currently does not have sufficient resources to complete the commercialization of any of its proposed products. Based on its current cash resources and commitments, the Company believes it should be able to maintain its current planned development activities and the corresponding level of expenditures for at least the next 12 months, although no assurance can be given that it will not need additional cash prior to such time. Unexpected increases in general and administrative expenses and research and development expenses may cause the Company to seek additional financing during the next 12 months.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
On August 21, 2006, the Company entered into a merger agreement (the “Merger Agreement”) with Orthodontix, Inc., a publicly-held shell company (“Orthodontix”). Dr. Frost, a controlling shareholder of Orthodontix, and other additional investors (the “Frost Group”) were the principal investors in a private offering of the Company’s ordinary shares which closed on September 14, 2006. See Note 6h.

Under the terms of the Merger Agreement, the shareholders of Protalix will own in excess of 99% of the outstanding capital stock of Orthodontix. The merger is subject to customary covenants and several additional conditions to closing. See Note 10e for information regarding the tax ruling issued by the Israeli tax authorities in connection with the proposed merger.

The merger will be accounted for as a reverse acquisition and a recapitalization.

b.	Basis of presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements and these notes to the financial statements are expressed in U.S. dollars (“$” or “dollar”), in thousands, except for the per share amounts.

c.	Functional currency

The currency of the primary economic environment in which the operations of the Company are conducted is the dollar. The Company is currently in the development stage with no significant source of revenues, therefore the Company considered the currency of the primary economic environment to be the currency in which the Company expended cash. Most of the Company’s expenses and capital expenditures are incurred in dollars, and a significant source of the Company’s financing has been provided in U.S. dollars.

Since the dollar is the functional currency, monetary items maintained in currencies other than the dollar are remeasured using the rate of exchange in effect at the balance sheet dates and non-monetary items are remeasured at historical exchange rates. Revenue and expense items are remeasured at the average rate of exchange in effect during the period in which they occur. Foreign currency translation gains or losses are recognized in the statement of operations.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
d.	Unaudited Interim Results

The accompanying balance sheet as of September 30, 2006, the statements of operations and cash flows for the nine months ended September 30, 2006 and 2005, and the statement of changes in shareholders’ equity for the nine months ended September 30, 2006 are unaudited.

The unaudited interim financial statements have been prepared on the same basis as the annual financial statements except for the first time application of SFAS No. 123(R) “Share-Based Payments” (“SFAS 123(R)”) as of January 1, 2006 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2006 and the results of operations and cash flows for the nine months ended September 30, 2006 and 2005.

The financial data and other information disclosed in these notes to the financial statements related to such nine month periods are unaudited. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006 or for any other interim period or for any future year.

e.	Cash equivalents

The Company considers all short term, highly liquid investments, which include short-term deposits with original maturities of three months or less from the date of purchase, that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, to be cash equivalents.

f.	Property and equipment:
1)	Property and equipment are stated at cost, net of accumulated depreciation and amortization.

2)	The assets are depreciated by the straight-line method, on basis of their estimated useful lives at the following annual rates:

%
Laboratory equipment	20
Furniture	7 — 10
Computer equipment	33
Leasehold improvements are amortized by the straight-line method over the term of the lease, plus optional renewals period that is expected to be used, which are generally shorter than the estimated useful life of the improvements.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
g.	Impairment of Long-Lived Assets

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), requires that long-lived assets, including definite life intangible assets to be held and used or disposed of by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under SFAS 144, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount, the Company must recognize an impairment loss and write down the assets to their estimated fair values.

h.	Deferred income taxes

Deferred taxes are determined utilizing the assets and liabilities method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has provided a full valuation allowance with respect to its deferred tax assets.

Paragraph 9(f) of SFAS 109 “Accounting for Income Taxes”, prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities.

i.	Revenue Recognition

Revenue generated from research and development services is recognized upon performance of the services and when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured.

Revenue from the performance milestone payments in connection with research and development agreements is recognized upon achievement of the milestones as specified in the agreement, provided payment is proportionate to the effort expended as measured by the ratio of costs expended to the total estimated development costs.

j.	Research and development costs

Research and development costs are expensed as incurred and consist primarily of personnel, facilities, equipment and supplies for research and development activities. Grants received from the Office of the Chief Scientist of the Ministry of Industry and Trade of Israel and other

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
research foundations are recognized when the grant becomes receivable, provided there is reasonable assurance that the Company will comply with the conditions attached to the grant and there is reasonable assurance the grant will be received. The grant is deducted from the related research and development expenses as the costs are incurred. See also Note 5(a).

In connection with purchase of assets, amounts assigned to intangible assets to be used in a particular research and development project that has not reached technological feasibility and has no alternative future use, are charged to in-process research and development costs at the purchase date.

k.	Comprehensive loss

The Company has no other comprehensive loss components other than loss for the reported periods.

l.	Concentration of credit risks

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents in dollars, which are deposited in major financial institutions in Israel.

m.	Share-based compensation

Prior to January 1, 2006, the Company accounted for employee share-based compensation under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant of a stock option, between the fair value of the shares underlying the option and the exercise price of the option. In addition, in accordance with SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), which was issued by the Financial Accounting Standards Board (“FASB”), the Company disclosed pro forma data assuming it had accounted for employee share option grants using the fair value-based method defined in SFAS 123.

In December 2004, the FASB issued the SFAS 123R which addresses the accounting for share-based payment transactions in which a company obtains employee services in exchange for (a) equity instruments of a company or (b) liabilities that are based on the fair value of a company’s equity instruments or that may be settled by the issuance of such equity instruments. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R.

SFAS 123R eliminates the ability to account for employee share-based payment transactions using APB 25, and requires instead that such transactions be accounted for using the grant-date fair value based method. SFAS 123R is effective as of the annual reporting period that begins after June 15, 2005. SFAS 123R applies to all awards granted or modified after the effective date

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
of the standard. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro forma disclosure under SFAS 123.

The Company adopted SFAS 123R as of January 1, 2006, using the modified prospective application transition method, as permitted by SFAS 123R. Under such transition method, the Company’s financial statements for periods prior to the effective date of SFAS 123R have not been restated.

SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense was recorded net of estimated forfeitures for the nine months ended September 30, 2006, such that expense was recorded only for those stock-based awards that are expected to vest. Under APB 25, to the extent awards were forfeited prior to vesting, the corresponding previously recognized expense was reversed in the period of forfeiture. Upon adoption of SFAS 123R, for the nine months ended September 30, 2006, the Company recorded a cumulative adjustment to account for the expected forfeitures of stock-based awards granted prior to January 1, 2006, for which the Company previously recorded an expense. The adoption of SFAS 123R resulted in a cumulative benefit from accounting change in the amount of $37 in 2006.

The fair value of stock options granted with service conditions was determined using the Black-Scholes valuation model, which is consistent with the valuation techniques previously utilized by the Company for options in footnote disclosures required under SFAS 123, as amended by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.” Such value is recognized as an expense over the service period, net of estimated forfeitures, using the graded method under SFAS 123R.

The Black-Scholes model takes into account a number of valuation parameters. See also Note 6.

The following table illustrates the pro forma effect on net loss and net loss per ordinary share assuming the Company had applied the fair value recognition provisions of SFAS 123 to its share-based employee compensation:

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):

				Period from
				December 27,
				1993
				through	Nine months ended
	Year ended December 31,			December 31,	September 30,
	2003	2004	2005	2005	2005
					(Unaudited)
	(Dollars in thousands, except per share data)
Net loss as reported	($646)	($2,421)	($5,746)	($11,122)	($3,816)
Add: share based employee Compensation expense included in the reported net loss	61	149	509	732	350
Deduct: share-based employee compensation expense determined under fair value method	(67)	(170)	(539)	(788)	(370)

Pro forma net loss	($652)	($2,442)	($5,776)	($11,178)	($3,836)

Net loss per ordinary share:
Basic — as reported	($2.10)	($7.86)	($18.67)		($12.40)

Basic — pro forma	($2.12)	($7.93)	($18.76)		($12.46)

Diluted — as reported	($2.10)	($7.86)	($18.67)		($12.40)

Diluted — pro forma	($2.12)	($7.93)	($18.76)		($12.46)

The fair value of options granted to employees during fiscal years 2005, 2004 and 2003 was $939, $0, and $389, respectively. The Company estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	2005	2003
Dividend yield	0%	0%

Expected volatility	54%	59%

Risk-free interest rate	3.83%	3.28%

Expected life – in years	5.7	6.0

When stock options are granted as consideration for services provided by consultants and other non-employees, the transaction is accounted for based on the fair value of the consideration received or the fair value of the stock options issued, whichever is more reliably measurable, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is recalculated over the related service period and is recognized over the respective service period using the straight-line method.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (continued):
n.	Net Loss per share (“LPS”)

Basic and diluted LPS is computed by dividing net loss by the weighted average number of ordinary shares outstanding for each period.

Convertible preferred shares were not taken into account in the computation of the basic LPS since the holders of the convertible preferred shares do not have a contractual obligation to share in the losses of the Company.

Convertible preferred shares, options, and warrants were not included in the computation of diluted LPS because the effect would be anti-dilutive.

The total weighted average number of ordinary shares related to the convertible preferred shares has been excluded from the calculations of diluted loss per share were 190,486, 209,214, and 338,045 for the years 2003, 2004, and 2005, respectively.

o.	Accounting Pronouncements

Recently Issued Accounting Pronouncements:
1)	In June 2006, the FASB issued FASB Interpretation (FIN) No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for the Company). If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The Company is currently assessing the impact of FIN 48 on its financial position and results of operations.

2)	In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 157 on its financial position and results of operations.

3)	In September 2006, the SEC released Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company is required to initially apply SAB 108 during fiscal year 2007. The Company is currently evaluating the impact of the provisions of SAB 108 on its financial position and results of operations.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 2 — PROPERTY AND EQUIPMENT:
a.	Composition of property and equipment grouped by major classifications, and changes, is as follows:

	December 31,
	2004	2005
	In thousands
Laboratory equipment	$766	$1,039
Furniture and computer equipment	90	129
Leasehold improvements	988	1,342

	1,844	2,510

Less – accumulated depreciation and amortization	(164)	(475)

	$1,680	$2,035

b.	Depreciation and amortization in respect of property and equipment totaled $62, $123, and $311, for the years ended December 2003, 2004, and 2005, respectively.
NOTE 3 — LOANS:
a.	In connection with a research and development services arrangement entered into with a third party, as discussed in Note 1a, the Company issued a debenture to the same third party with a face amount equal to $1,000. The debenture bore interest at the annual rate of EURIBOR plus 0.75%, and matured on March 31, 2004. In the event of default upon the maturity of the loan, the debenture was convertible into 127,690 convertible preferred A shares of the Company. However, the debenture was not convertible at the third party’s option at any time prior to an event of default. The maturity date of the debenture was March 31, 2004, which was subsequently extended to December 31, 2004, and later to January, 2006. In December 2005, the Company paid the loan in full.

b.	Bridge loan

In 2004, the Company signed a convertible bridge loan agreement with a shareholder of the Company, with a principal amount of $800. The loan bore interest at an annual rate of LIBOR plus 1%. The loan was convertible into convertible preferred A shares until December 31, 2004 at the same terms and conditions of the first investment transaction by new investors after the date of the loan. In the event that the Company did not close any new investment transaction until December 31, 2004, the convertible bridge loan was convertible into convertible preferred A shares upon terms and conditions that were to be settled on that date. In October 2004, the Company entered into a share purchase agreement with new investors and the convertible bridge loan was converted into convertible preferred B shares. See Note 6d.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 4 — LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT
Israeli labor laws and agreements require severance payments upon dismissal of an employee or upon termination of employment in other circumstances. The severance pay liability of the Company, which reflects the undiscounted amount of the liability as if it were payable at each balance sheet date, is calculated based upon length of service and the latest monthly salary (one month’s salary for each year worked). The Company’s liability for severance pay required by Israeli law is covered by the purchase of insurance policies in the employees’ names, by deposits with financial institutions, and by accrual. The accrued severance pay liability is presented as a long-term liability. The amounts funded are presented separately as employee rights upon retirement funded.

The Company contributed in fiscal years 2003, 2004, and 2005 to the insurance companies, in respect to its severance obligations to employees, $42, $48, and $83, respectively.

The Company expects to contribute $128 to insurance companies for the year ended December 31, 2006 (includes $85 contributed in the nine months ended September 30, 2006), in respect to its severance obligations to employees.

Severance expenses totaled $45, $72, and $104 for the fiscal years ended December 31, 2003, 2004, and 2005, respectively.

Loss (gain) on employee severance pay funds in respect of employee severance obligations totaled $0, $2, and $(4) for the fiscal years ended December 31, 2003, 2004, and 2005, respectively.

During the 10-year period following September 30, 2006, the Company expects to pay future benefits only to one of its employees upon his normal retirement age, which is anticipated to amount to $41 during 2010. This amount was determined based on the employee’s current salary rates and the number of service years that will be accumulated upon his retirement date. This expectation does not include additional amounts that might be paid to employees that will cease working with the Company before their normal retirement age.
NOTE 5 — COMMITMENTS:
a.	Royalty commitments:
1)	The Company is obligated to pay royalties to the Office of the Chief Scientist on proceeds from the sale of products developed from research and development activities for which the Office of the Chief Scientist partially funded by way of grants. At the time the grants were received, successful development of the related projects was not assured.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 5 — COMMITMENTS (continued):
In the case of failure of a project that was partly financed as described above, the Company is not obligated to pay any such royalties or repay funding from the Office of the Chief Scientist.

Under the terms of the Company’s funding arrangements with the Office of the Chief Scientist, royalties of 3% to 6% are payable on the sale of products developed from projects funded by the Office of the Chief Scientist, which payments shall not exceed, in the aggregate, 100% of the amount of the grant received by the Company (dollar linked), since January 1, 2001, with the addition of an annual interest rate based on LIBOR. In addition, if the Company receives approval to manufacture the products developed with government grants outside of Israel, it will be required to pay an increased total amount of royalties (possibly up to 300% of the grant amounts plus interest), depending on the manufacturing volume that is performed outside of Israel, as well as a possible increased royalty rate.

At December 31, 2005 and September 30, 2006, the maximum royalty amount payable by the Company under these funding arrangements is $3,200 and $4,200, respectively (without interest). However, as of December 31, 2005 and September 30, 2006, no royalty payments are accrued as the Company has not earned any revenues from the sale of products.

2)	The Company is obligated under several research and license agreements to pay royalties at variable rates from its future revenues and obligated to pay fees under certain milestone agreements.
b.	The Company has entered into sub-contracting agreements with several clinical and pre-clinical service providers, both in Israel and in the U.S., in connection with its primary product development process. As of September 30, 2006, total liabilities under said agreements amount to approximately $1,600.

c.	The Company entered into operating lease agreement for its facilities, effective until 2010. The Company has the option to extend the agreement for another five-year period. Under this lease, the monthly rental payment is approximate $9. The future minimum lease payments required in each of the next five years under the operating lease for premises are as follows: 2006 — $108, 2007 — $108, 2008 — $108 and 2009 — $27. Lease expenses totaled $19, $103, and $101 for the fiscal years ended December 31, 2003, 2004, and 2005, respectively.

d.	In July 2004, the Company entered into three-year lease agreements in connection with Company vehicles. The monthly lease fees aggregate approximately $5. The expected lease payments for the three months ended December 31, 2006 and for the fiscal years 2007, 2008, and 2009 are $24, $102, $101, and $29, respectively.

e.	In March 2005, the Company entered into an agreement with a consultant. Pursuant to the agreement, the Company pays the consultant a monthly consulting fee of $10 which will be increased to $20 upon the initiation of a Phase III study of the Company’s lead product candidate, prGCD. To date, the Company has completed Phase I of a clinical study of prGCD. The agreement is for a period ending nine months after the consummation of the study.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 5 — COMMITMENTS (continued):
f.	On September, 14, 2006, the Company entered into a collaboration and licensing agreement with Teva Pharmaceutical Industries Ltd. (“Teva”) for the development and manufacturing of two proteins, using its plant cell system. Mr. Hurvitz, the Chairman Board of Directors of the Company is the Chairman of Teva’s Board of Directors, and Dr. Frost, one the Company’s directors, is the Vice Chairman of Teva’s Board of Directors. Pursuant to the agreement, the Company will collaborate on the research and development of the two proteins utilizing its plant cell expression system. The Company will grant to Teva an exclusive license to commercialize the developed products in return for royalty and milestone payments payable upon the achievement of certain pre-defined goals. The Company will retain certain exclusive manufacturing rights with respect to the active pharmaceutical ingredient of the proteins following the first commercial sale of a licensed product under the agreement and other rights thereafter.
NOTE 6 — SHARE CAPITAL:
a.	Ordinary Shares

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors. Since inception, no dividends have been declared. See b below with respect to the conversion of all convertible preferred shares into ordinary shares.

b.	Convertible Preferred Shares

The convertible preferred shares conferred the following rights upon their holders:
1)	The holders of the convertible preferred shares had the right to convert the convertible preferred shares into ordinary shares on a 1:1 basis

The conversion price for the preferred C shares was subject to adjustment.

In certain events, if the Company issued shares at a price per share less than the original price per share of the convertible preferred stock, the conversion price would have been reduced accordingly. In any event, the conversion ratio will not be reduced below the par value of the shares, NIS 0.01.

2)	Voting rights in shareholders’ meetings.

3)	In the event of any liquidation of the Company or in the event of a deemed liquidation (as defined in the applicable share purchase agreement), all assets and/or surplus funds of the Company legally available for distribution to the shareholders by reason of their ownership of shares would have been distributed among the shareholders in accordance with the terms and conditions set forth in the Company’s articles of association. In such event, the convertible preferred shareholders would have been entitled to receive in preference to the ordinary shareholders, the return of their investment in addition to a 6% interest rate per annum and certain other adjustments.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
4)	The convertible preferred shares were entitled to receive dividends, on a pro rata, pari passu, as converted basis out of any assets legally available, as and when declared by the Board of Directors.

As of September 11, 2006, all of the preferred shareholders have converted their convertible preferred shares into ordinary shares on a 1:1 basis, thereby waiving any and all right and privileges associated with the convertible preferred shares. In addition, all outstanding warrants and options of the Company are exercisable into ordinary shares.
c.	The number of shares options and warrants as of December 31, 2004 and 2005, and September 30, 2006 (unaudited) is composed as follows:

	Number of shares
	Authorized			Issued
	September 30,	December 31,		September 30,	December 31,
	2006	2005	2004	2006	2005	2004
	(unaudited)			(unaudited)
Ordinary shares of NIS 0.01 par value	2,290,000	1,516,468	1,899,514	870,661	307,813	307,813

Total Ordinary shares	2,290,000	1,516,468	1,899,514	870,661	307,813	307,813

Preferred A shares of NIS 0.01 par value		190,486	190,486		190,486	190,486
Preferred B shares of NIS 0.01 par value		183,046	200,000		100,523	100,523
Preferred C shares of NIS 0.01 par value		400,000			107,218

Total convertible preferred shares		773,532	390,486		398,227	291,009

	Number of warrants and options
	September 30,	December 31,
	2006	2005	2004
	(unaudited)
Ordinary shares of NIS 0.01 par value	341,130	97,954	74,219

Total Ordinary shares	341,130	97,954	74,219

Preferred A shares of NIS 0.01 par value
Preferred B shares of NIS 0.01 par value		2,967	2,967
Preferred C shares of NIS 0.01 par value		116,399

Total convertible preferred shares		119,366	2,967

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
d.	In October 2004, the Company entered into a share purchase agreement with shareholders of the Company and other third parties for the issuance of 100,523 convertible preferred B shares for total consideration of approximately $3,300 (net of issuance costs of $216). Pursuant to the agreement, the investors invested $2,700 in exchange for convertible preferred B shares of the Company. In addition, a convertible bridge loan in the amount of $800 from a shareholder of the Company was converted into convertible preferred B shares under the same terms and conditions as the other investors.

e.	In February 2005, the Company entered into a share purchase agreement with an investor pursuant to which 16,954 convertible preferred B shares were issued for consideration of $900 (net of issuance costs of $71). In addition to the convertible preferred B shares, the Company also granted to the investor fully detachable warrants, which vested immediately and were exercisable over a period of 24 months. The warrants entitled the investor to purchase an additional 13,563 convertible preferred B shares at a purchase price per share of $95.85.

The Company estimated the fair value of the warrants by using a Black-Scholes option-pricing model to be $82.85. The fair value of the warrants was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 48%; risk-free interest rates of 3.4%; and expected life of two years. For accounting purposes, the proceeds from the sale of the convertible preferred B shares were allocated to the convertible preferred B shares and the warrants on a pro rata basis, based on the relative fair values of the convertible preferred B shares and the warrants. The portion of the proceeds allocated to the warrants has been reflected as warrants.

The convertible preferred B shares and warrants were converted into convertible preferred C shares and warrants on a 1:1 basis in July 2005 together with a subsequent financing as agreed with the investor in the share purchase agreement.

f.	In July 2005, the Company entered into a share purchase agreement with shareholders of the Company and third parties, pursuant to which 62,486 convertible preferred C shares were issued for consideration of $5,200 (net of issuance costs of $108).

In addition, each investor received warrants to purchase a number of convertible preferred C shares equal to up to 50% of its original amount of investment, at an exercise price of $100.76 per share (represents in aggregate 26,349 warrants). The first warrant is exercisable from the closing date until 14 business days after the date of commencement of the Company’s Phase III clinical study. In the event an investor exercises more than 50% of its first warrant, such investor shall be granted an option to purchase a number of convertible preferred C shares, with an aggregate exercise price equal to the amount of exercise of such investor’s first warrant, at a price of $100.76 per share. The second warrant shall be exercisable from the date of the exercise of the first warrant for four years.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
The Company estimated the fair value of the warrants using the Black-Scholes option-pricing model to be approximately $686. The fair value of the warrants was based on the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 45%; risk-free interest rates of 3.6%; and expected life of 1.75 to 2.47 years. For accounting purposes, the proceeds from the sale of the convertible preferred C shares were allocated to the convertible preferred C shares and the warrants on a pro rata basis, based on the relative fair values of the convertible preferred C shares and the warrants. The portion of the proceeds allocated to the warrants has been reflected as warrants.

g.	In December 2005, the Company entered into a share purchase agreement with shareholders of the Company and third parties, pursuant to which 27,778 convertible preferred C shares of NIS 0.01 par value each were issued for consideration of $2,300 (net of issuance costs of $12.467).

Pursuant to the share purchase agreement, the investors were entitled to all of the rights and preferences included in the share purchase agreement that was signed in July 2005. See f above.

At the closing date, the Company granted the investors warrants, on the same terms and conditions as mentioned in f above.

The Company estimated the fair value of the warrants using the Black-Scholes option-pricing model to be approximately $279. The fair value of the warrants was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 48%; risk-free interest rates of 4.4%; and expected life of 0.48-1.97 years. For accounting purposes, the proceeds from the sale of the convertible preferred C shares were allocated to the convertible preferred C shares and the warrants on a pro rata basis, based on the relative fair values of the convertible preferred C shares and the warrants. The portion of the proceeds allocated to the warrants has been reflected as warrants.

h.	In August 2006, the Company entered into a share purchase agreement with investors pursuant to which 163,774 ordinary shares were issued for consideration of $15,000. In case of a merger as described in Note 1a, those shares shall be converted into shares of Orthodontix so that, together with the shareholders of Orthodontix prior to the merger, the investors shall hold 15% of the issued and outstanding share capital of Orthodontix upon the closing of the merger, calculated on a fully diluted basis immediately after the closing of the merger.

In addition, the Company issued to the investors warrants to purchase an additional 57,691 ordinary shares of the Company, at an exercise price of $91.59 per share. The fair value of the warrants estimated using the Black-Scholes option-pricing model is U.S.$ 356,000. The fair value of the warrants was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 37%; risk-free interest rates of 5%; and expected life of 0.25 years. For accounting purposes, the proceeds from the sale of the ordinary

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
shares were allocated to the ordinary shares and warrants on a pro rata basis, based on the relative fair values of the ordinary shares and the warrants. The portion of the proceeds allocated to the warrants has been reflected as warrants.

The warrants, to the extent not exercised or expired prior to the closing of the merger, shall be exchangeable into warrants to purchase, in the aggregate, a number of ordinary shares equal to 5% of the shares of Orthodontix calculated on a fully-diluted basis immediately after the closing of the merger. In the event that the warrants are exercised prior to the closing of the merger, the holders of the shares issued in connection therewith shall be entitled to receive a similar number of a similar number of shares of common stock of Orthodontix.

Upon the closing of the merger, the warrants shall be terminated and Orthodontix shall issue new warrants to the investors with an exercise price per share equal to $106.67 divided by the aggregate number of outstanding shares of common stock of Orthodontix, on a fully diluted basis, calculated immediately after the closing, and will expire within one month.

Upon the closing of the merger, Orthodontix will issue to Dr. Frost and/or certain of his associates or affiliated entities that have or will provide services to the merged company options to acquire a number of shares equal to 3.5% of the issued and outstanding shares of common stock of Orthodontix calculated on a fully diluted basis immediately after the closing of the merger. The options shall vest ratably over a period of 2.5 years in connection with future services and are exercisable until the end of 10 years from the date of grant.

i.	See Note 10b with respect to the deposit of the consideration in connection with the exercise of warrants.

j.	Options to employees and consultants:
1)	In June 2000, the Board of Directors approved the grant of options to purchase 5,714 ordinary shares to a consultant in return for consulting services provided. The exercise price is the par value of the shares. According to the option agreement as amended, the options vested immediately and are exercisable from the grant date until the end of 2005.

The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $35, and was based on the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rates of 7%; and expected lives of four years.

In June 2005, the Company’s Board of Directors modified the terms of these options by extending the life of the options, until the earlier of an IPO or the end of 2008. At the date of modification all of the options were fully vested.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
Modifications to the terms of an award are treated as an exchange of the original award for a new award, incurring additional compensation cost for that incremental value. The incremental value is measured by the difference between (a) the fair value of the modified option and (b) the value of the old option immediately before its terms are modified. The modification had no effect on the accounting records of the Company.

2)	In July 2001, the Company’s Board of Directors approved the grant of 4,000 options to an employee, which is also a related party of the Company. Each option may be exercised into one ordinary share at par value. The options vested immediately on the date of grant.

The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $42 and was based on the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rates of 5%; and expected lives of eight years.

3)	In January 1999, the Company’s Board of Directors approved the grant of 6,300 options to the former chairman of the Board of Directors at an exercise price of $6.19 per share. Each option may be exercised into one ordinary share par value. The options are fully vested and exercisable in three equal parts until the end of 2006, 2007, and 2008.

The Company estimated the fair value of the options on the date of grant using a Black-Scholes option-pricing model to be approximately $27 based on the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rates of 3.5%; and expected lives of six years.

In March 2005, the Company’s Board of Directors modified the terms of the options by extending the life of the options, until the earlier of an IPO or the end of 2008. At the date of modification, all of the options were fully vested.

Modification of the terms of an award are treated as an exchange of the original award for a new award, incurring additional compensation cost for that incremental value. The incremental value is measured by the difference between (a) the fair value of the modified option and (b) the value of the old option immediately before its terms are modified. The modification had no effect on the accounting records of the Company.

4)	In August 2003, the Company’s Board of Directors approved a share option plan pursuant to which up to 60,307 ordinary shares are available for options to be granted to the Company’s employees, consultants, directors, and service providers. With regard to employees, office holders, and directors of the Company, the share option plan is subject to the terms stipulated by Section 102 of the Israeli Income

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
Tax Ordinance. For non-employees, the share option plan is subject to Section 3(i) of the Israeli Income Tax Ordinance. In May 2005, the Company’s Board of Directors approved the allotment of an additional 59,693 ordinary shares under the share option plan.
Under the share option plan, options were granted as follows:
a)	In November 2001, 13,715 options were granted to the former chairman of the Company’s Board of Directors, with an exercise price of $10.499 per share. Each option may be exercised into one ordinary share. The options vest as follows:

11,428 options vest over 24 months in equal tranches from the date of grant.

2,287 options vested according to specified performance milestones which were achieved in September 2003.

Each option is exercisable over a three-year period commencing on the applicable vesting date.

The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $51 based on the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rates of 2%; and expected lives of three years.

In March 2005, the Company’s Board of Directors modified the terms of these options by extending the life of the options, until the earlier of an IPO or the end of 2008. At the date of modification all of the said options were fully vested.

Modifications of the terms of an award are treated as an exchange of the original award for a new award, incurring additional compensation cost for that incremental value. The incremental value amounting to $24 is measured by the difference between (a) the fair value of the modified option and (b) the value of the old option immediately before its terms are modified.

b)	In December 2003, the Company issued options to purchase 26,226 ordinary shares to the Chief Executive Officer of the Company, with an exercise price of $7.35 per share. The options vest as follows: 25% within one year from the date of grant, with the remainder vesting in 12 equal quarterly tranches over 36 months. Each option is exercisable over a 10-year period commencing on the vesting date.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $498, and was based on the following assumptions: dividend yield of 0%; expected volatility of 59.35%; risk-free interest rates of 3.28%; and expected lives of 5.6 years.

c)	On December 8, 2003, the Company issued options to purchase 20,366 ordinary shares to employees of the Company at an exercise price of $7.35 per share; 9,987 of the options vested immediately; and 10,379 options vest in four equal yearly tranches commencing in December 2004.

Each option is exercisable over a 10-year period commencing on the vesting date.

The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $389 and was based on the following weighted average assumptions: dividend yield of 0%; expected volatility of 59%; risk-free interest rates of 3.28%; and expected lives of six years.

d)	In June 2005, the Company issued options to purchase 14,088 and 5,273 ordinary shares to employees, at an exercise price of $.7.34 and $24.36 per share, respectively. Each option is exercisable for one ordinary share. The options are to be divided into 13 batches, with the first batch constituting 25% of the options and the balance of the options being divided equally over the remaining 12 batches. The vesting period differs for each employee and some of the batches vested on the grant date.

The options are exercisable over a 10-year period commencing on the date of grant.

The Company estimasted the fair value of the options on the date of grant using the Black- Scholes option-pricing model to be approximately $718 and $221, respectively, and was based on the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 54%; risk-free interest rates of 3.83%; and expected life of 5.7 years.

e)	On March 27, 2005, the Company issued options to purchase 8,238 ordinary shares to a consultant as consideration for consulting services, exercisable for NIS 0.01.

The aggregate number of options granted to the consultant is equal to the aggregate number of ordinary shares constituting 1% of the lower of (i) the issued and outstanding share capital of the Company, on an as-converted fully-diluted basis, on the date of the full exercise of the options; or (ii) the issued

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
and outstanding share capital of the Company, on an as-converted, fully-diluted basis, on such date as the Company value equals $100,000. As a consequence of the anti dilution effect of up to 1%, the Company has reserved and additional 2,659 options to purchase ordinary shares at the same terms and conditions.

These options vest in 16 equal installments on a quarterly basis, over a period of 45 months, with the first installment vesting on the date of grant. The options are exercisable over a 10-year period commencing on the date of grant. The estimated fair value of these options, estimated by the services to be rendered, is approximately $1,000.

f)	In September 2006, the Company’s shareholders approved the grant of options to purchase 16,000 ordinary shares to the Chief Executive Officer of the Company, at an exercise price of $59.40 per share. Each option may be exercised for one ordinary share.

The options vest in 16 equal installments on a quarterly basis, over a four-year period, commencing on June 1, 2006.

The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $856, and was based on the following assumptions: dividend yield of 0%; expected volatility of 43%; risk-free interest rates of 4.6%; and expected lives of 5.8 years.

In September 2006, the Chief Executive Officer of the Company entered into an employment agreement with the Company.

g)	In August 2006, the Company issued options to purchase 9,900 ordinary shares to its employees at an exercise price of $59.40 per share. The options vest in 16 equal quarterly tranches over a four-year period.

The options are exercisable over a 10-year period commencing on the date of grant. The Company estimated the fair value of the options on the date of grant using the Black-Scholes option-pricing model to be approximately $547, and was based on the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 45%; risk-free interest rates of 4.91%; and expected life of six years.

h)	In September 2006, the Company issued to its Chief Financial Officer options to purchase 10,150 ordinary shares with an exercise price of $59.40 per share. The options vest over a four-year period and are exercisable for a seven-year period commencing on the date of grant.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
The Company estimated the fair value of the options, estimated using the Black-Scholes option-pricing model to be approximately 560 and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 45%; risk-free interest rates of 4.91%; and expected life of six years.
5)	In January 2005, the Company issued to service providers options to purchase 1,063 and 1,904 convertible preferred B shares exercisable from the day of the closing date of the transaction set forth in the share purchase agreement entered into at such time with certain investors (see Note 6d) for periods of between 18 and 30 months, respectively. The options are exercisable at $.0348 per share. During 2006, 847 options were exercised into shares.

The Company estimated fair value of said options on the date of the grant using Black–Scholes option pricing model to be approximately $5 and $16 for the 1,063 and 1,904 options respectively, based on the following assumptions: dividend yield 0%, expected volatility 29% and 37% respectively, risk free interest 2.90% and 3.27% respectively and expected lives of 1.17 and 2.17 years.

The fair value of the options were charged against additional paid in capital as issuance expenses.

6)	In March 2005 as part of a management services agreement with the investor mentioned in Note 6e, the Company granted to the investor options to purchase 26,710 convertible preferred C shares.

The options vest as follows: 12.5% on their grant date and additional 12.5% of the options vest at the end of each three month period thereafter. The exercise price of each option is NIS 0.01.

The estimated fair value of the options on the date of grant was approximately $1,445.

In January 2006, Mr. Eli Hurvitz was nominated as the Chairman of the Board of Directors. In connection with the management services agreement described above and with this nomination, the investor was granted additional options to purchase an additional 28,700 convertible preferred B shares. The options are exercisable at par value and vest as follows: 10% of the options vest at the date of the appointment and an additional 10% of the options vest at the end of each three month period thereafter. The exercise price of each option is NIS 0.01.

The estimated fair value of the options on the date of grant was approximately $2,124.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
The options granted in connection with the appointment of Mr. Hurvitz provide for full acceleration of vesting of these options within 60 days prior to a merger. Upon the acceleration of the vesting provisions, unrecognized compensation costs related to these options shall be recognized. As at September 30, 2006, the unrecognized compensation cost was approximately $2.0 million. On September 11, 2006, the Company entered into a merger agreement with Orthodontix, see note 1a. However, as of September 30, 2006, the merger has not been closed and is still subject to further approvals. Therefore, as of September 30, 2006, the Company had not accelerated the vesting provisions of Mr. Hurvitz’s options.

On December 12, 2006, the Company’s Board of Directors approved the cancellation of the acceleration and the expiration of these options.
k.	A summary of share option plans, shares of restricted shares and related information, under all of the Company’s equity incentive plans for the fiscal years ended December 31, 2003, 2004, and 2005, and for the nine months ended September 30, 2006 are as follows :

							Nine months ended
	Year ended December 31,						September 30, 2006
	2003		2004		2005		(Unaudited)
		Weighted		Weighted		Weighted		Weighted
	Number	Average	Number	average	Number	average	Number	average
	of	Exercise	Of	exercise	Of	exercise	Of	exercise
	options	Price	options	price	Options	price	options	price
Outstanding at beginning of period	29,729	6.16	76,321	6.89	77,186	7.95	127,631	6.40
Granted	46,592	7.35	2,967	34.80	54,309	4.27	67,409	31.77
Forfeited			2,102	7.35	3,864	7.34	443	24.19
Exercised							847	34.80

Outstanding at end of period	76,321	6.89	77,186	7.95	127,631	6.40	193,750	15.06

Exercisable at end of period	38,782	6.44	52,757	8.22	86,055	6.86	113,353	5.89

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
The following tables summarize information concerning outstanding and exercisable options under share option plans as of December 31, 2005 and September 30, 2006:

December 31, 2005
Options outstanding			Options exercisable
	Number of	Weighted	Number of	Weighted
	options	average	options	average
	outstanding	remaining	outstanding	remaining
Exercise	at end of	contractual	at end of	contractual
prices	year	life	year	life
$ *	44,662	5.21	24,614	4.73
$ 6.19	6,300	3.00	6,300	3.00
$ 7.35	54,714	8.22	37,223	8.22
$10.50	13,715	3.00	13,715	3.00
$24.36	5,273	9.41	1,236	9.41
$34.80	2,967	0.93	2,967	0.93

	127,631		86,055

*	Represents an amount equal to less than $0.01.

September 30, 2006
Options outstanding			Options exercisable
(Unaudited)			(Unaudited)
	Number of	Weighted	Number of	Weighted
	options	average	options	average
	outstanding	remaining	outstanding	remaining
Exercise	at end of	contractual	at end of	contractual
prices	period	life	period	life
$ *	76,021	4.06	44,785	4.06
$ 6.19	6,300	2.25	6,300	2.25
$ 7.35	54,577	7.47	43,652	7.47
$10.50	13,715	2.25	13,715	2.25
$24.36	5,183	8.66	2,286	8.66
$34.80	1,904	0.54	1,904	0.54
$59.40	36,050	9.83	711	9.83

	193,750		113,353

*	Represents an amount equal to less than $0.01.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 6 — SHARE CAPITAL (continued):
l.	The following table illustrates the share-based compensation effect on the statement of operations:

				Period from			Period from
				December 27,			December 27,
				1993	Nine months		1993
				through	ended		through
	Year ended December 31,			December 31,	September 30,		September 30,
	2003	2004	2005	2005	2005	2006	2006
					(Unaudited)		(Unaudited)
Research and development expenses	98	194	692	1,483	510	511	1,543
General and administrative expenses	124	103	1,195	1,032	827	1,784	3,267

	222	297	1,887	2,515	1,337	2,295	4,810

m.	See Note 10a for information regarding the exercise of options in respect of employees and consultants after September 30, 2006.
NOTE 7 — TAXES ON INCOME:
a.	Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (hereafter — the inflationary adjustments law)

Under the Israeli Inflationary Adjustments Law, 1985, results for tax purposes are measured in real terms, having regard to the changes in the consumer price index. The Company is taxed under this law.

b.	Tax rates

The income of the Company (other than income from “approved enterprises” (see c. below) is taxed in Israel at the regular rate. Through December 31, 2003, the corporate tax was 36%. In July 2004, Amendment No. 140 to the Income Tax Ordinance was enacted. One of the provisions of this amendment is that the corporate tax rate is to be gradually reduced from 36% to 30%. In August 2005, a further amendment (No. 147) was published, which makes a further revision to the corporate tax rates prescribed by Amendment No. 140. As a result of the aforementioned amendments, the corporate tax rates for 2004 and thereafter are as follows: 2004 – 35%, 2005 – 34%, 2006 – 31%, 2007 – 29%, 2008 – 27%, 2009 – 26% and for 2010 and thereafter – 25%.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 7 – TAXES ON INCOME(continued):
c.	The Law for the Encouragement of Capital Investments, 1959 (hereinafter - the law)

The Company has been granted “Approved Enterprise” status under the Law for the Encouragement of Capital Investments, 1959. Income derived from the Approved Enterprise during a period of 10 years from the year in which the enterprise first realizes taxable income is tax exempt, provided that the maximum period to which it is restricted by the law has not elapsed.

The Company has an “Approved Enterprise” plan from 2004. The plan expires in 2017.

If the Company subsequently pays a dividend out of income derived from the “Approved Enterprise” during the tax exemption period, it will be subject to tax on the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had such income not been exempted (25%).

The entitlement to the above benefits is conditional upon the Company fulfilling the conditions stipulated by the law, regulations published thereunder, and the instruments of approval for the specific investment in an approved enterprise. In the event of failure of the Company to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. The Investment Center is currently reviewing the Company’s final implementation report and, as a result, the Company has not yet received a final implementation approval with respect to its “Approved Enterprise” from the investment Center. Additionally, given the Company’s significant amount of net operating losses and the limitation mentioned above to the benefit period, the Company cannot predict when it would be able to enjoy the tax benefits described above, if at all.

d.	Tax losses carried forward to future years

The Company has no current tax provision due to its accumulated losses, which result in net operating loss carryforwards. At December 31, 2005, the Company had approximately $6,700 of net operating loss carryforwards that are available to reduce future taxable income.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 7 – TAXES ON INCOME (continued):
e.	Deferred income taxes:

The components of the Company’s net deferred tax asset at December 31, 2005 and 2004 were as follows:

	December 31,
	2004	2005
	U.S. dollars in thousands
In respect of:
R&D expenses	$84	$499
Property and equipment	24	21
Holiday and recreation pay	23	33
Severance pay obligation	52	71
Net operating loss carryforwards	4,368	6,669
Valuation allowance	(4,551)	(7,293)

	—	—

f.	Reconciliation of the theoretical tax expense to actual tax expense

The main reconciling item, between the statutory tax rate of the Company and the effective rate is the non-recognition of tax benefits from carryforward tax losses due to the uncertainty of the realization of such tax benefits (see above).

g.	Tax assessments

In accordance with the Income Tax Ordinance, as of December 31, 2005, all of the Company’s tax assessments through tax year 2001 are considered final.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 8 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:
     Balance sheets:

	December 31,
	2004	2005
	U.S. dollars in thousands
a. Accounts receivable:
Institutions	$220	$49
Income receivable	100
State of Israel (see note 5a)	322	178
Prepaid expenses	15	22
Sundry	9	5

	$666	$254

b. Accounts payable and accruals – other:

Payroll and related expenses	$112	$118
Provision for vacation and recreation pay	68	107
Accrued expenses	191	84
In respect of purchase of property and Equipment	284	106
Other		4

	$655	$419

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 8 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):
     Statement of operations:

				Period from
				December 27,
				1993
				through
	Year ended December 31,			December 31,
	2003	2004	2005	2005
	U.S. dollars in thousands
c. Research and development expenses — net:
Payroll and related expenses	$300	$940	$1,602	$4,378
Subcontractors	24	714	926	1,769
Materials and consumables	102	298	720	1,613
Rent, insurance and maintenance	42	188	325	675
Professional fees	53	81	473	814
Patent registration	54	39	201	388
Depreciation	*53	99	249	577
Other	40	134	212	450

	668	2,493	4,708	10,664
Less – grants (see Note 5a)	429	573	935	3,365

	$239	$1,920	$3,773	$7,299

*	Including $28 in respect of impairment of leasehold improvement that are not expected to be used in the future.

d. Administrative and general expenses:
Payroll and related expenses	79	$223	$380	$1,006
Management and consulting fees	321	326	1,327	2,102
Rent, insurance and maintenance	4	27	42	207
Professional fees	108	98	147	467
Depreciation	*9	24	62	101
Other	82	109	173	588

	$603	$807	$2,131	$4,471

*	Including $3 in respect of impairment of leasehold improvement that are not expected to be used in the future.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 9 — RELATED PARTY — TRANSACTIONS:

				Period from
				December 27,
				1993*
				through
	Year ended December 31,			December 31,
	2003	2004	2005	2005
	US $ in thousands
a. Management and consulting fees to the chairman of the Board	$60	$96	$89	$315

b. capital raising commission to the chairman of the Board	$33			$33

c.	With respect as to options granted to the Chief Executive Officer of the Company and to a shareholder, see Notes 6(j)4b, 6(j)4f and 6(j)2.

d.	In March 2005, in addition to a share purchase agreement (see Note 6e), the Company entered into a management services agreement with the investor. The monthly management fees amount to $3. The management agreement shall be in full force as long as Mr. Hurvitz serves as a member of the Board of Directors. As to options granted to the investor, see Note 6(j)6.
NOTE 10 — SUBSEQUENT EVENTS:
a.	During the months of October through December 2006, certain former employees, consultants and an officer of the Company exercised options and warrants for 38,004 ordinary shares for aggregate consideration of approximately $367.

b.	After September 30, 2006, certain warrant holders deposited approximately $8,660 representing the total exercise price for warrants exercisable for 86,613 ordinary shares, into a trustee account. Upon the closing of the merger, these amounts shall be released from the trust account and transferred to the Company in consideration for the issuance of the ordinary shares underlying the warrants. See Note 1a.

c.	On December 12, 2006, the Company’s Board of Directors approved the proposed merger transaction. See note 1a.

d.	See Note 6(j)6 with respect to the cancellation of the acceleration and the expiration of options granted to the Chairman of the Board of Directors.

e.	In connection with a tax ruling agreement granted by the Israeli tax authorities after September 30, 2006, the Company and certain of its shareholders consented to restrictions, over specified periods after the closing of the merger, on the sale of common stock of Orthodontix by the shareholders, the retention of minimum percentages of the capital stock of Orthodontix by such shareholders, and the retention of minimum percentages of the capital stock of Othodontix by the Company Protalix.

PROTALIX LTD.
(A development stage company)
NOTES TO FINANCIAL STATEMENTS (continued)
U.S. dollars in thousands
NOTE 10 — SUBSEQUENT EVENTS (continued):
In addition, Orthodontix and the Company have agreed to limit the extent of issuance of share capital to third parties after the closing of the merger. Orthodontix and the Company have also agreed that, over a two-year period, most of the Company’s activities shall be directed towards research and development, and most of its expenses would be incurred in Israel. Any consideration received and to be received by Orthodontix and the Company in connection with share issuances shall be invested in the research and development activities of the Company.

Orthodontix, Inc.
Pro Forma Unaudited Financial Statements
As of September 30, 2006
and
For the Nine-Months Ended September 30, 2006 and the Year Ended December 31, 2005
The following unaudited pro forma consolidated financial statements (“pro forma statements”) give effect to the reverse merger of Protalix Ltd. by Orthodontix, Inc. and are based on the estimates and assumptions set forth herein and in the notes to such statements.
In August 2006, Orthodontix, Inc. (“Orthodontix”), Protalix Acquisition Co. Ltd. (the “Acquisition Subsidiary”), and Protalix Ltd. (“Protalix”) entered into a Merger Agreement and Plan of Reorganization (the “Agreement”).
The Agreement provides for the merger of the Acquisition Subsidiary with and into Protalix, with Protalix remaining as the surviving entity after the merger (the “Merger”), whereby the shareholders of Protalix will receive common stock of Orthodontix in exchange for their ordinary shares of Protalix.
The transaction is being accounted for as a reverse acquisition and a recapitalization. Protalix is the acquirer for accounting purposes.
The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) Orthodontix’s unaudited historical financial statements included in its Quarterly Report on Form 10-QSB for quarterly period ended September 30, 2006 and (2) Protalix’s audited historical financial statements for the year ended December 31, 2005 and Protalix’s unaudited balance sheet as of September 30, 2006 and the unaudited statement of operations for the nine months ended September 30, 2006, attached to this Current Report on Form 8-K. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Protalix and Orthodontix.
The unaudited pro forma consolidated balance sheet at September 30, 2006 gives effect to the Merger as of September 30, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 gives effect to the above transaction as of January 1, 2005.
The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results of financial position or the consolidated companies.

Orthodontix, Inc.
(A development stage company)
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2006
U.S. dollars in thousands

				Adjustment
	Orthodontix	Protalix	(1)	(2)	Consolidated
Assets
Current Assets
Cash and cash equivalents	$826	$15,621	(400)	8,660	$24,718
Prepaid expenses	12	11			23
Accounts Receivable		822			822

Total Current Assets	838	16,454	(400)	8,660	25,563

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON RETIREMENT	—	268			268

PROPERTY AND EQUIPMENT, NET	—	2,285			2,285

Total Assets	$838	$19,007	(400)	8,660	$28,116

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable, Trade	$11	$757			$768
Accounts payable — related parties	1	—			1
Accounts payable, Other	—	544			544

Total Current Liabilities	12	1,301	—	—	1,313

LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT	—	388			388
Stockholders’ Equity
Common stock	1	2	68		71
Additional paid-in capital	4,727	32,985	(4,370)	9,687	43,040
Warrants		1,379	—	(1,027)	352
Accumulated deficit	(3,902)	(17,048)	3,902		(17,048)

Total Stockholders’ Equity	826	17,318	400	8,660	26,415

Total Liabilities and Stockholders’ Equity	$838	$19,007	(400)	8,660	$28,116

(1)	Adjustment to reflect the reclassification within equity to present the exchange of shares in the Merger with a resulting 61,785,765 ordinary shares outstanding (Protalix stockholders (61,198,679 ordinary shares) and Orthodontix stockholders (583,086 ordinary shares)). The adjustment also reflects the elimination of Orthodontix’s accumulated deficit. The transaction is accounted for as a reverse merger and recapitalization.

(2)	Adjustment to reflect the aggregate exercise of 86,613 of Protalix warrants for an aggregate amount of $8,660 which were exercised immediately prior to giving effect to the merger with Orthodontix. Any remaining unexercised warrants of Protalix were forfeited by the holders, resulting in an adjustment of $1,027 to additional paid-in capital. Protalix warrants that were granted to certain investors led by Dr. Frost were exchanged into warrants of Orthodontix, concurrent with the merger transaction.

Orthodontix, Inc.
(A development stage company)
Unaudited Pro Forma Consolidated Statement of Operations
For the Nine-Months Ended September 30, 2006
U.S. dollars in thousands

			For the Nine
			Months Ended
			September 30, 2006
	Orthodontix	Protalix	Adjustments (1)	Consolidated
Revenues	$—	$—		$—
Cost of Revenues	—	—		—

Gross Profit	—	—	—	—

Research and Development expenses	—	4,759		4,759

Less — Grants	—	(1,510)		(1,510)

	—	3,249	—	3,249

General and administrative expenses	165	2,787	560	3,512
Loss from Operations	(165)	(6,036)	(560)	(6,761)

Financial income	28	73		101
Other Income	48	—		48

Net Loss Before change in accounting principle	$(89)	$(5,963)	$(560)	$(6,612)

Cumulative effect of change in accounting principle	0	37		37

Net Loss for the period	$(89)	$(5,926)	$(560)	$(6,575)

(1)	Adjustment to reflect additional compensation costs associated with stock options granted to directors, employees and consultants in connection with the closing of the Merger Agreement.

Orthodontix, Inc.
(A development stage company)
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005
U.S. dollars in thousands

	Orthodontix	Protalix	Adjustments (1)	Consolidated
Revenues	$—	$150		$150
Cost of Revenues	—	35		35

Gross Profit	—	115	—	115

Research and Development expenses	—	4,708		4,708
Less — Grants	—	(935)		(935)

	—	3,773	—	3,773

General and administrative expenses	93	2,131	747	2,971

Loss from Operations	(93)	(5,789)	(747)	(6,629)

Financial income	14	43		57
Other Income	4	—		4

Net Loss Before change in accounting principle	$(75)	$(5,746)	$(747)	$(6,568)

Cumulative effect of change in accounting principle	0	0		0

Net Loss for the period	$(75)	$(5,746)	$(747)	$(6,568)

(1)	Adjustment to reflect additional compensation costs associated with stock options granted to directors, employees and consultants in connection with the closing of the Merger Agreement.

(d) Exhibits

4.1	Form of Warrant.

10.1	2006 U.S. Stock Incentive Plan.

10.2	Employment Agreement between Protalix Ltd. and Yoseph Shaaltiel, dated as of September 1, 2004.

10.3	Employment Agreement between Protalix Ltd. and Einat Almon, dated as of December 19, 2004.

10.4	Employment Agreement between Protalix Ltd. and David Aviezer, dated as of September 11, 2006.

10.5	Employment Agreement between Protalix Ltd. and Yossi Maimon, dated as of October 15, 2006.

10.6	License Agreement entered into as of April 12, 2005, by and between Icon Genetics AG and Protalix Ltd.†

10.7	Research and License Agreement between Yeda Research and Development Company Limited and Protalix Ltd. dated as of March 15, 2006.†

10.8	Agreement between Teva Pharmaceutical Industries Ltd. and Protalix Ltd., dated September 14, 2006.†

10.9	Lease Agreement between Protalix Ltd. and Angel Science Park (99) Ltd., dated as of October 28, 2003 as amended on April 18, 2005.

10.10	Merger Agreement and Plan of Reorganization made and entered into as of August 21, 2006, by and among Orthodontix, Inc, Protalix Acquisition Co., Ltd. and Protalix Ltd.

†	Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHODONTIX, INC. (Registrant)
Date: January 4, 2007	By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer